UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to §240.14a-12

VSE Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION DATED MARCH 11, 2025
VSE CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2025

DATE: Thursday, May 8, 2025	TIME: 10:00 a.m. Eastern Daylight Time	LOCATION: www.virtualshareholder meeting.com/VSEC2025
The Annual Meeting of Stockholders of VSE Corporation, a Delaware corporation (“VSE” or the “Company”), will be held on Thursday, May 8, 2025, at 10:00 a.m., Eastern Daylight Time (the "Annual Meeting"). The Annual Meeting will be a virtual meeting via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VSEC2025 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

The Annual Meeting will be held for the following purposes:

Items of Business
1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	To approve an amendment to VSE's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 23,000,000 shares to 44,000,000 shares;
3.	To approve the amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan;
4.	To ratify the appointment of Grant Thornton LLP as VSE's independent registered public accounting firm for the year ending December 31, 2025;
5.	To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers; and
6.	To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.
Stockholders of record at the close of business on March 12, 2025, may vote at the Annual Meeting.

This 2025 Proxy Statement and VSE's 2024 Annual Report to Stockholders (the “Annual Report”) are available at www.proxyvote.com. You will need your unique 16-digit control number which appears on the Notice of Internet Availability of Proxy Materials ("Notice") to access the Annual Meeting materials. The Annual Report, which contains the Company’s consolidated financial statements and other information of interest to stockholders, accompanies this proxy material. These proxy materials were first made available to the Company's stockholders on March 27, 2025.

You may vote your VSE common stock by internet, regular mail or virtually during the Annual Meeting. Voting instructions are contained in this 2025 Proxy Statement, as well as in the Notice and on the proxy card that will accompany the Notice.

VSE thanks you for your support and looks forward to your participation in the Annual Meeting.

By Order of the Board of Directors
Farinaz S. Tehrani, Corporate Secretary

PROXY STATEMENT SUMMARY

The following summary highlights information contained elsewhere within this Proxy Statement. You should read the entire Proxy Statement carefully before voting.

KEY MEETING INFORMATION

Date and Time	Thursday, May 8, 2025, 10:00 a.m. EDT
Location	Online at www.virtualshareholdermeeting.com/VSEC2025
Record Date	March 12, 2025

MEETING AGENDA

Agenda Item	Board Recommendation	Page
1.Election of eight directors	FOR each nominee
2.Approval of an amendment to VSE's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 23,000,000 shares to 44,000,000 shares	FOR
3. Approval of the amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan	FOR
4. Ratification of the appointment of Grant Thornton LLP as VSE's independent registered public accounting firm for the year ending December 31, 2025	FOR
5. Approval, on a non-binding advisory basis, of the Company's named executive officer compensation	FOR

DIRECTOR NOMINEES

Name	Director Since	Occupation	Committee Membership
Ralph E. Eberhart	2007	Non-Executive Chairman; General, U.S. Air Force (Ret.), formerly Commander of several major Commands and Unified Commands, including, Commander of U.S. Northern Command and North American Aerospace Defense Command (NORAD)
John A. Cuomo	2019	President and Chief Executive Officer
Anita D. Britt	2022	Former Chief Financial Officer at Perry Ellis International	AC*; CHRC
Edward P. Dolanski	2022	Former President, U.S. Government Services at Boeing Global Services and Former CEO at Aviall, Inc.	AC, CHRC
Mark E. Ferguson III	2017	Admiral, US Navy (Ret.), Former Commander of the U.S. Naval Forces Europe/Africa and Vice Chief of Naval Operations	AC, NCGC*
Lloyd E. Johnson	2022	Former Global Managing Director, Finance and Internal Audit, Accenture Corporation	CHRC, NCGC
John E. Potter	2014	President and CEO of the Metropolitan Washington Airports Authority	CHRC*, NCGC
Bonnie K. Wachtel	1991	Principal and Director of Wachtel & Co., Inc.	AC, NCGC

*= Chair of committee; AC= Audit Committee; CHRC= Compensation and Human Resources Committee; NCGC= Nominating and Corporate Governance Committee

VSE CORPORATION

PROXY STATEMENT
Annual Meeting of Stockholders
to be held on May 8, 2025

ABOUT THE 2025 ANNUAL MEETING AND VOTING AT THE VIRTUAL MEETING

This Proxy Statement (this “2025 Proxy Statement”) is being furnished to the stockholders of VSE Corporation, a Delaware corporation (“VSE” or the “Company”), in connection with the solicitation of proxies by VSE’s Board of Directors (the “Board”) for use at the Annual Meeting of VSE’s stockholders to be held on Thursday, May 8, 2025, commencing at 10:00 a.m., Eastern Daylight Time (the "Annual Meeting"). The Annual Meeting will be a virtual meeting via live audio webcast for the purposes specified in the accompanying Notice of the Annual Meeting and Internet availability of proxy materials (the “Notice”).

As discussed in more detail below, the purpose of the Annual Meeting is (1) to vote for the election of eight directors to the Board; (2) to approve an amendment (the "Amendment") to VSE's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the number of authorized shares of common stock from 23,000,000 shares to 44,000,000 shares; (3) to approve the amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan; (4) to ratify the appointment of Grant Thornton LLP as VSE's independent registered public accounting firm for the year ending December 31, 2025; (5) to approve, on a non-binding advisory basis, the compensation of the Company's named executive officers; and (6) to transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

As of the date of this 2025 Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to herein. If, however, any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are the Chair of the Board, General Ralph E. Eberhart, and VSE’s Chief Executive Officer, John Cuomo.

The close of business on March 12, 2025, is the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the record date, there were [●] shares of Stock outstanding and approximately [●] stockholders of record.
Recommendations of the Board

The Board recommends a vote:

1.“FOR” the election of each of the eight director nominees named in this 2025 Proxy Statement;

2."FOR" approval of an Amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 23,000,000 shares to 44,000,000 shares;
3."FOR" the approval of the amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan;

4."FOR" the ratification of the appointment of Grant Thornton LLP as VSE's independent registered public accounting firm for the year ending December 31, 2025; and

5.“FOR” the approval, on a non-binding advisory basis, of the Company's named executive officer compensation.

Quorum, Voting and Vote Required

Holders of a majority of VSE’s common stock, par value $.05 per share (“Stock”), issued, outstanding, and entitled to vote as of the close of business on March 12, 2025, must be present at the Annual Meeting, either in person or represented by properly executed proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether the quorum requirement is satisfied. A proxy submitted by a broker that is not voted is called a broker non-vote. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 12, 2025, on all matters that may be submitted to the stockholders at the Annual Meeting.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or withheld votes. While directors are elected by a plurality of votes cast, VSE's director voting policy provides that in an uncontested election, any nominee for director who is a current director and who receives a greater number of votes “withheld” from their election than votes “for” their election shall tender their resignation as a director to the Board promptly following the certification of the election results. The Nominating and Corporate Governance Committee will consider each resignation tendered and recommend to the Board whether to accept or reject it.

The approval of an Amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 23,000,000 shares to 44,000,000 shares requires the affirmative vote of a majority of votes cast. Abstentions will have no effect on the outcome of the proposal. This proposal is considered a routine matter on which the broker will have discretionary authority to vote on the proposal should a beneficial holder not provide voting instructions. For that reason, if you are a beneficial holder and you wish to vote "for," "against" or "abstain" from this proposal, you will have to provide your broker with such an instruction. Otherwise, your broker will vote in its discretion.

The approval of the amendment and restatement of the VSE Corporation's 2006 Restricted Stock Plan requires the affirmative vote of a majority of the Stock present in person or by proxy, and entitled to vote, at the Annual Meeting. Abstentions have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

The ratification of the appointment of Grant Thornton LLP as VSE's independent registered public accounting firm requires the affirmative vote of a majority of the Stock present in person or by proxy, and entitled to vote, at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. This proposal is considered a routine matter on which the broker will have discretionary authority to vote on the proposal should a beneficial holder not provide voting instructions. For that reason, if you are a beneficial holder and you wish to vote "for," "against" or "abstain" from this proposal, you will have to provide your broker with such an instruction. Otherwise, your broker will vote in its discretion.

The approval of the non-binding advisory vote to approve the Company’s named executive officer compensation requires the affirmative vote of a majority of the Stock present in person or by proxy, and entitled to vote, at the Annual Meeting. Abstentions will have the same effect as a vote against the advisory vote. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this advisory vote are not binding on the Board.

How to Vote

You will not receive a printed copy of this 2025 Proxy Statement or the Annual Report in the mail unless you request a printed copy. As permitted by the Securities and Exchange Commission (the “SEC”), the Company is delivering this 2025 Proxy Statement and the Annual Report via the Internet. On or about March 27, 2025, the Company is mailing to its stockholders the Notice and accompanying proxy card containing instructions on how to access this 2025 Proxy Statement and the Annual Report and authorize a proxy to vote their shares of Stock. If you wish to request a printed copy of this 2025 Proxy Statement and the Annual Report, you should follow the instructions included in the Notice. The Notice is not a proxy card or ballot.

You may vote your Stock by Internet, by regular mail, or virtually during the Annual Meeting. Each of these voting options is described in the Notice and VSE's proxy card. You may vote during the Annual Meeting by logging into the meeting website at www.virtualshareholdermeeting.com/VSEC2025 using the 16‐digit control number included on your Notice, and following the instructions provided on the website. Stock held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Stock for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting. You may also read, print, and download the Annual Report, this 2025 Proxy Statement, and VSE's proxy card at www.proxyvote.com using your unique 16-digit control number which appears on the Notice. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail.

You should complete and return your proxy card, or vote using the Internet voting option, even if you plan to attend the Annual Meeting to ensure that your vote will be counted if you later decide to not attend the Annual Meeting. If you return an executed proxy card without marking your instructions, your executed proxy card will be voted in accordance with the recommendations of the Board. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your Stock will be voted in accordance with your instructions.

If you are a beneficial owner and hold Stock in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your Stock on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, including approval of an Amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 23,000,000 shares to 44,000,000 shares and ratification of the appointment of Grant Thornton LLP as VSE's independent registered public accounting firm, and do not have the discretion to vote on non-routine matters. The uncontested election of directors, the approval of the amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan, and the advisory vote to approve the compensation of the Company's named executive officers are considered non-routine matters; therefore, brokers will not have the discretion to vote on such matters at the Annual Meeting without instructions. As such, broker non-votes will have no effect on the outcome of these three non-routine proposals.

Revocation of Proxies

A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to the Company's Corporate Secretary before the Annual Meeting. In addition, any stockholder who has executed a proxy but attends the Annual Meeting may cancel a previously given proxy by voting during the Annual Meeting whether or not the proxy has been revoked in writing.

COMPANY OVERVIEW AND BUSINESS HIGHLIGHTS

About VSE Corporation

VSE is a leading provider of aftermarket distribution and repair services. Operating through its two key segments, VSE significantly enhances the productivity and longevity of its customers' high-value, business-critical assets. The Aviation segment is a leading provider of aftermarket parts distribution and maintenance, repair, and overhaul (MRO) services for components and engine accessories to commercial, business, and general aviation operators. The Fleet segment specializes in part distribution, engineering solutions, and supply chain management services catered to the medium and heavy-duty fleet market. For more detailed information, please visit VSE's website at www.vsecorp.com.

2024 Key Business Highlights

In 2024, the Company successfully advanced its strategic transformation from a diversified industrial business to a leading provider of aftermarket distribution and maintenance, repair, and overhaul (“MRO”) services for air and land transportation assets across commercial and government markets. Throughout the year, the Company accelerated its portfolio transformation, expanded its geographic reach, introduced new distribution products and service capabilities, implemented newly awarded programs, and enhanced margins within its core aviation business. Additionally, the Company divested the Federal and Defense business, a non-core business segment, sharpening its focus on higher-growth, higher-margin business areas.

The Company's key business achievements in 2024 included, among others:

Aviation

▪Generated record full year segment revenue of $786.3 million;
▪Acquired two leading commercial aviation aftermarket businesses, Turbine Controls, Inc. ("Turbine Controls") and Kellstrom Aerospace Group, Inc. ("Kellstrom"), to expand into the higher-growth aerospace engine aftermarket;
▪Completed the integration of Desser Aerospace’s U.S. distribution business;
▪Executed on and scaled the Pratt & Whitney Canada program in Europe, the Middle East, and Africa;
▪Opened a new Center of Excellence distribution facility in Hamburg, Germany;
▪Launched a new manufacturing capability to support original equipment manufacturing (“OEM”) licensed products;
▪Initiated the launch of a new e-commerce site; and
▪Awarded Top Shop awards for “Best Accessories Class I, II, and III Repair” for VSE Aviation’s South Florida facility, “Best Galley Components Repair” for VSE Aviation’s Kentucky facility, and “Most Improved Supplier for 2024,” for Turbine Controls' South Florida facility, as recognized by Collins Aerospace.

Fleet

▪Supported United States Postal Service (“USPS”) following their transition to a new Fleet Management Information System (“FMIS”);
▪Scaled Memphis distribution facility to support Commercial e-commerce fulfillment operations;
▪Continued above-market revenue growth in commercial and e-commerce segments, further supporting long-term customer diversification strategy; and
▪Conducted a strategic review of the segment, culminating in the Company signing a definitive agreement in February 2025 to divest of the Fleet segment.

Corporate

▪Divested and separated the Company's Federal & Defense Services segment;
▪Completed two follow-on equity offerings with aggregate net proceeds to the Company of approximately $325.8 million; and
▪Relocated the Company’s corporate headquarters to Miramar, Florida.

The business highlights set forth above should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” included in Item 7 of the 2024 Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended December 31, 2024, and the Consolidated Financial Statements and detailed notes included in the Form 10-K.

Executive Officers

Executive officers are listed below, as well as information concerning their age and positions held with VSE. There are no family relationships between any of the Company's executive officers. The executive officers are appointed annually to serve until the first meeting of the Board following the next annual meeting of stockholders and until their successors are elected and have qualified, or until death, resignation, or removal, whichever is sooner.

Name	Age	Position with VSE
John A. Cuomo	51	Chief Executive Officer and President; Director
Adam R. Cohn	38	Chief Financial Officer
Benjamin A. Thomas	41	Chief Operating Officer
Farinaz S. Tehrani	57	Chief Legal Officer and Corporate Secretary
Tarang Sharma	39	Chief Accounting Officer

Mr. Cuomo serves as Chief Executive Officer, President and Director of VSE since April 2019. Mr. Cuomo brings over 25 years of experience in the aerospace, distribution and services market industry. Prior to joining VSE, Mr. Cuomo served as Vice President and General Manager of Boeing Distribution Services Inc., an aircraft parts and consumables distributor and subsidiary of The Boeing Company, from October 2018 to March 2019. Prior to Boeing’s acquisition of the Aerospace Solutions Group of KLX Inc., a commercial aerospace and defense distributor of fasteners and consumables, Mr. Cuomo served as Group President and General Manager for KLX Aerospace Solutions from December 2014 to October 2018. Previously, Mr. Cuomo served in multiple roles and functions at B/E Aerospace from April 2000 to December 2014, including Vice President & General Manager and Senior Vice President, Global Sales, Marketing & Business Development. He has a Bachelor of Science degree in International Business from Florida Atlantic University, a Juris Doctorate degree from the University of Miami, a Master of Business Administration degree from the University of Florida and is a graduate of the Harvard Business School Advanced Management Program. In addition to his role at VSE, Mr. Cuomo serves on the Board of Directors for FDH Aero, an Audax Group private equity portfolio company and global aerospace and defense supply chain solutions provider, specialized in hardware, electrical, consumables and expendable products for global OEM and aftermarket customers.

Mr. Cohn serves as Chief Financial Officer of VSE since September 2024. He is responsible for VSE’s finance, accounting, financial planning and analysis, internal audit, tax, and treasury functions. Mr. Cohn has over 15 years of aerospace and finance-related experience. He most recently served as Chief Financial Officer for Valence Surface Technologies, a surface finishing company specializing in the commercial aerospace, defense, space and satellite industries. Prior to that, Mr. Cohn held various finance leadership roles at Triumph (NYSE: TGI), a publicly traded aerospace manufacturer, including most recently as Treasurer and Vice President of Mergers and Acquisitions. During his earlier career, Mr. Cohn worked as an aerospace Investment Banker at Lazard. Mr. Cohn has a Bachelor of Science in Finance and Economics from The University of Maryland and a Master of Business Administration from The Wharton School of the University of Pennsylvania.

Mr. Thomas serves as the Chief Operating Officer of VSE since February 2025. In this role, Mr. Thomas is responsible for overseeing the Company’s Aviation segment’s profit and loss units, including parts distribution, maintenance, repair, and overhaul (MRO), and OEM solutions for all current and newly acquired businesses. He is also responsible for enterprise-wide Information Technology functions. Mr. Thomas previously served as President of VSE’s Aviation segment since October 2020. In that capacity, he led the strategic oversight and management of the MRO services and product distribution businesses, driving growth through sourcing, customer relationships, capital allocation, and acquisitions. Prior to joining VSE, Mr. Thomas spent a decade in leadership roles within the aerospace industry. From 2018 to 2020, he managed aftermarket growth strategies in the aerospace consumables market for Boeing Global Services, a leading provider of service solutions for commercial, defense, and space customers. Before that, from 2010 to 2018, he held various leadership positions at KLX Aerospace Solutions, a global distributor of fasteners, consumables, and related services for the commercial and defense sectors. Mr. Thomas has a Master of Business

Administration from Harvard Business School and a Bachelor of Science in Industrial and Systems Engineering from the University of Southern California.

Ms. Tehrani serves as Chief Legal Officer, and Corporate Secretary of VSE since August 2021. Ms. Tehrani is responsible for VSE’s legal, compliance and regulatory functions. Ms. Tehrani brings more than two decades of expertise in senior legal and compliance roles at global public and private companies across multiple industries. Throughout her career, Ms. Tehrani has managed a broad range of matters including corporate strategy, board governance, public company matters, financings, regulatory compliance, mergers and acquisitions, risk management, data privacy, employment, intellectual property, and litigation. In her role, she has built and led high performing teams to support transformation and growth in various companies. Ms. Tehrani began her legal career at the global law firm of Hogan Lovells LLP. She has a Juris Doctorate from Georgetown University Law Center and a Bachelor of Arts in Economics, cum laude, from Tufts University.

Mr. Sharma serves as the Chief Accounting Officer of VSE since May 2024. He also served as Interim Chief Financial Officer from May 27, 2024 to September 3, 2024. In his role as Chief Accounting Officer, Mr. Sharma is responsible for
VSE’s accounting operations and financial reporting. Mr. Sharma joined VSE in 2015, serving in several leadership positions including Vice President, Controller and Corporate Development and Treasurer. Before joining VSE, Mr. Sharma was a certified public accountant with PwC. He has a Bachelor of Science and a Master of Accountancy from the University of South Carolina and a Master of Business Administration from Cornell University.

PROPOSAL 1
ELECTION OF DIRECTORS

What am I voting on? Stockholders are being asked to elect each of the eight director nominees named in this Proxy Statement to hold office until the annual meeting of stockholders in 2026 and until his or her successor is elected and qualified.

Voting Recommendation: FOR the election of each of the eight director nominees.

Vote Required: A director will be elected by a plurality of the votes cast, subject to the Company's director voting policy as discussed in this proposal.

Broker Discretionary Voting Allowed? No, broker non-votes have no effect.

Withheld Votes: No effect.

Director Skills, Qualifications and Experience

The Board has identified key skills, qualifications and experience that are important to be represented on the Board as a whole in light of the Company's current business strategy and expected needs. The Nominating and Corporate Governance Committee believes that the Board is currently well-balanced and able to address the Company’s needs. As evidenced by the summary of key skills and biographical information provided for VSE's director nominees, its directors have significant and diverse experiences that continue to enhance their contribution to the Board.

Skills and Qualifications	Ralph Eberhart	John Cuomo	Anita Britt	John Potter	Bonnie Wachtel	Mark Ferguson III	Edward Dolanski	Lloyd Johnson
Executive Leadership
Public Company Board
Aviation Industry
Finance
Accounting
Strategy
M&A and Integrations
Cybersecurity/IT
Human Capital
Corporate Governance
Risk Management
ESG

Director Nominees

Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board. The Company's director voting policy provides that in an uncontested election, any nominee for director who is a current director and who receives a greater number of votes “withheld” from their election than votes “for” their election shall tender their resignation as a director to the Board promptly following the certification of the election results. The Nominating and Corporate Governance Committee will consider each resignation tendered and recommend to the Board whether to accept or reject it. The eight nominees for election as VSE directors, their committee assignments, if elected, following the Annual Meeting and certain information regarding them are as follows:

JOHN CUOMO
Age: 51 Director Since: 2019 Other public company boards: None

Background:

Chief Executive Officer, President and Director of VSE since April 2019. Mr. Cuomo brings over 25 years of experience in the aerospace, distribution and services market industry. Prior to joining VSE, Mr. Cuomo served as Vice President and General Manager of Boeing Distribution Services Inc., an aircraft parts and consumables distributor and subsidiary of The Boeing Company, from October 2018 to March 2019. Prior to Boeing’s acquisition of the Aerospace Solutions Group of KLX Inc., a commercial aerospace and defense distributor of fasteners and consumables, Mr. Cuomo served as Group President and General Manager for KLX Aerospace Solutions from December 2014 to October 2018. Previously, Mr. Cuomo served in multiple roles and functions at B/E Aerospace from April 2000 to December 2014, including Vice President & General Manager and Senior Vice President, Global Sales, Marketing & Business Development. He has a Bachelor of Science degree in International Business from Florida Atlantic University, a Juris Doctorate degree from the University of Miami, a Master of Business Administration degree from the University of Florida and is a graduate of the Harvard Business School Advanced Management Program. In addition to his role at VSE, Mr. Cuomo serves on the Board of Directors for FDH Aero, an Audax Group private equity portfolio company and global aerospace and defense supply chain solutions provider, specialized in hardware, electrical, consumables and expendable products for global OEM and aftermarket customers.

Key Qualifications and Skills:

Experience includes 25+ years as a public company leader in the aerospace, distribution and services market industry, including as an officer of Boeing Distribution Services Inc., KLX Aerospace Solutions and B/E Aerospace.

ANITA D. BRITT
Age: 61 Director Since: 2022 Independent Board Committees: •Audit (Chair) •Compensation & Human Resources Other public company boards: •urban-gro, Inc. •Smith & Wesson Brands, Inc.

Background:

Former Chief Financial Officer at Perry Ellis International from 2009 to 2017. Previously, Ms. Britt held senior financial leadership positions at Jones Apparel Group and Urban Brands and served on the Board of Delta Apparel, Inc. She currently serves on the Board of Directors of urban-gro and Smith & Wesson Brands. Ms. Britt is a Certified Public Accountant; a Board Leadership Fellow as designated by the National Association of Corporate Directors; and holds a Carnegie Mellon Cybersecurity Oversight Certification and a Harvard Kennedy School Executive Education Certificate in Cybersecurity: The Intersection of Policy and Technology.

Key Qualifications and Skills:

Ms. Britt has extensive corporate finance and capital markets experience, including mergers and acquisitions, in both public and private sectors. She brings board and business leadership experience. Ms. Britt is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

EDWARD P. DOLANSKI
Age: 57 Director Since: 2022 Independent Board Committees: •Audit •Compensation & Human Resources Other public company boards: None

Background:

Mr. Dolanski held a variety of senior leadership roles at The Boeing Company. During his 13 years with Boeing, Mr. Dolanski served as President, U.S. Government Services at Boeing Global Services; President, Boeing Global Services & Support; and President and Chief Executive Officer of Aviall Inc., a Boeing subsidiary and the world's largest provider of new aviation parts and related aftermarket services. Before joining Boeing, Mr. Dolanski was with the Raytheon Company for 8 years in a variety of roles, including Vice President, Mission Support, Network Centric Systems; Vice President, Aftermarket Businesses and Customer Support, Raytheon Aircraft Company (Hawker & Beechcraft); and Chief Information Officer, Aircraft Integration Systems. His experience also includes 14 years with Walmart Stores where he held progressively senior positions at the corporate office within information technology and supply chain management. Mr. Dolanski holds a Corporate Governance certification from The Wharton School. Mr. Dolanski serves on several private company boards including Valence Surface Technologies, Lynx Software Technologies and as Chairman of MD Helicopters.

Key Qualifications and Skills:

Experience in commercial aftermarket aerospace, business and general aviation distribution and maintenance, repair and overhaul (MRO) through senior leadership roles at Boeing and Raytheon in a career spanning more than 30 years.

Governance experience as a member of the Catalyze Partners Board of Advisors, Business Executives for National Security (BENS) and the Texas Blockchain Council Advisory Board, and as a member of the Texas Diversity Council board of directors where he has been recognized with several diversity awards, including DiversityFIRST and CEO Champions of Diversity. Mr. Dolanski serves on several private company boards including Valence Surface Technologies, Lynx Software Technologies and as Chairman of MD Helicopters.

RALPH E. EBERHART
Age: 78 Director Since: 2007 Independent - Board Chair Other public company boards: •Amentum Holdings, Inc.

Background:

General, U.S. Air Force (Ret.), formerly Commander of several major Commands and Unified Commands, including Commander of U.S. Northern Command, North American Aerospace Defense Command (NORAD), U.S. Space Command, Air Force Space Command, Air Combat Command & U.S. Forces, Japan. He also served as Vice Chief of the U.S. Air Force. General Eberhart retired from the U.S. Air Force in 2005 after 36 years of military service. He was then appointed as President (2004-2020), and served as Chair, of the Armed Forces Benefit Association (AFBA), a non-profit association, and as Chair of its related enterprise, 5Star Life Insurance Co. until 2022. General Eberhart has served on the Boards of several private and public companies, including Jacob Solutions, Inc., Terma North America, Inc., Triumph Group, Inc. (Chair of the Board) and Rockwell Collins. He currently serves on the Board of Amentum Holdings Inc., the American Air Museum in Britain (Chair of the Board), Segs4Vets, Palmer Land Conservancy and the Air Force Academy Endowment.

Key Qualifications and Skills:

Experience as President (2004-2020) and Chair of the Armed Forces Benefit Association (until 2022) providing insight into challenges associated with managing complex organizations and holding management accountable for company performance.

Expertise in the defense industry due to 36 years of experience in the U.S. Air Force, serving as Commander of several major Commands and Unified Commands, including Commander of U.S. Northern Command, North American Aerospace Defense Command (NORAD), U.S. Space Command, Air Force Space Command, Air Combat Command & U.S. Forces, Japan. He has also served as Vice Chief of the U.S. Air Force.

MARK E. FERGUSON III
Age: 68 Director Since: 2017 Independent Board Committees: •Audit •Nominating & Corporate Governance (Chair) Other public company boards: •Pacific Gas and Electric Corporation

Background:

Admiral, US Navy (Ret.), formerly the Commander of the U.S. Naval Forces Europe and Africa and Vice Chief of Naval Operations, he retired from the US Navy after 38 years of service. He served as a senior advisor at McKinsey & Company in the Aerospace and Defense practice from 2016 to 2020. Admiral Ferguson has served as the Chief Executive Officer of MK3 Global LLC, a private consulting firm since July 2016.

Key Qualifications and Skills:

Expertise in the defense industry due to 38 years of experience in the U.S. Navy and senior positions in the U.S. military, including service as Commander, U.S. Naval Forces Europe, and Africa, and as Commander, NATO Joint Force Command, Naples, Italy. He also served as the Vice Chief of Naval Operations from 2011 to 2014. Expertise in commercial aerospace and defense with McKinsey & Company from 2016 to 2020.

Holds a master’s degree in Computer Science from the Naval Postgraduate School and has expertise in cyber defense, congressional and regulatory affairs, strategic planning, and personnel and operations management.

Graduate of the National Association of Corporate Directors (NACD) Cyber Risk Oversight Program; Holds a certificate in Cyber Security Oversight from Carnegie Mellon University. Serves as Chair of the People and Compensation Committee at Pacific Gas and Electric Corporation.

LLOYD E. JOHNSON

Age: 70

Director Since: 2022

Independent

Board Committees:
•Compensation & Human Resources
•Nominating & Corporate Governance

Other public company boards:
•Haemonetics Corporation
•Apogee Enterprises
•Beazer Homes USA

Background:

Former Global Managing Director, Finance and Internal Audit at Accenture Corporation from 2004 to 2015. Prior to that, Mr. Johnson served as Executive Director, M&A and General Auditor for Delphi Automotive PLC from 1999 to 2004 and held senior financial leadership positions at Emerson Electric Corporation, Sara Lee Corporation and Shaw Food Services. Mr. Johnson is a Certified Public Accountant and holds the National Association of Corporate Directors Directorship Certification designation. Mr. Johnson also serves as national board chair of AARP, and a trustee on the Business Partnership Foundation at the Darla Moore School of Business at the University of South Carolina.

Key Qualifications and Skills:

Board financial expert with experience in accounting, finance, and audit. Experience on numerous company boards, with expertise in corporate governance, ethics, and risk management, as well as experience in ESG, cybersecurity, mergers and acquisitions, manufacturing, and distribution.

JOHN E. POTTER
Age: 69 Director Since: 2014 Independent Board Committees: •Compensation & Human Resources (Chair) •Nominating & Corporate Governance Other public company boards: None

Background:

President and Chief Executive Officer of the Metropolitan Washington Airports Authority, an independent airport authority, since July 2011. He served as the United States Postmaster General and Chief Executive Officer of the United States Postal Service from 2001 to 2010.

Key Qualifications and Skills:

Extensive management experience, leadership ability and record of accomplishment having served as United States Postmaster General for 10 years and held various management positions within the United States Postal Service prior to such appointment.

More than 13 years of experience as President and Chief Executive Officer of the Metropolitan Washington Airports Authority, managing large, complex, and multifaceted transportation infrastructure projects.

Provides insight into manufacturing, supply and distribution practices of large supply chain management organizations.

BONNIE K. WACHTEL
Age: 69 Director Since: 1991 Independent Board Committees: •Audit •Nominating & Corporate Governance Other public company boards: None

Background:

Principal and Director, Wachtel & Co., Inc., since September 1984. Ms. Wachtel has served on the board of six Nasdaq listed companies, including WaveDancer, Inc., a provider of IT services and software, and The ExOne Company, a 3D printing solutions provider. Prior experience includes ten years served on the hearing panel for NASDAQ Listing Qualifications from 2006 to 2016. Ms. Wachtel is a Chartered Financial Analyst and member of the District of Columbia Bar.

Key Qualifications and Skills:

Experience as Supervisory Control Principal and Director of Wachtel & Co., Inc., which provides management experience in financial systems, people, and processes.

Service with the Listing Qualifications Panel of NASDAQ and holding of Chartered Financial Analyst certification provides expertise in the functioning of capital markets and insight into the enhancement of stockholder value.

The Board unanimously recommends that Stockholders vote “FOR” the election of each of the eight persons nominated to serve as a Director of VSE for the ensuing year.

Board, Committees and Corporate Governance

As of the date of this Proxy Statement, the Board consists of eight members, all of whom were elected by the stockholders in 2024. All of the nominees for directors are “independent” as defined by the applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”), except for Mr. Cuomo. The Company's Chair is an independent director and, accordingly, the Company does not have a lead independent director. The independent directors who served during 2024 regularly had the opportunity to meet without any management members present. During 2024, there were five regular and nine special Board meetings. Each of the directors attended at least 75% of the total number of Board meetings (in person or by telephone) and at least 75% of the meetings of Board committees on which he or she served in 2024. The Company does not have a specific policy regarding attendance at the annual stockholders meeting. All directors, however, are encouraged to attend if available, and the Company tries to ensure that at least one independent director attends the annual stockholders meeting and is available to answer stockholder questions. All directors who served during 2024 virtually attended VSE's 2024 Annual Meeting of stockholders.

Board Committees and Membership

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. The current charters for each of the Board committees are available on the Company's website, www.vsecorp.com.

The Board committee members, as of the date of this 2025 Proxy Statement, are identified in the following table.

Director	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee
Anita D. Britt	Chair	✓
Ralph E. Eberhart
Edward P. Dolanski	✓	✓
Mark E. Ferguson III	✓		Chair
Lloyd E. Johnson		✓	✓
John E. Potter		Chair	✓
Bonnie K. Wachtel	✓		✓

Audit Committee

The primary purpose of the Audit Committee is to oversee the Company's accounting and financial reporting processes and the audits of the Company's financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention, and oversight of the Company's independent registered public accounting firm. The Audit Committee also provides oversight of the Company's enterprise risk management framework, including review of the Company's guidelines and policies with respect to risk assessment and risk management, specifically the Company's risk exposures in the areas of independent audit, financial reporting, internal controls, disclosure controls and internal audit, and evaluates the action management has taken to identify, monitor and control such exposures.

The Board and Audit Committee have oversight responsibility for cybersecurity risks and incidents, including compliance with disclosure requirements, collaborating with law enforcement in connection with any incidents, and assessing related effects on financial and other risks. Findings and recommendations are reported, as deemed appropriate, to the full Board. Senior management, including the Company's Chief Information Security Officer (CISO), engages in regular discussions with the Audit Committee regarding cybersecurity risks, trends, and any potentially material incidents that may arise. Furthermore, the Board receives briefings on cybersecurity matters from the CISO on VSE's cybersecurity and information security policies and practices.

Each Audit Committee member has the ability, experience, and skills to read and understand fundamental financial statements, including the Company's consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows. The Board has determined that the Audit Committee's Chair, Ms. Britt, is an “audit committee financial expert” as defined in SEC Regulation S-K Item 407(d)(5).

All of the Audit Committee members during 2024 were independent in accordance with applicable rules of the SEC and NASDAQ. The Audit Committee met five times during 2024. As of the Annual Meeting, the Audit Committee will be comprised of Ms. Britt (Chair), Mr. Dolanski, Mr. Ferguson and Ms. Wachtel.

Compensation and Human Resources Committee

The primary purpose of the Compensation and Human Resources Committee (the "Compensation Committee") is to oversee the Company's compensation structure, to review and provide guidance to the Board regarding the compensation of VSE’s directors and executive officers, to review and provide guidance regarding employment agreements, to administer equity and other compensation plans, to administer the Company's clawback policy, to manage succession planning for the executive team, and to perform such other duties and responsibilities as are consistent with the committee’s charter. The Compensation Committee oversees the Company's risk management guidelines with respect to VSE's risk exposures related to compensation of directors and executive officers and the administration of VSE's incentive compensation and employee benefit plans, and evaluates the actions management has taken to identify, monitor and control such exposures.

The Compensation Committee has the authority to retain outside counsel or other experts or consultants as needed. The Compensation Committee may form and delegate authority to subcommittees, or to one or more designated members of the Compensation Committee, to make equity compensation awards to non-officer employees under the VSE Corporation 2006 Restricted Stock Plan. Additional information on the role and responsibilities of the Compensation Committee, as well as the role of compensation consultants and executive officers in determining or recommending the amount or form of executive compensation, is provided below in the “Compensation Discussion and Analysis” section.

All of the Compensation Committee members during 2024 were independent in accordance with applicable rules of the SEC and NASDAQ. The Compensation Committee met seven times during 2024. As of the Annual Meeting, the Compensation Committee will be comprised of Mr. Potter (Chair), Ms. Britt, Mr. Dolanski, and Mr. Johnson.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to make recommendations to the Board with respect to nominees to be proposed for election as directors and to review corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE directors and officers, and conflicts of interest involving VSE directors, officers and employees. The Nominating and Corporate Governance Committee oversees the Company's risk management guidelines with respect to VSE's risk exposures in the areas of corporate governance, compliance and ethics, as well as succession planning, and the actions management has taken to identify, monitor and control such exposures. In addition, the Nominating and Corporate Governance Committee oversees the annual review and evaluation of the Board's performance and the performance of the Board's committees.

All of the Nominating and Corporate Governance Committee members are independent in accordance with applicable rules of the SEC and NASDAQ. The Nominating and Corporate Governance Committee met four times during 2024. As of the Annual Meeting, the Nominating and Corporate Governance Committee will be comprised of Mr. Ferguson (Chair), Mr. Johnson, Mr. Potter and Ms. Wachtel.

Oversight of Risk Management

The Board has overall responsibility for oversight of the Company's risk management plans, policies and practices. Each Board committee has been assigned oversight of certain risks associated with its respective activities as discussed in this 2025 Proxy Statement, and each committee’s charter reflects these risk oversight responsibilities. The Board has approved a risk management policy that delineates the risk oversight responsibilities of management, the Board and its committees. The Company has also adopted an enterprise risk management framework that continuously monitors and evaluates the Company's business and operational risks and is a key driver of VSE's overall risk mitigation efforts. The Company's Audit Committee reviews and oversees the Company's enterprise risk management process.

Director Nominations and Qualifications

Stockholders may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE’s by-laws and must be received in writing by VSE’s Corporate Secretary no later than 90 days before the date which corresponds to the date on which the annual meeting was held during the immediate prior year. Nominations for the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) should be received by the Corporate Secretary no later than February 7, 2026. Such recommendation shall be accompanied by the proposing stockholder’s name, evidence that such stockholder is a beneficial owner of Stock, and the candidate’s name, biographical data and qualifications.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for Board membership as described below. In evaluating such nominations, the

Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the directorship criteria discussed below.

Under these criteria for Board nominations, Board members should have the highest professional and personal ethics and values, consistent with longstanding VSE values and standards. Factors discussed by the Board as relevant to the selection of Board nominees may include nature and length of business experience, including experience in business areas related to VSE's two business segments, and background and skills that promote alignment of the Board with the interests of stockholders. Board members should be committed to enhancing stockholder value and have sufficient time to satisfy their duties as VSE directors and provide insight and practical wisdom based on experience. A Board member’s service as a member of other boards of directors of publicly traded companies should be limited so that the director is able, given his or her individual circumstances, to effectively perform his or her duties as a Board member. The Nominating and Corporate Governance Committee periodically reviews Board succession.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. This committee periodically assesses the appropriate size of the Board, and whether any Board vacancies are expected due to retirement or otherwise. If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through Board members, professional search firms, stockholders or other persons. These candidates are evaluated by the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for Board membership. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. This committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Board Composition

Pursuant to its charter, the Nominating and Governance Committee assesses whether the group of Board nominees is comprised of individuals with diverse skills to ensure that the Board as a whole is best positioned to serve the interests of the Company and its stockholders. The Board considers diversity in broad terms, including, but not limited to, competencies, experience, background, geography, and personal characteristics, with the goal of obtaining diverse perspectives, viewpoints, backgrounds and professional experiences.

Leadership Structure of the Board

The positions of Chair of the Board and VSE’s Chief Executive Officer (“CEO”) are separated at VSE. The Board believes that this separation of positions best serves the Company’s current needs and effectively maintains independent oversight of management.

Communications with the Board

Individuals may communicate with the Board by submitting an email to the Board at board@vsecorp.com. Communications to the Board by mail can be addressed to the Board of Directors or a particular Board member c/o VSE Corporation, 3361 Enterprise Way, Miramar, Florida 33025.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of VSE’s directors, officers, including VSE’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and employees. The Code of Business Conduct and Ethics is posted on VSE’s website at www.vsecorp.com. VSE intends to satisfy the disclosure requirements regarding any waiver or amendment of the Code of Business Conduct and Ethics with respect to VSE’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, by posting such required information on VSE’s website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which together with the Certificate of Incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for the Company’s corporate governance. The Board recognizes that ensuring that the Company observes good corporate governance practices is an ongoing endeavor. As a result, the Company's Corporate Governance Guidelines and governance practices and policies are subject to annual review by the Board to determine if they continue to promote the best interests of the Company and its stockholders and comply with all applicable laws, regulations and NASDAQ requirements.

VSE has adopted an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to the Company’s directors, officers, employees, and other covered persons. VSE also follows procedures for the repurchase of its securities. The Company believes that its insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to VSE.

The Corporate Governance Guidelines, by-laws and committee charters are posted on VSE’s website at www.vsecorp.com.

Compensation Committee Interlocks and Insider Participation

During 2024, the Compensation Committee consisted of four non-employee directors (Mr. Potter, Mr. Johnson, Ms. Britt and Mr. Dolanski). No committee member was at any time during 2024 or at any other time an officer or employee of VSE. No executive officer of VSE serves or has served as a member of the compensation committee (or other committee performing similar functions) of another entity that had an executive officer who served on VSE’s Compensation Committee during 2024. No executive officer of VSE served on the board of directors or compensation committee (or other committee performing similar functions) of any entity that had one or more executive officers serving as members of the Board or Compensation Committee during 2024.

Certain Relationships and Related Transactions

There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

Pursuant to the Company’s policies, including the Code of Business Conduct and Ethics, any related party transactions would be subject to the prior consideration and approval of the Board, including a majority vote of the disinterested directors.

2024 Director Compensation

Compensation of Non-Employee Directors for 2024

For 2024, the Company paid each non-employee director an annual cash retainer of $80,000 (increased from 2023 fee of $75,000). The Chair of the Board was paid an additional annual fee of $100,000 (increased from 2023 fee of $75,000) for his service as Chair. The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee were each paid an additional annual fee of $20,000, $15,000 and $12,500, respectively, for their service as Chairs of the committees. Cash retainer fees are paid quarterly in arrears. Non-employee directors do not receive fees for attending Board or committee meetings.

Each non-employee director was also eligible for an annual equity grant with a targeted value of $110,000 (increased from 2023 value of $100,000). As a result, each non-employee director was granted 1,737 shares of Stock on January 2, 2024 pursuant to the Company's 2006 Restricted Stock Plan. The closing price of VSE's Stock was $63.35 per share on January 2, 2024.

No compensation is paid to any non-employee director for personal services rendered to VSE pursuant to a consulting or similar agreement between the director and VSE, or any of VSE’s subsidiaries, unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2024. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or Board committees.

The following table provides information related to the compensation of each of the Company’s non-employee directors for fiscal year 2024.

Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)	Total ($)
Ralph E. Eberhart	180,000	110,039	290,039
Mark E. Ferguson III	92,500	110,039	202,539
John E. Potter	95,000	110,039	205,039
Bonnie K. Wachtel	80,000	110,039	190,039
Edward P. Dolanski	80,000	110,039	190,039
Anita D. Britt	100,000	110,039	210,039
Lloyd E. Johnson	80,000	110,039	190,039
Calvin Koonce (3)	143,333	—	143,333

Notes to Director Compensation Table
1.General Eberhart elected to have $10,000 of his cash compensation for services as a VSE director in each quarter of 2024 be paid in Stock. As a result, General Eberhart received 126 shares of Stock in lieu of cash on March 25, 2024, 116 shares of Stock in lieu of cash on June 24, 2024, 115 shares of Stock in lieu of cash on September 17, 2024, and 87 shares of Stock in lieu of cash on December 11, 2024. In accordance with SEC rules, the total dollar amount associated with such elections ($40,155) is reflected in this column but the amount recognized by the Company for financial statement reporting purposes, in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718, is based on the closing price of VSE's Stock on March 25, 2024 ($79.37 per share), June 24, 2024 ($86.50 per share), September 17, 2024 ($87.57 per share), and December 11, 2024 ($115.51 per share), as applicable.

Mr. Ferguson elected to have $10,000 of his cash compensation for services as a VSE director in each quarter of 2024 be paid in Stock. As a result, Mr. Ferguson received 126 shares of Stock in lieu of cash on March 25, 2024, 116 shares of Stock in lieu of cash on June 24, 2024, 115 shares of Stock in lieu of cash on September 17, 2024, and 87 shares of Stock in lieu of cash on December 11, 2024. In accordance with SEC rules, the total dollar amount associated with such elections ($40,155) is reflected in this column but the amount recognized by the Company for financial statement reporting purposes, in accordance with FASB ASC Topic 718, is based on the closing price of VSE's Stock on March 25, 2024 ($79.37 per share), June 24, 2024 ($86.50 per share), September 17, 2024 ($87.57 per share), and December 11, 2024 ($115.51 per share), as applicable.

Mr. Dolanski elected to have $5,000 of his cash compensation for services as a VSE director in each quarter of 2024 be paid in Stock. As a result, Mr. Dolanski received 63 shares of Stock in lieu of cash on March 25, 2024, 58 shares of Stock in lieu of cash on June 24, 2024, 58 shares of Stock in lieu of cash on September 17, 2024, and 44 shares of Stock in lieu of cash on December 11, 2024. In accordance with SEC rules, the total dollar amount associated with such elections ($20,179) is reflected in this column but the amount recognized by the Company for financial statement reporting purposes, in accordance with FASB ASC Topic 718, is based on the closing price of VSE's Stock on March 25, 2024 ($79.37 per share), June 24, 2024 ($86.50 per share), September 17, 2024 ($87.57 per share), and December 11, 2024 ($115.51 per share), as applicable.
2.    Pursuant to the 2006 Restricted Stock Plan, each non-employee director was granted an award of 1,737 shares of Stock on January 2, 2024. The grant date fair value for purposes of FASB ASC Topic 718 (Compensation-Stock Compensation) is based on the closing price of VSE's Stock on January 2, 2024 ($63.35 per share). None of the non-employee directors held option awards or unvested stock awards as of December 31, 2024.
3.    Calvin Koonce served as an independent director until the 2024 Annual Meeting. He received $110,000 in cash in lieu of his 2024 director equity grant.

Director Stock Ownership Guidelines

To help ensure alignment of the interests of VSE's non-employee directors with those of VSE's stockholders, the Company's non-employee directors are required to comply with the Company’s Stock Ownership Guidelines. Each current non-employee director is required to maintain ownership of Stock with a market value equal to five times the director’s annual cash retainer. New directors and officers will be expected to retain their Stock grants to achieve over time the required thresholds referenced above, but they will not be required to purchase Stock on the open market to achieve such thresholds. All of the Company's non-employee directors are currently in compliance with the stock ownership guidelines.

ENVIRONMENTAL, SOCIAL & GOVERNANCE PRIORITIES

VSE believes that building long-term value for its customers, employees and shareholders includes a focus on the long-term sustainability of the Company's business, good corporate citizenship, and a commitment to its employees and its communities. VSE seeks to conduct its business in a manner that highly values responsible environmental, social and governance practices.

Environmental, Social and Governance Board Oversight

The Board and its committees oversee the development and execution of the Company's Environmental, Social and Governance (ESG) strategy, including oversight of the Company's policies, programs and initiatives related to environmental sustainability, health and safety, inclusion and equality, and charitable giving.

The Company continues to implement the ESG governance framework approved by the Board. Under this framework, the Nominating and Governance Committee leads the coordination of the Board’s ESG oversight activities. In that role, the Nominating and Governance Committee provides oversight of VSE’s ESG strategy and communications, as well as continued oversight of VSE's existing corporate governance policies and practices. In addition, the Nominating and Governance Committee has the responsibility to assess whether the relevant ESG risks, opportunities and disclosure obligations are regularly reviewed and considered by the other Board committees.

Each of the Audit Committee and the Compensation Committee support the Nominating and Governance Committee in its oversight role by taking the relevant risks, opportunities and disclosure obligations into account as part of the existing mandates under their respective charters. For example:

•The Compensation Committee maintains oversight with respect to the Company’s human capital policies and strategies, including inclusion, pay equity and talent management.

•The Audit Committee maintains oversight with respect to the Company’s enterprise risk management framework, cybersecurity policies and practices, ethics policies and financial transparency.

ESG Areas of Focus
For 2024, the Company's Environmental, Social, and Governance Report is available on the Company's website.

VSE's ESG areas of focus include efforts to:

Implement sustainable practices across VSE's operations, such as reducing waste and conserving energy at its facilities.
Reduce environmental impacts by reusing materials, including working with vendors to restore parts to their original state & functionality and redeploy those parts into the market.
Attract, develop, and retain talented employees with VSE's Total Rewards strategy that focuses on five key areas: compensation, benefits, recognition, well-being and learning and development.
Recruit talent from various backgrounds and experiences, empower VSE's employees, and foster an inclusive culture.
Provide a safe and healthy working environment through regular training, continuous monitoring of key safety metrics, and proactive risk assessments.
Support VSE's employees across all business segments to participate in a wide array of charitable initiatives and community engagements.

Nominate a Board with a majority of independent directors, hold executive sessions of independent directors and constitute board committees that only include independent members.
Manage cybersecurity and data protection risks through Board and Audit Committee oversight.
Adhere to VSE's Third-Party Anti-Corruption Due Diligence Procedures to conduct business with reputable and qualified third parties and expect them to adhere to VSE's Supplier Code of Conduct.
Maintain VSE's Code of Business Conduct and Ethics, Global Anti-Corruption Policy, and other policies to help educate, enforce and support compliance and ethical behavior.

PROPOSAL 2
APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

What am I voting on? Stockholders are being asked to approve the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 23,000,000 shares to 44,000,000 shares.

Voting Recommendation: FOR the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 23,000,000 shares to 44,000,000 shares.

Vote Required: The affirmative vote of a majority of votes cast.

Broker Discretionary Voting Allowed? This proposal is considered a routine matter on which the broker will have discretionary authority to vote on the proposal should a beneficial holder not provide voting instructions. For that reason, if you are a beneficial holder and you wish to vote "for," "against" or "abstain" from this proposal, you will have to provide your broker with such an instruction. Otherwise, your broker will vote in its discretion.

Abstentions: No effect.

Currently, VSE's authorized capital stock consists of 23,000,000 shares of Stock. As of the record date, March 12, 2025, the Company had [●] shares of Stock issued and outstanding, and no shares of Stock held in treasury. As of the record date, 1,875,000 shares of Stock were reserved for issuance under VSE's equity compensation plan, of which 121,017 of the authorized shares of Stock remain available for issuance. Also, as of the record date, 500,000 shares of Stock were reserved for issuance under VSE's Employee Stock Purchase Plan, of which 430,736 shares of Stock remain available for issuance.

In March 2025, the Board considered the appropriate size of the increase in authorized shares of Stock. The Board considered, among other items, the amount of shares of Stock issued and outstanding as of the time of the meeting of the Board in March 2025, the various corporate purposes for which the Company expects to issue Stock, both in the near-term and long-term, as well as any potential future business opportunities that may become available for which the Company may consider issuing Stock in connection with such transaction. After consideration, the Board determined that increasing the number of authorized shares of Stock by 21,000,000 was advisable and in the best interest of the Company and its stockholders and unanimously approved the Amendment to Article FOURTH of the Certificate of Incorporation to increase the number of authorized shares of Stock from 23,000,000 shares to 44,000,000 shares, subject to stockholder approval of the Amendment. The Amendment would leave the Company with [●] shares of Stock authorized and unissued as of the record date, including available shares reserved for issuance under VSE's equity compensation plan and Employee Stock Purchase Plan.

The Amendment would provide the Company with the ability to issue Stock for a variety of corporate purposes. These could include issuances in connection with equity incentive plans for employees, to raise cash to expand or otherwise invest in the business, and for potential acquisitions. The Board believes that it is in the best interests of the stockholders for the Board to have the flexibility to issue additional shares of Stock in any of the above circumstances. The additional authorized shares of Stock would enable the Company to act quickly in response to opportunities that may arise for these types of activities, in most cases without the necessity of obtaining further stockholder approval and holding a special stockholders’ meeting before such issuances(s) could proceed, except as provided under Delaware law or NASDAQ rules. For instance, under NASDAQ rules, stockholder approval is required for certain transactions, other than public offerings, involving the issuance of 20% or more of the total pre-transaction shares outstanding.

Any additional authorized shares of Stock will be identical to the shares of Stock that are currently authorized and outstanding. The proposed increase in the number of shares of Stock will not change the number of shares of Stock outstanding, have any immediate dilutive effect or change the rights of current holders of Stock. However, to the extent that the additional authorized shares of Stock are issued in the future, these shares may decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing stockholders and may dilute earnings and book value on a per share basis. Stockholders do not have preemptive rights to acquire the Stock authorized by the Amendment, which means that current stockholders do not have a prior right to purchase any new issue of capital stock in order to maintain their proportionate ownership of Stock.

The additional shares of Stock that would become available for issuance if the proposal is adopted could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could approve a strategic sale of shares of Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized number of shares of Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), stockholders should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

If this proposal is not approved by VSE stockholders, the Company's financing alternatives and ability to pursue business opportunities integral to future growth and success, including new acquisition and development opportunities and strategic relationships, may be limited by the lack of sufficient unissued and unreserved authorized shares of Stock. In addition, the Company's future success depends upon the ability to attract, retain and motivate key employees, which could be adversely impacted if the Company does not have sufficient shares of authorized Stock available to provide equity incentive awards that are determined to be appropriate by the Compensation and Human Resources Committee. The Board has no present plans, arrangements or agreements to issue any of the proposed additional authorized shares of Stock. However, the Company reviews and evaluates potential capital raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of the Company and its stockholders.

If approved, the Amendment will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware. The Company currently plans to file the Amendment promptly after the Annual Meeting if this proposal is approved by a majority of the outstanding Stock as of the record date.

The Board unanimously recommends that stockholders vote "FOR" approval of the Amendment to the Certificate of Incorporation to increase the number of authorized shares of Stock from 23,000,000 shares to 44,000,000 shares.

PROPOSAL 3
Approval of the Amendment and Restatement of the VSE Corporation 2006 Restricted Stock Plan

What am I voting on? Stockholders are being asked to approve the amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan, including to increase the shares of Stock available for issuance under such plan by 800,000 shares.

Voting Recommendation: FOR the approval of the amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan

Vote Required: The affirmative vote of a majority of the Stock present or by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting.

Broker Discretionary Voting Allowed? No; broker non-votes have no effect.

Abstentions: Same effect as a vote against the proposal.

The Company is asking stockholders to approve an amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan. On March 4, 2025, upon recommendation by the Compensation Committee, the Board approved and adopted, subject to the approval of the Company’s stockholders at the Annual Meeting, the amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan. In this proposal, the original VSE Corporation 2006 Restricted Stock Plan, as amended through May 3, 2023, is referred to as the “2006 Plan,” and the amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan as described in this proposal is referred to as the “Amended 2006 Plan.” You are being asked to approve the Amended 2006 Plan.

The Company’s stockholders originally approved the 2006 Plan at the Company’s 2006 Annual Meeting of Stockholders. The 2006 Plan was subsequently amended effective May 6, 2014, and again amended effective May 6, 2020, and was amended and restated effective May 3, 2023. The 2006 Plan affords the Committee and the Board the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries and non-employee directors of the Company.
Stockholder approval of the Amended 2006 Plan would primarily make available for awards under the Amended 2006 Plan an additional 800,000 shares of common stock, par value $0.05 per share, of the Company (“Stock”), as described below and in the Amended 2006 Plan, with such amount subject to adjustment, including under the Amended 2006 Plan’s share counting rules.

The Board recommends that you vote to approve the Amended 2006 Plan. If the Amended 2006 Plan is approved by stockholders at the Annual Meeting, it will be effective as of the day of the Annual Meeting, and future grants will be made on or after such date under the Amended 2006 Plan. If the Amended 2006 Plan is not approved by stockholders, then it will not become effective, no awards will be granted under the Amended 2006 Plan, and the 2006 Plan will continue in accordance with its terms as previously approved by the Company's stockholders.

The actual text of the Amended 2006 Plan is attached to this proxy statement as Appendix A. The following description of the Amended 2006 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Why the Company Recommends That You Vote For This Proposal

The Amended 2006 Plan continues to authorize the Committee and the Board to provide equity-based compensation in the form of restricted stock and restricted stock units (“RSUs”), and permits non-employee members of the Board to elect to receive Stock in lieu of their cash retainers (as further described below). Some of the key features of the

Amended 2006 Plan that reflect the Company's commitment to effective management of equity and incentive compensation are set forth below.

VSE's future success depends in part on the ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended 2006 Plan is critical to achieving this success. VSE would be at a severe competitive disadvantage if Stock-based awards could not be used to recruit and compensate employees and directors.

The use of Stock as part of VSE's compensation program is also important because equity-based awards continue to be an essential component of the compensation program for key employees, as they link compensation with long-term stockholder value creation and reward participants based on service and/or performance.

The Company’s stockholders have previously approved 1,875,000 shares of Stock to be used for awards under the 2006 Plan. As of February 28, 2025, 121,017 shares of Stock remained available under the 2006 Plan. If the Amended 2006 Plan is not approved, the Company may be compelled to increase significantly the cash component of its employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of VSE's stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better used elsewhere.

The following includes aggregated information regarding the Company's view of the overhang and dilution associated with the 2006 Plan, and the potential dilution associated with the Amended 2006 Plan. This information is as of February 28, 2025. As of that date, there were approximately 20,600,674 shares of Stock outstanding:

Stock Subject to Outstanding Awards and Available for Future Awards:

•Total Stock subject to outstanding Awards (restricted stock and RSUs, assuming maximum performance for performance-based Awards): 316,888 shares of Stock (approximately 1.54% of VSE's outstanding Stock); and
•Total Stock available for future Awards under the 2006 Plan: 121,017 shares of Stock (approximately 0.59% of VSE's outstanding Stock).
•The Company has not granted stock options under its equity compensation plan and does not have any stock options outstanding.

Proposed shares of Stock Available for Awards Under the Amended 2006 Plan:

•800,000 additional shares of Stock (approximately 3.88% of VSE's outstanding Stock, which percentage reflects the simple dilution of stockholders that would occur if the Amended 2006 Plan is approved), subject to adjustment, including under the share counting rules of the Amended 2006 Plan; and
•The total shares of Stock subject to outstanding Awards as described above as of February 28, 2025 (316,888 shares of Stock), plus the Stock remaining available for future Awards under the 2006 Plan as of such date (121,017 shares of Stock), plus the proposed additional Stock available for future Awards under the Amended 2006 Plan (800,000 shares of Stock), represent an approximate total overhang of 1,237,905 shares of Stock (6.01%).

Based on the closing price on the NASDAQ for the Stock on February 28, 2025 of $118.50 per share, the aggregate market value as of February 28, 2025 of the new 800,000 shares of Stock requested under the Amended 2006 Plan was $94,800,000.

In fiscal years 2022, 2023 and 2024, the Company granted Awards under the 2006 Plan covering 130,811 shares of Stock, 209,391 shares of Stock, and 139,002 shares of Stock, respectively. Based on the basic weighted average Stock outstanding for those three fiscal years of 12,780,117, 14,130,334, and 17,878,608, respectively, for the three-fiscal-year period 2022-2024, the average burn rate, not taking into account forfeitures, was 1.09% (the individual years’ burn rates were 1.02% for fiscal 2022, 1.48% for fiscal 2023, and 0.78% for fiscal 2024).

In determining the number of shares of Stock to request for approval under the Amended 2006 Plan, the management team worked with the Committee and its independent compensation consultant, Aon, to evaluate a number of factors, including recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating the proposal for the Amended 2006 Plan.

If the Amended 2006 Plan is approved, the Company intends to utilize the Stock authorized under the Amended 2006 Plan to continue its practice of incentivizing key individuals through equity grants. The Company currently anticipates that the shares of Stock requested in connection with the approval of the Amended 2006 Plan will last for about four to five years, based on the Company's historical grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or VSE's share price changes materially. As noted below, the Committee and the Board would retain full discretion under the Amended 2006 Plan to determine the number and amount of Awards to be granted under the Amended 2006 Plan, subject to the terms of the Amended 2006 Plan, and future benefits that may be received by participants under the Amended 2006 Plan are not determinable at this time.

The Company's management and Compensation Committee have demonstrated a commitment to sound equity compensation practices in recent years. The Company recognizes that equity compensation awards dilute stockholders’ equity, so the Company has carefully managed its equity incentive compensation. The Company's equity compensation practices are intended to be competitive and consistent with market practices, and the Company's historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this proposal, stockholders should consider all of the information in this proposal and this 2025 Proxy Statement.

Material Changes from the 2006 Plan

Increase to Share Limit. The Amended 2006 Plan increases the number of shares of Stock available for Awards under the 2006 Plan by 800,000 shares.

Extension of Plan Term. The Amended 2006 Plan extends the term of the 2006 Plan until the seventh anniversary of the date of stockholder approval of the Amended 2006 Plan.

Other Changes. The Amended 2006 Plan also makes certain other conforming, clarifying or nonmaterial changes to the terms of the 2006 Plan to implement the Amended 2006 Plan.

The Company is not seeking to make any other material changes to the terms of the 2006 Plan.

Summary of Material Terms of the Amended 2006 Plan

Share Limit. No more than 2,675,000 shares of Stock, including the shares previously issued under the 2006 Plan and shares currently available for issuance, may be issued pursuant to Awards granted under the Amended 2006 Plan or pursuant to elections by non-employee directors to receive all or a portion of their cash retainer in Stock, subject to adjustments for recapitalizations and certain other corporate transactions. Shares of Stock issued under the Amended 2006 Plan may be either treasury shares or shares originally issued for this purpose.

Limited Share Recycling Provisions. If restricted stock or RSUs are forfeited pursuant to the terms of an Award, other Awards with respect to such Stock may be granted. No shares of Stock withheld to satisfy taxes with respect to an Award under the Amended 2006 Plan will be available for subsequent grants under the Amended 2006 Plan.

Types of Awards. Awards under the Amended 2006 Plan may be granted as restricted stock or RSUs (collectively, “Awards”). Restricted stock gives the grantee ownership rights in the Stock subject to the Award, subject to a substantial risk of forfeiture. RSUs give the grantee a contractual right denominated in shares of Stock, each of which represents the right to receive the value of shares of Stock on the terms and conditions set forth in the Amended 2006 Plan and the applicable Award.

Eligibility. Awards under the Amended 2006 Plan may be granted to employees of the Company and its subsidiaries and non-employee directors of the Company, and non-employee directors of the Company may elect to receive Stock under the Amended 2006 Plan in lieu of their cash retainers. As of February 15, 2025, the Company and its subsidiaries had approximately 1,400 employees, and the Company had seven non-employee directors. The basis for participation in the Amended 2020 Plan is selection for participation by the Committee or the Board, as applicable, or its delegate, or, with respect to non-employee director elections to receive Stock in lieu of cash, the elections by such non-employee directors.

Amendment and Termination; Plan Term. The Amended 2006 Plan may be terminated by the Board at any time. The Amended 2006 Plan may be amended by the Board or the Committee at any time, except that any such amendment will be subject to approval by the Company’s stockholders to the extent the Board or the Committee determines that such approval is required under applicable law or stock exchange rules. No Award will be materially and adversely affected by any such termination or amendment without the written consent of the grantee. No Awards will be granted under the Amended 2006 Plan after May 8, 2032, and no elections by non-employee directors to receive all or a portion of their cash retainer in Stock shall be made under the Amended 2006 Plan after May 8, 2032.

Administration. The Amended 2006 Plan will generally be administered by the Committee. However, with respect to Awards to non-employee directors, the Amended 2006 Plan may generally be administered by either the Board or the Committee acting alone (the Board or the Committee, as applicable, the “Administrator”). Subject to the express terms and conditions set forth in the Amended 2006 Plan, the Administrator has the power to: (1) select the employees and non-employee directors to whom Awards will be granted under the Amended 2006 Plan; (2) determine the number of shares of Stock or RSUs, as applicable, to be granted pursuant to each Award; (3) pursuant to the provisions of the Amended 2006 Plan, determine the terms and conditions of each Award, including the restrictions applicable to such shares of Stock and the conditions upon which a vesting date shall occur; and (4) interpret the Amended 2006 Plan’s provisions, prescribe, amend and rescind rules and regulations for the Amended 2006 Plan, and make all other determinations necessary or advisable for the administration of the Amended 2006 Plan (which determinations will be final, binding and conclusive).

The Administrator may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Amended 2006 Plan to grant restricted stock or RSUs to any grantee other than a grantee who, at the time of the grant (1) has a base salary of $100,000 or more, (2) is subject to the short-swing profit recapture rules of Section 16(b) of the Securities Exchange Act of 1934, as amended, or (3) is identified by the Committee as a “covered employee” for purposes Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Any such delegation of authority will continue in effect until the earliest of (1) when the Administrator revokes the delegation, (2) the delegate ceases to be an employee of the Company, or (3) the delegate notifies the Administrator that he or she declines to continue exercising such authority.

Terms of Awards. The Committee (or with respect to Awards to non-employee directors, either the Board or the Committee) may grant Awards under the Amended 2006 Plan. No cash or other consideration will be required to be paid by a grantee in exchange for an Award. Each grantee will be provided with an agreement specifying the terms and conditions of an Award. Subject to the provisions of the Amended 2006 Plan and the Award, a vesting date for restricted stock or RSUs subject to an Award will occur at such time or times and on such terms and conditions as the Committee or the Board, as applicable, may determine and as are set forth in the Award. However, except as otherwise provided by the Committee or the Board, as applicable, a vesting date will occur only if the grantee is an employee of a the Company or a subsidiary of the Company as of such vesting date, and has been an employee of the Company or a subsidiary of the Company continuously from the date of grant. An Award may provide for restricted stock or RSUs to vest in installments, as determined by the Committee or the Board, as applicable.

Grantees may have such rights with respect to Stock subject to an Award as may be determined by the Committee or the Board, as applicable, and set forth in the Award, including the right to vote such Stock, and the right to receive dividends paid with respect to such Stock. A grantee whose Award consists of RSUs will not have the right to vote or to receive dividend equivalents with respect to such RSUs. The right to payment of any fractional shares of Stock under an Award will be satisfied in cash, measured by the product of the fractional amount times the fair market value of a share of Stock at the vesting date, as determined by the Committee or the Board, as applicable.

Termination of Employment. In general, if any grantee’s employment is terminated with the Company and its subsidiaries, all of his or her Awards that are still subject to vesting will be forfeited by the grantee. The Committee or the Board, as applicable, may, in its sole discretion, waive, in whole or in part, any conditions to vesting with respect to a grantee’s restricted stock or RSUs.

Death or Disability. The Committee or the Board, as applicable, may, in its discretion, waive the vesting date or any restrictions imposed on an Award in the event of the death or disability of a grantee. Exercise of such discretion in any individual case, however, will not be deemed to require, or to establish a precedent suggesting such exercise in any other case.

Elections by Non-Employee Directors to Receive Stock Rather than Cash Compensation. The Board administers the Amended 2006 Plan with respect to the elections described in this section. Each non-employee director may elect in respect of each year that all or a specified portion of his or her annual retainer fee as a director will be paid in Stock under the Amended 2006 Plan (“Stock Portion”), with the balance of such annual retainer fee, if any, being payable in cash (“Cash Portion”). Such election generally must be made in writing and provided to the Corporate Secretary of the Company by November 15 of each year (or such other date as the Board may determine in accordance with the terms of the Amended 2006 Plan). If a non-employee director does not provide such written election by the date referenced in the preceding sentence, the non-employee director’s annual retainer fee shall be paid fully in cash for the particular year. If not enough shares of Stock are available to satisfy one or more non-employee director’s Stock Portion elections in respect of a year, such elections will be automatically adjusted, on a pro-rata basis, to match the amount of shares of Stock available under the Amended 2006 Plan, in proportion to the number of shares of Stock each non-employee director would have received in respect of his or her election as if sufficient shares of Stock were available for all elections.

Stock will be allocated to non-employee directors at its fair market value (as defined in the Amended 2006 Plan) as of the date of allocation, or if no shares of Stock were traded on such date, at its fair market value on the preceding day on which shares of Stock were traded. No fractional shares of Stock will be allocated, and any residual cash balance may be credited to non-employee directors or distributed along with the Cash Portion in the Board’s sole discretion. The Board may at any time alter, amend, suspend, or discontinue any and all participation of the non-employee directors in the elections described in this section. No such elections will be made after May 8, 2032.

Terminating Events. The Committee will give grantees at least 10 days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a liquidation of the Company or a “change of control” (as defined in the Amended 2006 Plan) (each, a “Terminating Event”). The Committee may, in its discretion, provide in such notice that upon the consummation of such Terminating Event, any conditions to the occurrence of a vesting date with respect to an Award of restricted stock or RSUs (other than restricted stock or RSUs that have previously been forfeited) will be eliminated, in full or in part.

Changes in Capitalization. The aggregate number of shares and class of shares as to which Awards may be granted or elections made under the Amended 2006 Plan and the number of shares covered by each outstanding Award or election made under the Amended 2006 Plan will be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Stock or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Stock or other outstanding equity securities on the conversion of other securities of the Company which are convertible into Stock or other outstanding equity securities) affecting the Stock which is effected without receipt of consideration by the Company. The Committee will have authority to determine the adjustments to be made and any such determination by the Committee will be final, binding and conclusive.

Taxes. In general, the Company will be entitled, if necessary or desirable, to withhold the amount of any tax, charge or assessment attributable to the grant of any Award or the occurrence of a vesting date, payment date or other applicable tax event with respect to any Award. The Company will not be required to deliver Stock pursuant to any Award until it has been indemnified to its satisfaction for any such tax, charge or assessment. In connection with the grant of any Award or the occurrence of a vesting date, payment date or other applicable tax event under any Award, the Company will have the right to require the grantee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for Stock subject to such Award, or take any action that it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of Stock will be conditioned on the grantee’s compliance, to the Company’s satisfaction, with any withholding requirement.

In general, any tax liabilities incurred in connection with the grant of any Award or the occurrence of a vesting date, payment date or other applicable tax event under any Award under the Amended 2006 Plan will be satisfied by the Company’s withholding a portion of the Stock subject to such Award having a fair market value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law, unless otherwise determined by the Committee with respect to any grantee. However, the Committee may permit a grantee to elect one or both of the following: (A) to have taxes withheld in excess of the minimum amount required to be withheld by the Company under applicable law, subject to certain requirements set forth in the Amended 2006 Plan; and (B) to pay to the Company in cash all or a portion of the taxes to be withheld in connection with such grant or vesting date. In all cases, the Stock so withheld by the Company will have a fair market value that does not exceed the amount of taxes to be withheld minus the cash payment, if any, made by the grantee.

New Plan Benefits

It is not possible to determine the specific amounts and types of Awards that may be awarded in the future under the Amended 2006 Plan because the grant and actual pay-out of Awards under the Amended 2006 Plan are subject to the discretion of the plan administrator, or, in the case of director elections to receive Stock in lieu of cash retainers, whether and to what extent any directors make such an election.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended 2006 Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended 2006 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the Stock will generally have taxable ordinary income on the date of transfer of the Stock equal to the excess of the fair market value of such Stock over any purchase price.

Restricted Stock Units. No income generally will be recognized upon the Award of RSUs. The recipient of an RSU Award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Stock on the date that such Stock is transferred to the grantee under the Award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such Stock will also commence on such date.

Tax Consequences to the Company and its Subsidiaries

To the extent that a grantee recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Awards Granted to Certain Persons

The table below shows the number of Awards granted under the 2006 Plan to the named executive officers and the other individuals and groups indicated below since its inception through February 28, 2025.

VSE CORPORATION 2006 RESTRICTED STOCK PLAN, AS AMENDED

Name and Position / Group	Number of Shares of Stock Subject to RSUs	Number of Shares of Stock Subject to Earned Dollar-Denominated Awards (1)	Stock Granted to Non-Employee Directors
Named Executive Officers:
John A. Cuomo, Chief Executive Officer and President	273,517	14,637	—
Adam R. Cohn, Chief Financial Officer	40,289	—	—
Benjamin A. Thomas, Group President, Aviation Segment	58,781	1,395	—
Farinaz S. Tehrani, Chief Legal Officer and Corporate Secretary	42,144	—	—
Tarang Sharma, Chief Accounting Officer	10,739	4,391	—
Stephen D. Griffin, Former Senior Vice President and Chief Financial Officer	63,213	197	—
Chad M. Wheeler, Former Group President, Fleet Segment	38,489	21,769	—
All current executive officers, as a group	425,470	20,423	—
All current non-employee directors as a group	—	—	148,470
Each nominee for election as a director (2)	—	—	423,984
Each associate of any of the foregoing
Each other person who received at least 5% of all awards (3)	—	233,147	—
All employees, including all current officers who are not executive officers, as a group	224,494	815,814	—

(1) Amounts in this column reflect Stock paid to employees in satisfaction of Stock-settled performance-based Awards that were denominated in dollars prior to vesting. As of February 28, 2025, an aggregate of $2,369,112 in value of such dollar-denominated, Stock-settled Awards were still outstanding, and the number of shares to be paid in settlement of such Awards (to the extent earned) will be based on the Stock price at the time of settlement.
(2) Consists of the following shares covered by awards granted to each director nominee: 43,363 shares to Mr. Eberhart; 275,514 shares to Mr. Cuomo; 6,706 shares to Ms. Britt; 7,940 shares to Mr. Dolanski; 16,381 shares to Mr. Ferguson; 6,706 shares to Mr. Johnson; 24,637 shares to Mr. Potter; and 42,737 shares to Ms. Wachtel. Because each of these individuals is also serving on the Board as of February 28, 2025, these amounts are duplicative of the amount in the prior rows of this table.
(3) Consists of the following awards granted to each other person who received at least 5% of all awards: 163,662 shares to Maurice A. Gauthier (the Company's former Chief Executive Officer) and 69,485 shares to Thomas R. Loftus (the Company's former Chief Financial Officer).

Registration with the SEC

The Company intends to file a Registration Statement on Form S-8 relating to the issuance of Stock under the Amended 2006 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended 2006 Plan by the stockholders.

The approval of the Amended 2006 Plan requires the affirmative vote of a majority of the Stock present or by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting.

The Board unanimously recommends that stockholders vote “FOR” the approval of the amendment and restatement of the VSE Corporation 2006 Restricted Stock Plan.

Equity Compensation Plan Information

The Company has two compensation plans approved by VSE stockholders under which the Company's equity securities are authorized for issuance to employees and directors: the 2006 Plan and the VSE Corporation 2021 Employee Stock Purchase Plan ("ESPP"). The following table sets forth the amounts of securities authorized for issuance under the 2006 Plan and the ESPP as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)(1)	(c)(2)
Equity compensation plans approved by security holders	229,617	—	649,202
Equity compensation plans not approved by security holders	—	—	—
Total	229,617	—	649,202

(1) The Company has not granted stock options under its equity compensation plan, and the outstanding awards under its equity compensation plan do not have exercise prices. The weighted-average grant date fair value of outstanding awards under the Company's equity compensation plan as of December 31, 2024 is $43.59.

(2) Includes 218,466 shares remaining available under the 2006 Plan and 430,736 shares remaining available under the ESPP. All of the shares remaining available under the 2006 Plan may be used for awards other than options, warrants and rights, such as restricted stock.

See Note (10) "Stock-Based Compensation Plans" to the Company's Consolidated Financial Statements included in Item 8 of the Annual Report on Form 10-K for additional information regarding the 2006 Plan and the ESPP.

PROPOSAL 4
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on? Stockholders are being asked to approve, based on the recommendation of the Company's Audit Committee, the Board's appointment of Grant Thornton LLP to be VSE's independent registered public accounting firm for the year ending December 31, 2025.

Voting Recommendation: FOR the appointment of Grant Thornton LLP to be VSE's independent registered public accounting firm for the year ending December 31, 2025.

Vote Required: The affirmative vote of a majority of the Stock present or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.

Broker Discretionary Voting Allowed? This proposal is considered a routine matter on which the broker will have discretionary authority to vote on the proposal should a beneficial holder not provide voting instructions. For that reason, if you are a beneficial holder and you wish to vote "for," "against" or "abstain" from this proposal, you will have to provide your broker with such an instruction. Otherwise, your broker will vote in its discretion.

Abstentions: Same effect as a vote against the proposal.

Based on the recommendation of the Company’s Audit Committee, the Board has appointed the firm of Grant Thornton LLP to be VSE’s independent registered public accounting firm for the year ending December 31, 2025 and recommends to stockholders that they vote for ratification of that appointment. The ratification of the appointment of VSE’s independent registered public accounting firm will require the affirmative vote by the holders of a majority of the outstanding Stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote. If such approval is not received, the Board will reconsider the appointment.

Representatives of Grant Thornton LLP will be virtually present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

In 2023 and 2024, Grant Thornton’s services included an audit of VSE’s consolidated financial statements and reviews of the consolidated interim financial statements included in VSE’s Forms 10-Q filed with the SEC for each of the quarters ended March 31, June 30, and September 30, 2024 and 2023. Grant Thornton LLP’s services also included an audit of the effectiveness of VSE’s internal controls over financial reporting as of December 31, 2024, and December 31, 2023.

Audit Fees

Grant Thornton’s fees for professional services rendered for the years ended December 31, 2024, and December 31, 2023, were as follows:

Audit Fees Table

	2024	2023
Audit Fees (1)	$1,441,751	$1,632,965
Audit -Related Fees (2)	$145,750	$169,600
Tax Fees (3)	$54,467	$36,269
All Other Fees	$—	$—
Total Fees	$1,641,968	$1,838,834

Notes to Audit Fees Table
1.Includes fees and expenses related to the annual audits, interim reviews, and accounting consultations, notwithstanding when the fees and expenses were billed.
2. 2024 includes fees and expenses for due diligence services related to equity raises. 2023 includes fees and expenses related to the sale of VSE's Federal and Defense segment.
3.Includes fees and expenses for tax advisory services associated with Singapore transfer pricing analysis, international tax consulting services, OneSource tax provision and reporting advisory services, Work Opportunity Tax Credit certification assistance and other miscellaneous services.

Policy on Audit Committee Approval of Audit and non-Audit Services

The Audit Committee approves in advance all audit and non-audit services provided by the Company's independent registered public accounting firm prior to its engagement with respect to such services. The Audit Committee has delegated to its chair the authority to pre-approve additional audit-related and non-audit services not prohibited by law to be performed by VSE’s independent auditors and associated fees up to a maximum for any one non-audit service equal to the lesser of $30,000 or 25% of the audit fees for VSE’s most recent completed fiscal year, provided that the Audit Committee’s chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full committee at its next regular meeting. The Audit Committee approved in advance all of the audit and non-audit services provided by the Company's independent registered public accounting firm in 2024 and 2023.

The Board unanimously recommends that Stockholders vote "FOR" the ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.

AUDIT COMMITTEE REPORT

The Audit Committee consisted of four non-employee directors (Ms. Britt, Mr. Dolanski, Mr. Ferguson and Ms. Wachtel) in 2024. Each of the members of the Audit Committee is considered an “independent” director for the purposes of the applicable rules of the SEC and NASDAQ, including Rule 10A-3 of the Exchange Act. The Audit Committee’s responsibilities are set forth in its charter, a copy of which is available on VSE’s website, www.vsecorp.com.

The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and the applicable rules of NASDAQ with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with Grant Thornton LLP, the Company’s independent registered public accounting firm for 2024. The Audit Committee also discussed with Grant Thornton LLP the Company’s internal controls and the overall scope and specific plans for their audit.

The Audit Committee has reviewed and discussed with management VSE’s audited consolidated financial statements as of and for the year ended December 31, 2024, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024 and Grant Thornton LLP’s audit of internal control over financial reporting. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP its independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the above referenced consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in VSE’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

Audit Committee:	Anita D. Britt, Chair
Edward P. Dolanski
Mark E. Ferguson
Bonnie K. Wachtel

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the objectives and components of the VSE executive compensation program and compensation decisions for VSE's named executive officers (“NEOs”) for 2024. VSE's NEOs for 2024 were:

Name	Title
John A. Cuomo	Chief Executive Officer and President
Adam R. Cohn (1)	Chief Financial Officer
Benjamin Thomas (2)	Chief Operating Officer
Farinaz S. Tehrani	Senior Vice President, Chief Legal Officer and Corporate Secretary
Tarang Sharma (3)	Chief Accounting Officer and Former Interim Chief Financial Officer
Stephen D. Griffin (4)	Former Senior Vice President and Chief Financial Officer
Chad M. Wheeler (5)	Former Group President, Fleet Segment

(1) Mr. Cohn joined the Company on September 3, 2024.
(2) Mr. Thomas was appointed as Chief Operating Officer on February 26, 2025. Prior to such appointment, he served as President of the Company’s Aviation segment.
(3) Mr. Sharma served as interim CFO from May 27, 2024 to September 3, 2024. Mr. Sharma is a NEO for purposes of this proxy statement as a result of service as interim CFO during 2024. The design of Mr. Sharma's compensation components differs from the other NEOs, as further described below.
(4) Mr. Griffin separated from employment with the Company on May 29, 2024 and continued to provide consulting and advisory services until August 31, 2024.
(5) Mr. Wheeler separated from employment with the Company on November 5, 2024 and will continue to provide consulting services for up to one year thereafter.

2024 Key Business Highlights

In 2024, the Company successfully advanced its strategic transformation from a diversified industrial business to a leading provider of aftermarket distribution and maintenance, repair, and overhaul (“MRO”) services for air and land transportation assets across commercial and government markets. Throughout the year, the Company accelerated its portfolio transformation, expanded its geographic reach, introduced new distribution products and service capabilities, implemented newly awarded programs, and enhanced margins within its core aviation business. Additionally, the Company divested the Federal and Defense business, a non-core business segment, sharpening its focus on higher-growth, higher-margin business areas.

These strategic milestones not only strengthened VSE’s market position but also directly influenced executive compensation decisions, reinforcing the Company's robust pay-for-performance philosophy and aligning executive rewards with shareholder value creation. The achievement of these objectives contributed to above-target payouts under the Annual Incentive Plan and strong long-term incentive plan vesting outcomes, reflecting alignment between strategic goals and stockholder value.

The Company's key business achievements in 2024 included, among others:

Aviation

▪Generated record full year segment revenue of $786.3 million;
▪Acquired two leading commercial aviation aftermarket businesses, Turbine Controls and Kellstrom Aerospace Group, Inc. ("Kellstrom"), to expand into the higher-growth aerospace engine aftermarket;
▪Completed the integration of Desser Aerospace’s U.S. distribution business;
▪Executed on and scaled the Pratt & Whitney Canada program in Europe, the Middle East, and Africa;
▪Opened a new Center of Excellence distribution facility in Hamburg, Germany;

▪Launched a new manufacturing capability to support original equipment manufacturing (“OEM”) licensed products;
▪Initiated the launch of a new e-commerce site; and
▪Awarded Top Shop awards for “Best Accessories Class I, II, and III Repair” for VSE Aviation’s South Florida facility, “Best Galley Components Repair” for VSE Aviation’s Kentucky facility, and “Most Improved Supplier for 2024,” for Turbine Controls' South Florida facility, as recognized by Collins Aerospace.

Fleet

▪Supported United States Postal Service (“USPS”) following their transition to a new Fleet Management Information System (“FMIS”);
▪Scaled Memphis distribution facility to support Commercial e-commerce fulfillment operations;
▪Continued above-market revenue growth in commercial and e-commerce segments, further supporting long-term customer diversification strategy; and
▪Conducted a strategic review of the segment, culminating in the Company signing a definitive agreement in February 2025 to divest of the Fleet segment.

Corporate

▪Divested and separated the Company's Federal & Defense Services segment;
▪Completed two follow-on equity offerings with aggregate net proceeds to the Company of approximately $325.8 million; and
▪Relocated the Company’s corporate headquarters to Miramar, Florida.

Executive Compensation Program Overview

Executive Compensation Philosophy and Objectives

The primary goal of VSE’s compensation program is to closely align the interests of executives and other key employees with those of stockholders as the executive team focuses on revenue growth, profit expansion, stronger free-cash flow conversion, and enhanced total stockholder returns.

In 2024, the Company's executive compensation program used a robust pay-for-performance model balancing both near- and long-term financial and business goals to help maximize stockholder value.

The executive compensation program is designed to:

•Attract, motivate, and retain a highly qualified and experienced executive team in a very competitive market;
•Incentivize and reward the achievement of both the strategic and financial goals of the Company, with an emphasis on long-term business goals driving higher stockholder returns;
•Utilize compensation elements that are directly linked to achievement of stockholder value creation, corporate near- and long-term objectives, and individual performance;
•Maintain flexibility to ensure that awards remain competitive within the Company's peer group; and
•Promote adherence to strong corporate governance, company policies and values.

Executive Compensation Governance Practices

The following highlights executive compensation governance practices and compensation program key principles used to promote the Company's overall compensation objectives and to align executive compensation with the interests of stockholders, as well as the practices the Company avoids:

Compensation Program Key Principles:
What the Company Does:
✓	Alignment with Stockholders. Long-term incentive awards vest over a period of several years to reward sustained Company performance over time.
✓	Pay for Performance. Executive compensation program is weighted heavily towards performance-based variable compensation.
✓	Share Ownership Guidelines. NEOs must hold equity of a value equivalent to multiples of their base salaries (5x for CEO and 3x for all other NEOs).
✓	Annual “Say-on-Pay” Vote. Seek an annual non-binding advisory vote from stockholders to approve compensation paid to NEOs as disclosed in the Proxy Statement.
✓
Clawback Policy. Maintain a Nasdaq-compliant compensation clawback policy that provides for the recovery of certain incentive-based compensation of executive officers if an accounting restatement is required due to material noncompliance with any financial reporting requirement under the securities laws.

✓	Double-Trigger Severance. Provide only double-trigger change-in-control cash severance and equity acceleration.
✓	Annual Risk Assessments. The Compensation Committee analyzes business and market risks in setting executive compensation each year.
✓	Peer Group Comparison. The Compensation Committee annually analyzes executive compensation relative to peer companies, with the support of an independent compensation consultant.
✓	Decisions by Independent Compensation Committee. Executive compensation is approved by the Compensation Committee which is comprised solely of independent directors.
✓	Independent Compensation Consultant. The Compensation Committee retains its own independent compensation consultant to advise on compensation matters.

What the Company Does Not Do:
✗	No Tax Gross-Ups in Change in Control Agreements. There is no executive employment or other agreement which provides excise tax gross ups in connection with a change in control.
✗	No Hedging and Pledging of Company Stock. Company policies prohibit the hedging and pledging of Company Stock by executives and directors.
✗	No Excessive Perquisites. No excessive perquisites are provided to NEOs.
✗	No Dividends on Unvested Equity. Dividends are not accrued, earned or paid on restricted stock units until units are vested.

Key Elements of 2024 Executive Compensation Program

The VSE NEO compensation program currently has three forms of direct compensation: base salary, annual cash incentive awards, and long-term incentives. Long-term incentives include time and performance equity-based incentive awards and deferred supplemental compensation. Below is an overview of the program’s structure:

Element	Type	Form	Key Characteristics	Purpose

Base Salary	Fixed	Cash	Annual adjustments based on individual performance, market pay levels and internal pay equity.	Attracts, retains and rewards NEOs by providing a competitive fixed amount of compensation for service reflecting skill, responsibility, and experience.

Annual Cash Incentive	Variable	Cash	Variable cash compensation, based on pre-established financial, strategic, and operational goals and individual performance.
Focuses NEOs on achievement of short-term financial, operational, and strategic goals. Aligns interests of NEOs with stockholders by promoting strong revenue, operating profit, free cash flow, and achievement of other key strategic corporate objectives.

Long-Term Incentive	Variable	Restricted Stock Units	Service-based restricted stock units (“RSUs”) that vest annually over a three-year period.
Helps retain NEOs through multi-year vesting of equity and deferred compensation awards.

Motivates and rewards NEOs for the achievement of long-term corporate performance.

Aligns NEOs’ interests with long-term stockholder interests.

		Performance Restricted Stock Units	Performance-based restricted stock units (“PRSUs”) that vest based on pre-established financial goals over a three-year performance period.

		Deferred Supplemental Compensation	Annual award of up to 15% of base salary with total funding capped based on a pre-established financial goal.

2024 Target Total Compensation Mix

The Compensation Committee strives to achieve an appropriate mix and balance between fixed and variable compensation and cash versus equity-based compensation awards to meet executive compensation program objectives. In determining the mix of compensation among these elements, the Compensation Committee does not assign specific ratios or other relative measures that dictate the total compensation mix to be awarded to the executive team, or the portion that is either at-risk or otherwise subject to performance. As illustrated by the charts below, in 2024, the Compensation Committee continued to structure executive compensation so that a significant portion of the target total compensation of the CEO, the CFO and the other NEOs was “at-risk” or performance-based, with the actual value realized subject to the achievement of short-term and/or long-term corporate and financial performance goals. This mix is designed to balance short-term operational focus with long-term strategic growth objectives, reinforcing accountability and sustained performance. By aligning a significant portion of the executives’ compensation to performance, the Compensation Committee emphasized incentive-based variable pay, which is consistent with the Company's pay-for-performance philosophy and creates a strong alignment with long-term stockholder value.

The following pie charts illustrate the 2024 target total compensation mix. The CFO pie chart represents Mr. Cohn's annualized total target compensation mix for 2024 and excludes both Mr. Sharma's compensation, given the interim nature of his service as Chief Financial Officer, and Mr. Griffin's compensation, given his departure from the Company in May 2024. The other NEOs pie chart represents the average of Mr. Thomas and Ms. Tehrani's annualized total target compensation mix for 2024 and excludes Mr. Wheeler's compensation given his departure as an employee from the Company in November 2024.

Deferred
Supplemental
Compensation
3%
Base Salary
19%
CEO
81% - Variable "At Risk" Compensation
19% - Fixed Compensation
19%
Annual Cash
Incentive
Long-term
Incentive
59%

Deferred
Supplemental
Compensation
4%
Base Salary
30%
CFO
70% - Variable "At Risk" Compensation
30% - Fixed Compensation
44%
Long-term
Incentive
Annual Cash
Incentive
22%

Deferred
Supplemental
Compensation
5%
Base Salary
35%
Other NEO's
65% - Variable "At Risk" Compensation
35% - Fixed Compensation
Long-term
Incentive
41%
19%
Annual Cash
Incentive

The Compensation Committee typically grants equity-based awards, including time-based restricted stock units and performance-based restricted stock units, to executive officers and other employees on an annual grant cycle in March of each year. The Compensation Committee also makes off cycle awards from time to time on an as-needed basis. The Company does not currently grant stock options or stock appreciation rights. The Company does not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

Oversight of Executive Compensation

Role of the Compensation Committee

The Compensation Committee has oversight responsibility in administering and providing guidance over the Company’s executive compensation programs. The following is a summary of the Compensation Committee’s key responsibilities regarding executive compensation:

•To establish and review the overall compensation philosophy of the Company;
•To review and approve the Company’s corporate goals and objectives relevant to the compensation for the CEO and other executive officers, including annual performance objectives;
•To evaluate the performance of the CEO and other executive officers (in consultation with the CEO) in light of those goals and objectives and, based on such evaluation, approve, or recommend to the full Board the approval of, the annual salary, bonus, long-term incentive compensation, and other benefits for the CEO and other executive officers;
•To oversee the administration of the Company’s stock-based compensation plans;
•To oversee the Company's Clawback Policy (as defined below);
•To review and assess stockholders’ say-on-pay and consider results of the most recent say-on-pay vote in evaluating and determining executive compensation, and
•To review and evaluate the Company's executive succession plan.

The Compensation Committee meets throughout the year to review the performance and compensation of the CEO and other NEOs. The Compensation Committee generally uses a consistent approach to determine the compensation of each NEO by using the same suite of compensation components to maintain alignment amongst the executive team. In addition, the Compensation Committee engages with the Compensation Committee's independent compensation consultant to select an appropriate peer group and obtain market data and compensation analysis on the Company's total executive compensation mix relative to the peer group. In making compensation decisions for the executives as a group, the Compensation Committee sets total compensation, including long-term incentives, based on numerous factors, including company performance, competitive market pay comparison and individual responsibilities, experience and performance.

Role of Management

To satisfy its responsibilities, the Compensation Committee works with management, including the CEO. The management team assists the Compensation Committee by providing information on current market forecasts, corporate and individual performance, as well as management’s perspective on compensation matters and market compensation data provided by the Compensation Committee's independent compensation consultant.

Annually, the CEO provides the Compensation Committee with an evaluation of his own performance that is based mainly upon the Company’s financial performance and achievement of annual operating plan objectives. The Compensation Committee evaluates the CEO on these and other criteria without the presence of the CEO. The total compensation package for the CEO is determined by the Compensation Committee and approved by the Board, based on the Compensation Committee’s complete evaluation, input from the independent compensation consultant, the CEO's performance, the Company's performance, and competitive industry practices.

In addition, the CEO annually evaluates each of the NEOs and makes compensation recommendations for such NEOs to the Compensation Committee. In developing recommendations, the CEO considers each NEO’s performance against Company goals, and, as applicable, business segment or functional department performance goals and the performance of each NEO relative to key business goals for each applicable year, as further described below. The independent compensation consultant reviews and provides comments to the Compensation Committee on the CEO’s recommendations. The Compensation Committee has discretion in approving, disapproving, or modifying any of the CEO’s recommended salary adjustments, annual bonus targets or proposed equity awards to the other NEOs, subject to final Board approval.

Role of the Independent Compensation Consultant

In determining compensation for 2024, the Compensation Committee retained NFP Compensation Consulting (“NFP”), an independent national compensation consulting firm, as the Committee's independent compensation consultant to advise on executive and director compensation matters. In April 2024, NFP was acquired by Aon plc ("Aon"), an independent global compensation consulting firm. Prior to the acquisition by Aon, NFP assisted the Compensation Committee in developing a competitive total compensation program that is consistent with the VSE executive compensation program philosophy of goal-oriented pay-for-performance and that allows the Company to attract, retain, and motivate talented executives. Following the acquisition, Aon Human Capital Solutions practice, a division of Aon, became the Compensation Committee's independent compensation consultant.

Generally, the Company's compensation consultant provides various services to the Compensation Committee, including the review, analysis, and update of the compensation peer group; the annual review and analysis of the NEO compensation against competitive market data based on the companies in the peer group; the design of the long-term equity incentive program; the annual risk assessment for executive compensation; review and analysis of the non-employee director compensation; and insight into emerging compensation trends. NFP provided these services to the Compensation Committee until April 2024 when it was acquired by Aon, and Aon has provided these services starting in May 2024.

The Compensation Committee reviews the compensation consultant's independence on an annual basis. For 2024, the Compensation Committee determined that there were no conflicts of interest as a result of any current or historical engagement with NFP or Aon.

Stockholder engagement

In 2024, the Company's longstanding practices of regular engagement with stockholders continued, covering a range of topics including company strategy, business performance, corporate governance, and other relevant matters. Senior management participated in numerous investor meetings, calls, and conferences. These interactions provided investors with opportunities to meet key executives, ask questions, and share perspectives.

Relevant feedback from stockholder outreach efforts is communicated to the Board or appropriate Committees for consideration, helping to ensure that input from stockholders informs decisions and strategic direction.

The viewpoints of proxy advisory firms representing the interests of various stockholders are also considered, guiding the actions of the Board and Compensation Committee in enhancing the executive compensation program.

Say-on-Pay Vote of Stockholders

As part of the compensation-setting process, the Compensation Committee considers the results of the stockholder advisory vote to approve the NEO compensation from the prior year. Approximately 83% of the votes cast at the Company's 2024 annual meeting of stockholders were voted in favor of the Company's NEO compensation. After considering the results of this advisory vote, the Compensation Committee determined that these results demonstrated a strong level of support for the Company's executive compensation program. The Compensation Committee did not make any changes to the compensation decisions and policies for 2024 that were specifically driven by the advisory vote.

Compensation Practices Related to Risk Management

The Company's compensation programs are designed to be balanced and strategically focused on long-term value creation. This structure helps ensure that the highest levels of compensation are achievable only through consistent, superior performance over sustained periods. Additionally, certain compensation components are deferred or become realizable only after vesting periods, promoting long-term management and discouraging excessive short-term risk-taking. The targeted compensation mix is purposefully balanced among current cash payments, deferred cash payments, and equity awards.

Stock Ownership Guidelines further mitigate risk by requiring NEOs to maintain meaningful stock ownership, aligning executive interests with stockholders’ objectives for long-term value enhancement.

The Compensation Committee conducts regular reviews of the relationship between the Company's risk management policies and practices and the incentive compensation provided to NEOs. This helps ensure that compensation incentives promote prudent risk-taking while discouraging unnecessary and excessive risks. The Compensation Committee also examines the alignment between risk management policies, corporate strategy, and senior executive compensation.

Management conducts an annual assessment of the Company's overall compensation structure and presents its findings to the Compensation Committee. This evaluation considers factors such as the overall mix of compensation, performance metrics used in incentive programs, vesting periods, and the relationship between compensation programs and business risk.

In March 2024, an independent compensation consultant conducted a comprehensive risk assessment of the Company’s compensation structure. Based on this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company.

Peer Group and Competitive Market Analysis

Each year, the Compensation Committee, in consultation with management and supported by its independent compensation consultant, reviews and approves a peer group to provide relevant market context for executive compensation decisions. The Compensation Committee does not use a formulaic approach to set NEO compensation at a specific level or percentile relative to this peer group. However, peer group compensation data is periodically reviewed to evaluate the competitiveness of executive compensation practices, structures, and levels.

For 2024 compensation decisions, the Compensation Committee utilized a peer group recommended by compensation consultant NFP in mid-2023, which included certain peers also used by Institutional Shareholder Services (ISS). Given the Company’s strategic business transformation initiatives, including the divestiture of its Federal and Defense business segment, NFP recommended adjustments to the existing compensation peer group to better align with the Company’s evolving market focus in the Aviation and Fleet markets.

2024 Compensation Peer Group Adjustments

To reflect this strategic shift, NFP recommended the removal of the following companies from the prior peer group:

•AeroVironment, Inc.
•CRA International, Inc.
•Horizon Global Corporation
•Huron Consulting Group Inc.
•Kratos Defense & Security Solutions, Inc.

These companies were removed due to the divestiture of the Company’s Federal and Defense business segments. Conversely, NFP recommended the addition of the following companies to better represent the Company’s increased focus in the aerospace sector and growth in market capitalization:

•Air Transport Services Group, Inc.
•Barnes Group Inc.
•Hexcel Corporation
•Triumph Group, Inc.

The revised peer group comprised publicly traded companies of comparable size (based on revenue, market capitalization, enterprise value, asset size, and total stockholder return) within the diversified support services industry, specifically including aerospace and automotive trading companies and distributors. NFP advised that these changes positioned the Company at approximately the 42nd percentile on average for revenue, market capitalization, enterprise value, asset size, and three-year total shareholder return relative to the peer group. The Compensation Committee determined that the revised peer group was consistent with the Company’s operational markets.

Review and Adjustments for 2025 Compensation Peer Group

In July 2024, the Compensation Committee, with support from compensation consultant Aon, reviewed the existing 2024 Compensation Peer Group to prepare for 2025 compensation decisions. This review considered the impact of the Company’s Federal and Defense business divestiture, the Company’s increased revenue and market capitalization, and the growing contribution of revenue and earnings from the Company’s Aviation segment.

Aon’s peer selection process focused on publicly traded companies involved in parts and distribution, with an emphasis on commercial and professional services, diversified support services, capital goods (including aviation manufacturing), and automotive and components industries. The selection criteria included:

•Revenues ranging from approximately one-third to three times the Company’s revenue
•Market capitalization ranging from approximately 0.2 times to five times the Company’s market capitalization

•Comparable total shareholder returns

2025 Compensation Peer Group Adjustments

Aon recommended the following adjustments to the 2024 Compensation Peer Group:

Removal of:
•Heritage-Crystal Clean, Inc. (acquired and de-listed)
•Kaman Corporation (acquired and de-listed)

Addition of:
•Albany International Corp.
•FTAI Aviation Ltd.
•Woodward, Inc.

These additions were selected for their alignment with industry focus and size criteria. Aon advised that the revised peer group appropriately aligns with the Company’s industry positioning, size, and total shareholder return performance relative to peer companies.

Based on this review, the Compensation Committee approved the recommended adjustments, resulting in the 2025 Compensation Peer Group.

The following chart includes the Company's 2024 and 2025 Compensation Peer Groups:

Peer Company	2024 Compensation Peer Group (1)	2025 Compensation (2) Peer Group
AAR Corp.	✓	✓
AerSale Corporation	✓	✓
Astronics Corporation	✓	✓
Dorman Products, Inc.	✓	✓
Ducommun Incorporated	✓	✓
H&E Equipment Services, Inc.	✓	✓
Heritage-Crystal Clean, Inc	✓
ICF International, Inc.	✓	✓
Kaman Corporation	✓
Motorcar Parts of America, Inc.	✓	✓
Standard Motor Products, Inc.	✓	✓
Stoneridge, Inc.	✓	✓
Air Transport Services Group, Inc.	✓	✓
Barnes Group Inc.	✓	✓
Hexcel Corporation	✓	✓
Triumph Group, Inc.	✓	✓
Albany International Corp.		✓
FTAI Aviation Ltd.		✓
Woodward, Inc.		✓

(1) For the 2024 Compensation Peer Group, as compared to the prior peer group, based on NFP's recommendation, the Company removed AeroVironment, Inc., CRA International, Inc., Horizon Global Corporation, Huron Consulting Group Inc. and Kratos Defense & Security Solutions, Inc., because of the divestiture of the Company's Federal and Defense segment, and added Air Transport Services Group, Inc., Barnes Group Inc., Hexcel Corporation, and Triumph Group, Inc., because of the increase in the Company's market capitalization and additional focus on the aviation sector.
(2) For the 2025 Compensation Peer Group, based on Aon's recommendation, the Company removed Heritage-Crystal Clean, Inc. and Kaman Corporation because they were no longer public companies, and added Albany International Corp., FTAI Aviation Ltd.

and Woodward, Inc. as new members of the peer group because they met the industry focus (aviation), market and size criteria, and had strong one-year and three-year TSR performance.

2024 Components of Executive Compensation

The three key elements of the Company's executive compensation program are base salary, annual cash incentive awards, and long-term incentives. The long-term incentives include time and performance equity-based incentive awards and deferred supplemental compensation. The following sets forth the program design and, where applicable, metrics and 2024 payouts with respect to each component of the 2024 NEO compensation program.

Base Salary

Base salary is the principal “fixed” cash element of executive compensation. The Company's compensation program supports competitive base salaries as a necessary element of overall compensation to attract and retain highly qualified executive officers. The Compensation Committee also believes that it is important that each NEO receives a market-competitive base salary as compared to like executives in the peer group.

In addition, while the compensation for the executive team is weighted towards long-term equity compensation, the need to broadly align salaries with the peer group and other private and public industry competitors is recognized. The initial base salary of each NEO was established at hire date. The Compensation Committee reviews base salaries on an annual basis and may adjust them from time to time, with a goal of providing competitive, fixed cash compensation to the executive officers. The Compensation Committee generally references base salaries at or slightly above the median for comparable positions in the peer group when making base salary determinations.

For 2024, based on the 2024 Compensation Peer Group data and the recommendation of NFP, the Compensation Committee approved increases to the base salaries of Messrs. Cuomo, Thomas, Griffin and Wheeler to reflect a market adjustment to align base salaries to an average of approximately 7% above the 2024 Compensation Peer Group median. For Mr. Thomas, the increase in base salary was also in recognition of the expansion of the size and scope of the Aviation business segment relative to 2023. Mr. Sharma’s base salary was increased because of expanded and additional responsibilities associated with the Chief Accounting Officer position. The Compensation Committee determined that the changes to certain NEOs' base salary would allow the Company to be market competitive, provide for incentives that are intended to attract, retain and motivate the current executive officers and help align executive and shareholder value creation over the medium and long term.

The 2024 base salaries for the NEOs (which were effective as of January 1, 2024), as compared to their year-end 2023 base salaries, are set forth below:

Name	2023 Base Salary Rate	2024 Base Salary Rate	Percentage Increase
John A. Cuomo	$848,000	$900,000	6.1%
Adam R. Cohn (1)	$—	$550,000	—%
Benjamin Thomas	$368,880	$450,000	22.0%
Farinaz S. Tehrani	$371,000	$371,000	—%
Tarang Sharma (2)	$280,000	$310,000	10.7%
Stephen D. Griffin	$464,400	$495,000	6.6%
Chad M. Wheeler	$392,840	$408,554	4.0%

(1) Mr. Cohn joined the Company on September 3, 2024. His actual salary for 2024 was $183,333, which was pro-rated for his employment term for 2024.
(2) In addition to his base salary, Mr. Sharma also received $12,000 per month during the period he served as interim CFO from May 27, 2024 to September 3, 2024.
Annual Incentive Award

NEOs are eligible to earn an annual cash incentive designed to reward and promote the achievement of the Company’s short-term annual business objectives while enhancing stockholder value. The 2024 annual incentive award program (the “2024 AIP”) was based primarily on achieving certain annual financial results established by the Compensation

Committee and approved by the Board at the beginning of the year. The Compensation Committee maintains discretion on AIP allocation for all NEOs.

The key financial performance metrics for the 2024 AIP were: revenue, adjusted operating profit, and adjusted free cash flow. The Compensation Committee selected revenue, adjusted operating profit, and adjusted free cash flow because they are key financial and operational metrics that measure the Company performance as aligned with current market conditions, peer group comparison and shareholder value creation. The performance metrics for the 2024 AIP also include an individual component for each NEO, which was based on key business goals and performance as well as contribution to the management team’s execution of the overall operating and strategic plan for the Company. The NEOs' key business goals under the 2024 AIP program included the following: (i) implementation, expansion and scaling of the new engine part distribution program in Europe; (ii) divestiture of the Company's Federal and Defense business segment and post-closing separation; (iii) implementation of the OEM solutions licensed manufacturing program and supporting revenue/profit realization; (iv) completion of the integration of the acquired Desser U.S. distribution business; and (v) customer diversification and above market revenue growth in the Fleet segment's commercial business, and support for the Fleet segment's USPS’s fleet management information system conversion.

For purposes of the 2024 AIP, adjusted operating profit means operating income before taxes and interest adjusted for items identified as part of the Company's publicly reported adjusted EBITDA. For purposes of the 2024 AIP, adjusted free cash flow means cash provided from operating activities less capital expenditures adjusted for items identified as part of the Company’s reported adjusted EBITDA. Except for adjusted free cash flow, which is measured on a consolidated basis for the Company, each of the other metrics for the segment presidents are based on segment performance. In establishing the goals for each metric, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the future, and how likely it would be for the goals to be achieved. The target goals were established at levels that were appropriately challenging to attain, aligned with market and customer conditions, and required considerable effort on the part of each NEO to achieve. Achievement of above-target goals (where applicable) is considered to be a “stretch” target given market conditions.

The weightings utilized for each metric are detailed below.

Corporate. The 2024 AIP for Messrs. Cuomo, Cohn, Sharma, Griffin and Ms. Tehrani consisted of four weighted elements as illustrated in the table below:

Executive	Division	VSE Revenue	VSE Adjusted Operating Profit	VSE Adjusted Free Cash Flow	Individual Business Goals
John A. Cuomo	Corporate	40%	30%	20%	10%
Adam R. Cohn
Farinaz S. Tehrani
Tarang Sharma
Stephen D. Griffin

VSE Segments. The 2024 AIP for Messrs. Thomas and Wheeler consisted of four weighted elements which are measured relative to their respective business segments (other than adjusted free cash flow) as illustrated in the table below:

Executive	Division	Segment Revenue	Adjusted Segment Operating Profit	VSE Adjusted Free Cash Flow	Individual Business Goals
Benjamin Thomas	Aviation Segment	40%	30%	20%	10%
Chad M. Wheeler	Fleet Segment	40%	30%	20%	10%

Target 2024 Annual Incentive Award

After reviewing the 2024 Compensation Peer Group data and in consultation with NFP, the Compensation Committee set the target bonus percentages and amounts for each NEO for the 2024 AIP. To receive a payout under the 2024 AIP, an NEO must be an employee during the fiscal year that the bonus payment is earned and at the time when the bonus payment is made.
The NEOs’ threshold, target, and maximum opportunities under the 2024 AIP awards (expressed as dollar amounts and as percentages of base salary) were as follows:

		Threshold		Target		Maximum
Name	2024 Base Salary	(%) of Base Salary	($)	(%) of Base Salary	($)	(%) of Base Salary	($)
John A. Cuomo	$900,000	50%	$450,000	100%	$900,000	200%	$1,800,000
Adam R. Cohn (1)	$550,000	37.5%	$68,750	75%	$137,500	150%	$275,000
Benjamin Thomas	$450,000	30%	$135,000	60%	$270,000	120%	$540,000
Farinaz Tehrani	$371,000	25%	$92,750	50%	$185,500	100%	$371,000
Tarang Sharma (2)	$310,000	22%	$64,594	43%	$129,188	65%	$193,781
Stephen D. Griffin (3)	$495,000	37.5%	$185,625	75%	$371,250	150%	$742,500
Chad M. Wheeler (3)	$408,554	25%	$102,139	50%	$204,277	100%	$408,554

(1) 2024 AIP threshold, target, and maximum opportunities amounts for Mr. Cohn were based on his 2024 pro-rated salary of $183,333.
(2) 2024 AIP threshold, target, and maximum opportunities amounts for Mr. Sharma were based on his 2024 pro-rated salary of $298,750. His award opportunity was also pro-rated based on the change to his target percentage of base salary from 40% to 45% upon his appointment as Chief Accounting Officer. During 2024, Mr. Sharma's base salary was $280,000 from January 1, 2024 to May 15, 2024, and $310,000 from May 16, 2024 to December 31, 2024.
(3) Mr. Griffin and Mr. Wheeler were not eligible for a payout with respect to their 2024 AIP as a result of their separation from employment with VSE on May 29, 2024 and November 5, 2024, respectively.

For 2024, based on the 2024 Compensation Peer Group data and the recommendation of NFP, Mr. Thomas’ AIP target opportunity was increased from 50% of base salary to 60% of base salary. For each of the other NEOs, their respective AIP target opportunities (as percentages of base salary) remained the same as in 2023.

All NEOs, other than Mr. Sharma, can earn between 50% (at threshold) and 200% (at maximum) of their target opportunity based on achievement of applicable performance goals. Mr. Sharma can earn between 50% (at threshold) and 150% (at maximum) of his target opportunity based on achievement of applicable performance goals.

2024 Annual Incentive Award Payouts

Financial Metrics

For 2024, the Compensation Committee reviewed the performance for each financial metric to determine the level at which the annual incentive award would be paid out for the year. For purposes of the 2024 AIP, the Compensation Committee approved non-recurring one-time adjustments to revenue, operating profit and free cash flow. Operating profit and free cash flow adjustments included items identified as part of the Company’s reported adjusted EBITDA in accordance with the program design and as publicly disclosed in the Company's earnings releases. Adjusted EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization adjusted for discrete items such as acquisition, integration and restructuring costs (primarily related to the acquisition of Turbine Controls and Kellstrom, and the Fleet strategic process, as described above), severance costs related to Fleet workforce reduction, lease exit costs related to the Company's Alexandria, Virginia headquarter relocation as a result of the divestiture of the Federal and Defense segment, and restructuring costs related to the Federal and Defense segment divestiture. When evaluating achievements against adjusted operating profit and adjusted free cash flow objectives, the Compensation Committee excluded any financial impact of Kellstrom which was acquired in December 2024 due to the short period of ownership.

The Compensation Committee also approved other adjustments to revenue, operating profit and free cash flow for purposes of the 2024 AIP, and to adjusted ROE and adjusted EBITDA for purposes of outstanding PRSU awards, based on the occurrence of certain events throughout 2024, including the following:

Federal and Defense Segment Divestiture

In July 2024, in recognition of the completion of the divestiture of the Company's Federal and Defense segment in February 2024, the Compensation Committee determined that it was appropriate to adjust the target goal level for VSE adjusted free cash flow for purposes of the 2024 AIP, to exclude the impact to free cash flow for the Federal and Defense business segment since it was no longer a part of the Company. This resulted in a reduction to the threshold, target and maximum goal levels for VSE adjusted free cash flow.

Acquisition of Turbine Controls

Also in July 2024, in recognition of the acquisition of Turbine Controls, the Compensation Committee determined that it was appropriate to further adjust the target goal levels for VSE revenue and VSE adjusted operating profit for purposes of the 2024 AIP, the target goal levels for adjusted EBITDA for purposes of the 2024 tranches of the 2024 and 2023 PRSU awards, and the target goal levels for adjusted ROE for purposes of the 2024 tranche of the 2022 PRSU awards, to account for and include the expected contributions of the Turbine Controls business following the acquisition. This resulted in an increase to the threshold, target and maximum goal levels for such metrics.

USPS Impact on Fleet Segment Financial Results

In December 2024, the Compensation Committee reviewed the impact to the Fleet segment's financial results caused by a decline in revenue from a significant customer, the USPS. This decline was primarily caused by USPS’ internal challenges related to its transition to a new Fleet Management Information System ("FMIS"), which significantly disrupted their repair capacity and therefore requirements for repair parts. As a result, the expected volume of business from this key customer was not realized, leading to a temporary but significant decline in the Fleet segment's financial performance, which was outside of management's control. Based on the decline in the USPS business, the financial results for the Fleet segment were unexpectedly and significantly lower than the 2024 AIP target goals and metrics that were established by the Compensation Committee in February 2024.

The Compensation Committee conducted a detailed review of the negative impact of the Fleet financial results on the Corporate and Aviation segments. After due consideration, and with the recommendation of the Compensation Committee's independent compensation consultant, the Compensation Committee determined that it was appropriate to make adjustments to account for the impact to VSE revenue, VSE adjusted operating profit and VSE adjusted free cash flow targets for purposes of the 2024 AIP, and to adjusted EBITDA, for the purpose of the 2024 tranche of the 2024 PRSU award, from the USPS revenue decline. This resulted in a decrease to the threshold, target and maximum goal levels for such metrics.

The Compensation Committee determined that the decline in the 2024 financial results for the Fleet segment was outside of the NEOs' control and that the executive team made reasonable efforts to mitigate the effects on the business and to continue supporting the USPS through this challenging period and, as such, the adjustments made by the Compensation Committee would be consistent with the Company's pay-for-performance philosophy to avoid penalizing the NEOs for unexpected events out of their control.

In support of their decision, the Compensation Committee also considered several other factors including (i) the corporate management team's successful efforts over the last few years to diversify the Fleet segment's business from USPS accounting for approximately 90% of the business to approximately 40% of the business; (ii) the corporate and Fleet team's successful efforts in increasing the growth in other commercial customer base, driven by growth in e-commerce fulfillment and commercial fleet sales resulting in a significant increase in non-USPS revenue as a percentage of total Fleet segment revenue over the past few years; (iii) the increase in the Company's 2024 share price by approximately 50%, exceeding industry benchmarks, resulting from the management team's commitment to enhancing shareholder value as the Company continues to execute on its strategic priorities; and (iv) the Company’s diversified business model and strong performance in the Aviation segment, which more than compensated for the short-term setback in the Fleet segment.

Individual Key Business Goals

For the individual business goal portion of the 2024 AIP, the Compensation Committee evaluated the contributions and performance of individual NEOs relative to the 2024 key business objectives described above. In addition, the Compensation Committee, with input from the CEO, evaluated the achievement level for each continuing NEO based on individual accomplishments, achievements of annual operating plans, and total shareholder returns during 2024. Details of such evaluations by segment are below.

•Corporate NEOs. Mr. Cuomo, Mr. Cohn, Ms. Tehrani, and Mr. Sharma. The subjective component of the AIP was determined after evaluating the Company’s annual operating plan objectives, which support both annual and long-term financial results as well as results from the Company’s annual operating plan and growth and transformation strategy. In 2024, the executive team achieved significant progress in the Company’s multi-year business transformation, including the successful divestiture of the Federal and Defense business segment, positioning the Company into higher growth and higher margin opportunities in the Aviation and Fleet segments. The team also executed two strategic acquisitions focused on the high-growth commercial engine aerospace aftermarket, further strengthening the Company’s market position. Additionally, the Company completed two follow-on equity offerings, securing substantial funding for future growth initiatives. To support the Fleet segment’s repositioning, the leadership team successfully managed the USPS FMIS conversion and mitigated the anticipated revenue decline from the USPS by diversifying into new commercial business opportunities. As a result of these strategic initiatives and overall strong performance, the Company delivered total shareholder returns in 2024 that exceeded industry benchmarks. In recognition of these accomplishments, the Compensation Committee recommended the maximum achievement level for Mr. Cuomo, Mr. Cohn, Mr. Sharma, and Ms. Tehrani’s individual evaluations.

•Aviation. Mr. Thomas’ 2024 subjective incentive component was determined based on the Aviation segment's strong financial and operating performance, for which he serves as Group President. The Aviation segment exceeded its two segment-specific financial targets—revenue and adjusted segment operating profit—driving the business to its highest revenue in 2024 and record segment operating margins the first quarter of 2024. This growth, coupled with record profitability, reflects balanced contributions across all Aviation business units. The Aviation segment demonstrated exceptional operating plan execution, including successful program implementation on new and existing distribution awards, expansion of maintenance, repair, and overhaul capabilities, and the launch of a new OEM-licensed manufacturing program. Additionally, margin improvement objectives were successfully achieved. In 2024, the Aviation segment also completed the integration of Desser Aerospace's U.S. distribution business, launched a new e-commerce platform, made significant progress in establishing OEM-licensed manufacturing capabilities, and began distributing new products through a new European Distribution Center of Excellence in Hamburg, Germany. The segment's strong performance amid strategic repositioning and focused execution contributed to the Compensation Committee’s recommendation of maximum achievement for Mr. Thomas’ individual evaluation.

No individual evaluation was conducted for Mr. Griffin or Mr. Wheeler due to their departure from VSE prior to the Compensation Committee's review of 2024 AIP performance.

Following its review of the achievement of the financial metrics and individual business goals, as well as other adjustments as described above, the Compensation Committee recommended, and the Board approved, the 2024 AIP award payouts for the NEOs. For each of the Corporate and Aviation segments, the table below sets forth the actual performance level with respect to each of the 2024 AIP metrics as approved by the Compensation Committee.

2024 Annual Incentive Award Performance
Name	Segment	Revenue	Adjusted Operating Profit	VSE Adjusted Free Cash Flow	Individual Business Goals	Actual as a % of Target
John Cuomo	Corporate	Above Target	Above Target	Below Target	Maximum	133%
Adam R. Cohn	Corporate	Above Target	Above Target	Below Target	Maximum	133%
Benjamin Thomas	Aviation Segment	Above Target	Above Target	Below Target	Maximum	144%
Farinaz S. Tehrani	Corporate	Above Target	Above Target	Below Target	Maximum	133%
Tarang Sharma	Corporate	Above Target	Above Target	Below Target	Maximum	113%

As a result of the achievement levels with respect to the AIP metrics described above, the Compensation Committee recommended, and the Board approved, the following 2024 AIP payouts for each NEO:

Name	2024 Base Salary	Target ($)	Total Actual 2024 AIP Payout	Actual as a % of Target	Actual as a % of Salary
John A. Cuomo	$900,000	$900,000	$1,197,000	133%	133%
Adam R. Cohn (1)	$183,333	$137,500	$182,875	133%	100%
Benjamin Thomas	$450,000	$270,000	$388,800	144%	86%
Farinaz Tehrani	$371,000	$185,500	$246,715	133%	67%
Tarang Sharma (2)	$298,750	$129,188	$145,982	113%	49%

(1) Mr. Cohn's 2024 AIP target was based on his 2024 pro-rated salary of $183,333.
(2) Mr. Sharma's 2024 AIP target was based on his 2024 pro-rated salary of $298,750 and his pro-rated target percentage of 43.2% (based on his target of 40% of base salary prior to his appointment as Chief Accounting Officer and his target of 45% of base salary following such appointment).

In addition to the 2024 AIP award described above, Mr. Cohn also received a cash sign-on bonus equal to $200,000 in connection with his hire, which amount was paid to him in October 2024.

Long-term Incentive Award
Each year, NEOs are granted long-term incentive awards in the form of equity and cash-based awards. The two components of the Company’s 2024 long-term incentive program are the LTI Program (as defined below) and the Deferred Supplemental Compensation Plan (“DSC Plan”). The Compensation Committee determines the amount of these awards, as well as the mix or weighting of these awards.

Long-term Incentive Equity Program
In 2024, NEOs were eligible to receive restricted stock units, consisting of both service-based restricted stock units ("RSUs") that vest over a three-year vesting period and performance-based RSUs ("PRSUs") that are earned based on performance over three individual performance years during a three-year performance period. The RSU and PRSU awards comprise the current long-term incentive equity program for the NEOs (the “LTI Program”). Time and service-based RSUs provide a retention incentive, and PRSUs both provide a retention incentive and align compensation to financial performance. For 2022 PRSU awards, performance is earned and aligned based on an adjusted return on equity (“ROE”) metric and for 2023 and 2024 PRSU awards, performance is earned and aligned based on an adjusted EBITDA metric. The Compensation Committee approved a change to the PRSU awards beginning in 2023 to shift from adjusted ROE to adjusted EBITDA as reported with the Company’s quarterly earnings to better align with the peer group, and with total shareholder returns as the Company is measured in the public equity markets on a multiple of adjusted EBITDA.

The following illustrates VSE’s 2024 LTI Program structure:

TIME-BASED (1)
	Restricted Stock Units (RSUs) 120% of Base Salary for CEO 60% of Base Salary for CFO 50% of Base Salary for COO 45% of Base Salary for other NEOs	RETENTION Fixed number of RSUs that vest ratably over three years

LONG-TERM EQUITY INCENTIVE AWARDS

PERFORMANCE-BASED (1)
Performance-based Restricted Stock Units (PRSUs) 180% of Base Salary for CEO 85% of Base Salary for CFO 72.5% of Base Salary for COO 62.5% of Base Salary for other NEOs
PERFORMANCE/GROWTH
Conditional number of shares payable based on VSE's adjusted ROE for 2022 awards and adjusted EBITDA for 2023 and 2024 awards; one-third eligible to vest during each year of the three-year performance period

(1) The time-based RSU and PRSU for the CFO refers to Mr. Cohn's RSU and PRSU opportunity.

When considering the total long-term equity-based incentive award amount granted to each NEO, the Compensation Committee reviews the comparison to the peer group, the relative value of each compensation element, VSE’s recent performance, the expense of such awards, and the impact on dilution.

Time-based RSUs. The Compensation Committee grants time-based RSUs to assist in retaining NEOs and increase equity ownership, which further aligns NEOs’ interests with those of stockholders. The following table sets forth the time-based RSUs that were granted to the NEOs in March of 2024. The units generally vest in three equal installments in March 2025, 2026, and 2027, subject to continuous employment.

Executive	Base Salary	Target % of Salary	Target RSU Award Value	# of RSUs Granted
John A. Cuomo	$900,000	120%	$1,080,000	14,077
Adam R. Cohn	$550,000	60%	$330,000	3,959
Benjamin Thomas	$450,000	50%	$225,000	2,933
Farinaz S. Tehrani	$371,000	45%	$166,950	2,176
Tarang Sharma	$310,000	29%	$89,900	1,146
Stephen D. Griffin (1)	$495,000	55%	$272,250	3,549
Chad M. Wheeler (1)	$408,554	45%	$183,849	2,396

(1) Mr. Griffin and Mr. Wheeler forfeited each of their respective 2024 RSU awards in connection with their departure from VSE on May 29, 2024 and November 5, 2024, respectively.

For 2024, based on the 2024 Compensation Peer Group data and the recommendation of NFP, the Compensation Committee increased the time-based RSU target value for Mr. Cuomo (from 100% of base salary to 120% of base salary), Mr. Thomas (from 45% of base salary to 50% of base salary), and Mr. Griffin (from 50% of base salary to 55% of base salary) to continue to align target long term incentive award values more closely with the 2024 Compensation Peer Group median. The Compensation Committee determined that this alignment would allow the Company to be market competitive, provide for awards that are intended to attract, retain, and motivate the current executive officers and align executive and shareholder wealth creation over the long term.

In addition to the grants summarized in the table above, Mr. Cohn received a special grant of time-based RSUs valued at approximately $2,000,000 in connection with his employment agreement to serve as the Company's Chief Financial Officer and in recognition of equity- and cash-based compensation forfeited from his prior employer. This award will generally vest as to 25% of the award on each of the first two anniversaries of the grant date and as to the remainder on the third anniversary of the grant date. Also, in connection with entering into an amended employment agreement in December 2024, Mr. Cuomo became entitled to an additional special grant of time-based RSUs valued at approximately $1,500,000, which RSUs generally vest in substantially equal installments on December 31, 2026 and

December 31, 2027. Such grant to Mr. Cuomo was not made until January 1, 2025 however, so it does not appear in the 2024 Summary Compensation Table below, pursuant to applicable SEC disclosure rules.

In connection with the assumption of his Chief Accounting Officer role in May 2024, Mr. Sharma became eligible for additional equity award amounts including time-based RSUs and PRSUs. These grants were made in February 2025 and will generally vest according to same schedule as RSUs and PRSUs granted to other NEOs in 2024. The RSU award for Mr. Sharma was valued at $77,500 and the PRSU award was valued at $116,229 although such grants are not included in the 2024 Summary Compensation Table because they were not granted in the 2024 fiscal year. The PRSU award differs from the PRSUs awarded to the other NEOs in 2024 in that its maximum payout level is 150% of target rather than 200% of target.

Performance-based RSUs. The performance-based RSUs are equity awards that may be earned based on achievement with respect to pre-established financial goals. PRSUs are subject to a three-year performance period, with one-third of the opportunity eligible to vest based on financial performance during each year of the performance period.

The PRSU program also includes a “catch up” opportunity for the second and third year of the performance period based on cumulative performance through the end of such year. For example, after the end of the second year of the performance period, performance from the beginning of the first year of the performance cycle through the end of the second year of the performance cycle will be measured. The resulting cumulative performance will then be used to determine a cumulative payout percentage (as measured against the second-year targets). If the cumulative payout percentage exceeds the actual number of PRSUs earned for years one and two of the performance cycle, then the excess shares will be earned by the NEOs. A similar process will be applied after the end of the third year of the performance period. The number of PRSUs earned for each performance year vests in the first quarter of the subsequent year based on achievement of the performance metrics and continued service.

Description of 2024 PRSU Awards

The 2024 PRSU award is based on the Company’s adjusted EBITDA performance for the three-year period from 2024 to 2026. For each year of the performance period, an adjusted EBITDA performance metric is set such that at the target 100% of the award would be earned, with a threshold below which 0% of such year’s opportunity would be earned, and with a maximum at or above which 200% of such year’s opportunity would be earned, with the actual number of units earned determined based on where actual performance falls between those levels based on linear interpolation. The Compensation Committee initially established goals for all three performance years in the first quarter of 2024. For purposes of the PRSU awards for 2024, adjusted EBITDA reflects adjustments approved by the Compensation Committee to reflect extraordinary or non-recurring items identified as part of the Company's reported adjusted EBITDA.

2024 PRSU Opportunity

In March 2024, participants were initially granted a target number of unvested units. The following tables sets forth the target PRSU award granted to each of the NEOs in March of 2024:

Executive	Base Salary	Target PRSUs for 2024-2026
		Target Award as % of Salary	Target Award Value (Target $ value)	# of Target PRSUs Granted
John A. Cuomo	$900,000	180.0%	1,620,000	21,116
Adam R. Cohn	$550,000	85%	467,500	5,608
Benjamin Thomas	$450,000	72.5%	326,250	4,252
Farinaz S. Tehrani	$371,000	62.5%	231,875	3,022
Tarang Sharma (1)	$310,000	—%	—	—
Stephen D. Griffin (2)	$495,000	80%	396,000	5,162
Chad M. Wheeler (2)	$408,554	62.5%	255,346	3,328

(1) Mr. Sharma did not receive any PRSU awards in 2024, but as noted above he received awards in March 2025 that are intended to serve as his 2024 PRSU award opportunity.

(2) Mr. Griffin and Mr. Wheeler forfeited each of their respective 2024-2026 PRSU awards in connection with their departure from VSE on May 29, 2024 and November 5, 2024, respectively.

For 2024, based on the 2024 Compensation Peer Group data and the recommendation of NFP, certain NEO's PRSU target values were increased from their respective 2023 PRSU target values as follows: Mr. Cuomo's PRSU target value was increased from 150% of base salary to 180% of base salary; Mr. Thomas' PRSU target value was increased from 62.5% of base salary to 72.5% of base salary; and Mr. Griffin's PRSU target value was increased from 70% of base salary to 80% of base salary. Mr. Wheeler and Ms. Tehrani's PRSU target value remained the same as their respective 2023 PRSU target value of 62.5% of base salary, respectively. The awards granted in 2024 have a potential maximum value equivalent to 200% of target for the applicable NEOs, subject to the achievement of the applicable performance goals. These changes were intended to continue to align target long-term incentive award values and design features more closely with the 2024 Compensation Peer Group median. The Compensation Committee determined that this alignment would allow the Company to be market competitive, provide for awards that are intended to attract, retain and motivate the current executive officers and help align executive and shareholder wealth creation over the long term.

Description of Prior Year Awards for 2023 and 2022

The 2023 PRSU award is based on the Company’s adjusted EBITDA performance for the three-year period from 2023 to 2025. For each year of the performance period, an adjusted EBITDA performance metric is set such that at the target 100% of the award would be earned, with a threshold below which 0% of such year’s opportunity would be earned, and with a maximum at or above which 200% of such year’s opportunity would be earned, with the actual number of units earned determined based on where actual performance falls between those levels based on linear interpolation. The Compensation Committee initially established goals for all three performance years in the first quarter of 2023. For purposes of the PRSU awards for 2024, adjusted EBITDA reflects adjustments approved by the Compensation Committee to reflect extraordinary or non-recurring items identified as part of the Company's reported adjusted EBITDA.

The 2022 PRSU awards are based on the Company's adjusted ROE performance for the three-year period from 2022 to 2024. For each year of the performance period, an adjusted ROE performance metric is set at the threshold (below which 0% of such year’s opportunity would be earned) and the maximum (at or above which 100% of such year’s opportunity would be earned), with the actual number of units earned determined based on straight-line interpolation if actual performance falls between those levels. The Compensation Committee initially established goals for all three performance years in the first quarter of 2022. ROE is calculated by dividing net income by beginning shareholders equity. For purposes of the 2022 PRSU awards for 2024, adjusted ROE reflects adjustments approved by the Compensation Committee to reflect extraordinary or non-recurring events items identified as part of the Company's reported adjusted EBITDA.

The 2023 and 2022 PRSU awards include a "catch-up" feature that is substantially similar to that applicable to the 2024 PRSU awards.

PRSU Payouts for 2024 Performance Year

2024-2026 PRSU Award Payouts for 2024 Performance Year

In early 2025, the Compensation Committee recommended, and the Board approved, the PRSU payouts for the 2024 performance year under the 2024-2026 PRSU awards, based on 2024 adjusted EBITDA performance of $136.3 million. In addition, as described above under "2024 Annual Incentive Award Payouts — Acquisition of Turbine Controls" and "- USPS Impact on Fleet Segment Financial Results," the Compensation Committee determined that it was appropriate to further adjust the threshold, target and maximum goal levels for adjusted EBITDA for purposes of the 2024 performance year to include the expected contributions of Turbine Controls and take into account the decrease in revenue for the Fleet segment. This resulted in a decrease to the threshold, target and maximum goal levels for the 2024 PRSU awards with respect to the 2024 performance year. Based on the adjusted EBITDA performance and the additional adjustments described above, the 2024-2026 PRSU payout resulted in the NEOs earning 197% of the target number of units allocated to the 2024 performance year.

The following table details the number of PRSUs earned under the 2024-2026 PRSU awards for the 2024 performance year that vest in March of 2025:

Executive	Maximum Potential 2024-2026 PRSUs Vesting in 2025	Actual 2024-2026 PRSUs Vesting in 2025
	(# of Shares)	(# of Shares)
John A. Cuomo	14,077	13,865
Adam R. Cohn	3,739	3,682
Benjamin Thomas	2,835	2,791
Farinaz S. Tehrani	2,015	1,984
Tarang Sharma (1)	—	—
Stephen D. Griffin (2)	3,441	—
Chad M. Wheeler (2)	2,219	—

(1) Mr. Sharma did not receive any PRSU awards for 2024.
(2) Mr. Griffin and Mr. Wheeler forfeited each of their respective 2024-2026 PRSU awards in connection with their departure from VSE on May 29, 2024 and November 5, 2024, respectively.

2023-2025 PRSU Award Payouts for 2024 Performance Year

In early 2025, the Compensation Committee recommended, and the Board approved, the PRSU payouts for the 2024 performance year under the 2023-2025 PRSU awards, based on 2024 adjusted EBITDA performance of $136.3 million. In addition, as described above under "2024 Annual Incentive Award Payouts — Acquisition of Turbine Controls," the Compensation Committee determined that it was appropriate to further adjust the threshold, target and maximum goal levels for adjusted EBITDA for purposes of the 2024 performance year to include the expected contributions of Turbine Controls. This resulted in an increase to the threshold, target and maximum goal levels for the 2023-2025 PRSU awards with respect to the 2024 performance year. Based on the adjusted EBITDA performance and the additional adjustments described above, the 2023-2025 PRSU payout resulted in the NEOs earning 200% of the target number of units allocated to the 2024 performance year.

The following table details the number of PRSUs earned under the 2023-2025 PRSU awards for the 2024 performance year that generally vest in March of 2025:

Executive	Maximum Potential 2023-2025 PRSUs Vesting in 2025	Actual 2023-2025 PRSUs Vesting in 2025
	(# of Shares)	(# of Shares)
John A. Cuomo	20,081	20,081
Adam R. Cohn (1)	—	—
Benjamin Thomas	3,640	3,640
Farinaz S. Tehrani	3,661	3,661
Tarang Sharma (2)	—	—
Stephen D. Griffin (3)	5,132	—
Chad M. Wheeler (3)	3,876	—

(1) Mr. Cohn did not receive any PRSU awards for 2023 because he was not employed by the Company during 2023.
(2) Mr. Sharma did not receive any PRSU awards for 2023 because he was not in a position that was eligible for such awards in 2023.
(3) Mr. Griffin and Mr. Wheeler forfeited each of their respective 2023-2025 PRSU awards in connection with their departure from VSE on May 29, 2024 and November 5, 2024, respectively.

2022-2024 PRSU Award Payouts for 2024 Performance Year

In early 2025, the Compensation Committee recommended, and the Board approved, the PRSU payouts for the 2024 performance year under the 2022-2024 PRSU awards, based on 2024 adjusted ROE performance of 8.9%. In addition, as described above under "2024 Annual Incentive Award Payouts — Acquisition of Turbine Controls," the Compensation Committee determined that it was appropriate to further adjust the threshold, target and maximum goal levels for adjusted ROE for purposes of the 2024 performance year to include the expected contributions of Turbine Controls. This resulted in an increase to the threshold, target and maximum goal levels for the 2022-2024 PRSU awards with respect to the 2024 performance year. Based on such adjusted ROE performance and the additional adjustments described above, the 2022-2024 PRSU payout resulted in the eligible NEOs earning 100% of the maximum number of units allocated to the 2024 performance year.

The following table details the number of PRSUs earned under the 2022-2024 PRSU awards for the 2024 performance year, and under the “catch-up” feature for the prior performance years, that generally vest in March of 2025:

Executive	Maximum Potential 2022-2024 PRSUs Vesting in 2025	2022-2024 PRSUs Vesting in 2025 Performance Year
	(# of Shares)	(# of Shares)
John A. Cuomo	8,006	8,006
Adam R. Cohn (1)	—	—
Benjamin Thomas	1,474	1,474
Farinaz S. Tehrani	1,482	1,482
Tarang Sharma (2)	—	—
Stephen D. Griffin (3)	1,821	—
Chad M. Wheeler (3)	1,599	—
(1) Mr. Cohn did not receive any PRSU awards for 2022 because he was not employed by the Company during 2022.
(2) Mr. Sharma did not receive any PRSU awards for 2022 because he was not in a position that was eligible for such awards in 2022.
(3) Mr. Griffin and Mr. Wheeler forfeited each of their respective 2022-2024 PRSU awards in connection with their departure from VSE on May 29, 2024 and November 5, 2024, respectively.

Deferred Supplemental Compensation Plan

VSE has a non-qualified Deferred Supplemental Compensation Plan (“DSC Plan”) for certain VSE officers, including some NEOs and other key management representatives. The objective of the DSC Plan is to compensate executives for their contribution to VSE’s profitability and drive long-term executive retention. The DSC Plan provides, at the Board’s discretion, for an incentive pool to be created through an annual contribution to the plan subject to two requirements: (1) that the annual funding of the plan not exceed 12% of VSE’s consolidated net income for the year, and (2) that a DSC award not exceed 15% of the participant’s annual salary. Each participant’s potential allocation from the annual contribution bears the same percentage of the annual contribution as that participant’s salary bears to the total annual participant salaries.

Benefits are payable to participants on retirement or resignation, subject to the vesting schedule described below, and other plan provisions, or on a change of control of VSE as described below. In general, an NEO’s account under the DSC Plan vests based on the NEO’s years of service with the Company, as follows:

Years of Service	Percent Vest
0 to 2	0%
3	50%
5	100%

The DSC Plan pool for 2024 is approximately $336,428 which equals 15.0% of the cumulative salaries of the 2024 DSC Plan participants. The following illustrates the actual allocation received by the NEOs in 2024:

		2024 DSC Plan Allocation
		(Outcomes)
Executive	Base Salary	% of Salary	Award Value
John A. Cuomo	$900,000	15.0%	$135,000
Adam R. Cohn (1)	$550,000	15.0%	$27,500
Benjamin Thomas	$450,000	15.0%	$67,500
Farinaz S. Tehrani	$371,000	15.0%	$55,650
Tarang Sharma (2)	$310,000	—%	$—
Stephen D. Griffin (3)	$495,000	—%	$—
Chad M. Wheeler (3)	$408,554	—%	$—

(1) Mr. Cohn's 2024 DSC Plan allocation was based on his 2024 pro-rated salary in the amount of $183,333.
(2) Mr. Sharma is not a participant in the VSE DSC Plan.
(3) In connection with their departure from VSE, Mr. Griffin and Mr. Wheeler did not receive any DSC Plan contribution for 2024. As of December 31, 2024, Mr. Griffin is expected to receive $143,803 for his vested DSC allocation on May 29, 2026, and Mr. Wheeler is expected to receive $1,323,287 for his vested DSC allocation on November 5, 2026.

Other Compensation

In addition to the elements of total direct compensation described above, the executive compensation program includes other elements of compensation that are designed primarily to attract, motivate, and retain executives critical to the Company's long-term success and to provide a competitive compensation structure. VSE executive officers, including the NEOs, are eligible to participate in the VSE Employee 401(k) Plan, which is an Internal Revenue Service qualified plan available to all eligible employees. During 2024, VSE paid a 401(k) matching contribution equal to 100% of the employee deferral on the first 3% of the employee pay deferred and 50% of the employee deferral on the next 2% of the employee pay deferred, with all such contributions fully vested when made. Specific amounts contributed to the VSE 401(k) Plan on behalf of the NEOs are included in the “2024 Summary Compensation Table” under the heading “All Other Compensation” set forth below.

The Company offers an employee stock purchase plan to employees (including the NEOs) that generally allows participants to purchase VSE common stock at a discount. This plan further enhances the alignment between the interests of employees (including NEOs) with those of stockholders.

Employment Agreements and Severance Arrangements

During 2024, the Company was a party to employment agreements with each of the NEOs other than Mr. Sharma. These agreements provide for severance benefits that are payable upon a termination without “cause” or for “good reason,” either prior to or in connection with a change in control of the Company. In general, the severance provisions under these agreements are designed to promote the stability and continuity of senior management. The actual severance benefits set forth in the employment agreements were determined based on the Compensation Committee’s judgment and advice received by the Compensation Committee from its independent compensation consultant. Information regarding the key terms of these agreements is summarized in the “Executive Compensation” section below under the caption “Potential Payments Upon Termination or Change in Control.”

On May 22, 2024, the Company entered into a Consulting Agreement with Mr. Griffin to provide consulting and advisory services following his separation of employment from VSE from May 29, 2024 until August 31, 2024. On August 16, 2024, the Company entered into an Employment Agreement with Mr. Cohn in connection with his commencement of employment with VSE effective September 3, 2024. On November 6, 2024, the Company entered into a Consulting Agreement with Mr. Wheeler to provide consulting services following his separation of employment from VSE effective November 5, 2024, and will continue to provide consulting services for up to one year thereafter. On December 17, 2024, the Company entered into an amended and restated employment agreement with Mr. Cuomo.     Information regarding the key terms of each of these agreements is summarized in the “Executive Compensation” section below under the caption “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

The Compensation Committee believes that meaningful stock ownership by executive officers is important in aligning management’s interests with the interests of stockholders. Stock ownership guidelines are implemented to require continuing NEOs to maintain consistent ownership of VSE common stock based on a multiple of the executive’s annual base salary as set forth below:

Name	Ownership Requirement
John A. Cuomo	5x base salary
Adam R. Cohn	3x base salary
Benjamin Thomas	3x base salary
Farinaz S. Tehrani	3x base salary
Tarang Sharma	3x base salary

Clawback Policy

In 2023, the Company adopted a new Compensation Clawback Policy (the “Clawback Policy”), which complies with both the new rules promulgated by the Nasdaq Stock Market and SEC requirements and standards. The Clawback Policy provides for the prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is in general limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, a broad range of recoupment methods may be utilized under the Clawback Policy. The Clawback Policy does not condition clawback on the fault of the executive officer, but clawback is not required in limited circumstances where the Compensation Committee determines that recovery would be impracticable and (1) recovery attempts have already been made, but the direct expenses paid to a third party to enforce the Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code and applicable regulations. The operation of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. Indemnification of any executive officer against the loss of such recovered compensation is not permitted.

Hedging and Pledging Policy

VSE policies prohibit any director, officer or participant in VSE’s long-term incentive plan to engage in any transaction in which they may profit from short-term speculative swings in the value of VSE’s securities or pledge VSE Stock in lending transactions. Accordingly, Company policy prohibits these individuals from engaging in transactions designed to hedge or offset any decrease in the market value of VSE common stock that they own, including, among other things, the purchase or sale of put and call options, short sales and pledging VSE’s securities as collateral.

Accounting Considerations

The Company follows Financial Accounting Standards Board ASC Topic 718 (“ASC Topic 718”) for stock-based compensation awards. In accordance with ASC Topic 718, stock-based compensation cost is measured at the grant date, or with respect to performance-based awards, the service inception date, based on the estimated fair value of the awards using a variety of assumptions. This calculation is performed for accounting purposes and, as applicable, reported in the compensation tables, even though recipients may never realize any value from their awards. The

Company records this expense on an ongoing basis over the requisite employee service period. Accounting rules also require the Company to record cash compensation as an expense at the time the obligation is incurred.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee has reviewed the preceding Compensation Discussion and Analysis and discussed its contents with VSE management. Based on the review and discussions, the Compensation Committee has recommended to the Board that this Compensation Discussion and Analysis be included in the Proxy Statement and, through incorporation by reference, in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Compensation Committee:	John E. Potter, Chair
Lloyd E. Johnson
Anita D. Britt
Edward P. Dolanski

EXECUTIVE COMPENSATION

2024 Summary Compensation Table

The table below summarizes the total compensation of each of the NEOs in each of the last three fiscal years, as applicable.

Name and Principal Position ________________ (a)	Year _____ (b)	Salary ($) ________ (c)	Bonus ($) ________ (d)	Stock Awards ($)(1) _________ (e)	Option Awards ($) ______ (f)	Non-Equity Incentive Plan Compensation ($)(2) _____________ (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) _____________ (h)	All Other Compensation ($)(3) _____________ (i)	Total ($) __________ (j)
John A. Cuomo CEO and President	2024	900,000	—	2,699,987	—	1,197,000	—	148,413	4,945,400
	2023	848,000	—	2,120,021	—	1,458,560	—	136,880	4,563,461
	2022	800,000	—	1,759,972	—	935,965	—	127,854	3,623,791
Adam R. Cohn Chief Financial Officer (4)	2024	183,333	200,000	2,797,495	—	182,875	—	32,577	3,396,280

Benjamin A. Thomas Chief Operating Officer	2024	450,000	—	551,270	—	388,800	—	80,932	1,471,002
	2023	368,880	—	396,556	—	361,502	—	68,100	1,195,038
	2022	348,000	—	330,596	—	261,000	—	62,601	1,002,197
Farinaz S. Tehrani Senior Vice President, Chief Legal Officer and Corporate Secretary	2024	371,000	—	398,818	—	246,715	—	55,650	1,072,183
	2023	371,000		398,810		319,060		55,650	1,144,520
	2022	350,000	—	332,501	—	248,500	—	52,500	983,501
Tarang Sharma (5) Chief Accounting Officer and Former Interim Chief Financial Officer	2024	298,750	—	212,483	—	145,982	—	45,418	702,633

Stephen D. Griffin Former Senior Vice President and Chief Financial Officer	2024	222,163	—	668,279	—	—	—	13,800	904,242
	2023	464,400	—	557,261	—	599,076	—	82,860	1,703,597
	2022	430,000	—	408,492	—	412,800	—	75,118	1,326,410
Chad M. Wheeler Former Group President, Fleet Segment	2024	363,952	—	439,167	—	—	—	9,511	812,630
	2023	392,840	—	422,300	—	235,704	—	72,126	1,122,970
	2022	377,731	—	358,827	—	283,298	—	68,860	1,088,716
Notes to 2024 Summary Compensation Table

1.The amounts reported in column (e) for 2024 represent stock awards granted under the 2006 Restricted Stock Plan. The amounts in this column reflect the aggregate grant date fair values of RSU and PRSU awards computed in accordance with FASB ASC Topic 718. The amounts with respect to PRSU awards reflect the values at the grant date based on the probable outcome of the applicable performance conditions. Such values are determined based on the target award amounts. The assumptions used to value these awards can be found in Note 10 to the financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Assuming maximum achievement with respect to the applicable performance goals for PRSU awards, the amount reported in this column would be as follows: $3,239,962 for Mr. Cuomo; $934,966 for Mr. Cohn; $652,504 for Mr. Thomas; $463,772 for Ms. Tehrani; $791,981 for Mr. Griffin; and $510,725 for Mr. Wheeler.

2.The amounts reported in column (g) for 2024 represent amounts earned by the NEOs under the 2024 AIP, discussed above under “Compensation Discussion and Analysis—2023 Components of Executive Compensation—Annual Incentive Award.”
3.The amounts reported in column (i) include 401(k) plan matching contributions allocated to each NEO's account for 2024 pursuant to the VSE Employee 401(k) Plan discussed above under “Compensation Discussion and Analysis—2024 Components of Executive Compensation—Other Compensation” (Mr. Cuomo - $13,413; Mr. Cohn - $5,077; Mr. Thomas - $13,432; Ms. Tehrani - $0; Mr. Sharma - $9,418; Mr. Griffin - $13,800; and Mr. Wheeler - $1,861). Also included in column (i) is the amount allocated to each NEO's account for 2024 under the DSC Plan. See discussion above under “Compensation Discussion and Analysis—2024 Components of Executive Compensation—Deferred Supplemental Compensation Plan” (Mr. Cuomo - $135,000; Mr. Cohn - $27,500; Mr. Thomas - $67,500; and Ms. Tehrani - $55,650. Also included in column (i) is the monthly payments made to Mr. Sharma for his service as interim CFO for 2024, which totaled $36,000; and $7,650 paid to Mr. Wheeler for his consulting services in 2024 following the end of his employment.

4.Mr. Cohn became VSE's Chief Financial Officer on September 3, 2024. No information is provided for Mr. Cohn for years prior to 2024 because Mr. Cohn was not an NEO at any point prior to such year.

5.Mr. Sharma served as interim CFO from May 27, 2024 to September 3, 2024. No information is provided for Mr. Sharma for years prior to 2024 because Mr. Sharma was not an NEO at any point prior to such year.

2024 Grants of Plan-Based Awards Table

The table below reports all grants of plan-based awards to each of the NEOs for the year ended December 31, 2024.

Name ________ (a)	Award Type ________	Grant Date ________ (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Number of Shares of Stock or Units (#/$)(3) ________ (i)	Grant Date Fair Value of Stock and Option Awards ($)(4) _________ (l)
			Threshold ($) _________ (c)	Target ($) _________ (d)	Maximum ($) _________ (e)	Threshold (#) _________ (f)	Target (#) _________ (g)	Maximum (#) _________ (h)
John A. Cuomo	PRSU	3/8/24	—	—	—	10,558	21,116	42,231	—	1,620,000
	RSU	3/8/24	—	—	—	—	—	—	14,077	1,079,987
	2024 AIP		450,000	900,000	1,800,000	—	—	—	—	—
Adam R. Cohn	PRSU	9/11/24	—	—	—	2,804	5,608	11,216		467,500
	RSU	9/11/24	—	—	—	—	—	—	3,959	330,022
	RSU	9/11/24	—	—	—	—	—	—	23,992	1,999,973
	2024 AIP		68,750	137,500	275,000	—	—	—	—	—
Benjamin A. Thomas	PRSU	3/8/24	—	—	—	2,126	4,252	8,505	—	326,250
	RSU	3/8/24	—	—	—	—	—	—	2,933	225,020
	2024 AIP		135,000	270,000	540,000	—	—	—	—	—
Farinaz S. Tehrani	PRSU	3/8/24	—	—	—	1,511	3,022	6,045	—	231,875
	RSU	3/8/24	—	—	—	—	—	—	2,176	166,943
	2024 AIP		92,750	185,500	371,000	—	—	—	—	—
Tarang Sharma	RSU	3/10/24	—	—	—	—	—	—	1,597	122,522
	RSU	5/1/24	—	—	—	—	—	—	1,146	89,961
	2024 AIP		64,594	129,188	193,781	—	—	—	—	—
Stephen D. Griffin	PRSU	3/8/24	—	—	—	2,581	5,162	10,323	—	396,000
	RSU	3/8/24	—	—	—	—	—	—	3,549	272,279
	2024 AIP		185,625	371,250	742,500	—	—	—	—	—
Chad M. Wheeler	PRSU	3/8/24	—	—	—	1,664	3,328	6,657	—	255,346
	RSU	3/8/24	—	—	—	—	—	—	2,396	183,821
	2024 AIP		102,139	204,277	408,554	—	—	—	—	—

Notes to Grants of Plan-Based Awards Table
1.The amounts reported in these columns represent possible payouts to the NEOs under the 2024 AIP, as further described above under “Compensation Discussion and Analysis—2024 Components of Executive Compensation—Annual Incentive Award."
2.The amounts in these columns relate to PRSUs which are subject to performance goals. The PRSUs are subject to a three-year performance period, with one-third of the opportunity eligible to vest based on adjusted EBITDA performance during each year of the performance period, and a potential “catch-up” number of PRSUs eligible to vest following the second and third years of the performance period. Any amount earned with respect to an applicable performance year generally vests in March of the immediately following year. If the performance measurement for an applicable year or period falls below the “Threshold” level of attainment, achievement will be 0% for such year or period. If the performance falls at or above the maximum for an applicable year or period, the achievement will be 200% of target for such year or period for all the NEOs except Mr. Sharma, whose maximum achievement is 150% of target. For any results between threshold and target or target and maximum will be determined based on straight-line interpolation from such measurements. For further information regarding the terms of these awards, see “Compensation Discussion and Analysis—2024 Components of Executive Compensation—Long-Term Incentive Awards.”

3.Amounts in this column represent the number of RSUs that were awarded during fiscal 2024, which generally vest in substantially equal installments in March 2025, 2026, and 2027. However, the September 11, 2024 award of 23,992 RSUs to Mr. Cohn generally vests as to 25% of the award on each of the first two anniversaries of the grant date and as to the remainder on the third anniversary of the grant date.
4.Amounts represent the grant date fair value of stock awards granted in 2024, computed in accordance with FASB ASC Topic 718. For PRSUs, the value represents the value at the grant date based on the probable outcome of the performance conditions.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

See “Compensation Discussion and Analysis” above for a description of the 2024 AIP and the 2024 RSU and PRSU awards pursuant to which the amounts listed in the “2024 Grants of Plan-Based Awards” table were paid or awarded and the criteria for such payments and awards. For information regarding individual agreements with the NEOs, see the section below titled “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2024 Fiscal Year End Table

The table below reports all outstanding equity awards for each of the NEOs as of December 31, 2024.

		Stock awards
Name _______________________ (a)	Grant Date ________	Number of Shares or Units of Stock That Have Not Vested (#) ______________ (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) ______________ (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) ______________ (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) ______________ (j)
John A. Cuomo	3/08/24	13,865(2)	1,318,562	28,366(3)	2,697,607
	3/08/24	14,077(4)	1,338,723	—	—
	3/10/23	20,081(5)	1,909,703	20,081(6)	1,909,703
	3/10/23	13,388(7)	1,273,199	—	—
	3/11/22	8,006(8)	761,371	—	—
	3/11/22	5,543(9)	527,139	—	—
Adam R. Cohn	9/11/24	3,682(2)	350,158	7,534(3)	716,483
	9/11/24	3,959(4)	376,501	—	—
	9/11/24	23,992(10)	2,281,639	—	—
Benjamin A. Thomas	3/08/24	2,791(2)	265,424	5,714(3)	543,401
	3/08/24	2,933(4)	278,928	—	—
	3/10/23	3,640(5)	346,164	3,640(6)	346,164
	3/10/23	2,621(7)	249,257	—	—
	3/11/22	1,474(8)	140,177	—	—
	3/11/22	1,072(9)	101,947	—	—
Farinaz S. Tehrani	3/08/24	1,984(2)	188,678	4,061(3)	386,201
	3/08/24	2,176(4)	206,938	—	—
	3/10/23	3,661(5)	348,161	3,661(6)	348,161
	3/10/23	2,636(7)	250,684	—	—
	3/11/22	1,482(8)	140,938	—	—
	3/11/22	1,078(9)	102,518	—	—
Tarang Sharma	5/21/24	1,146(11)	108,985	—	—
	3/08/24	1,597(12)	151,875	—	—
	7/27/22	1,141(13)	108,509	—	—
Stephen D. Griffin (14)
Chad M. Wheeler (14)

Notes to Outstanding Equity Awards Table
1.For the 2024, 2023 and 2022 RSU and PRSU awards, the amounts shown are based on the closing price of the stock on December 31, 2024, of $95.10.

2.This amount reflects the portion of the 2024-2026 PRSU award that was earned based on achievement of the applicable performance goals for the 2024 performance year and will generally vest on March 8, 2025.
3.These amounts reflect the portion of 2024 PRSU awards that can be earned based on the achievement of adjusted EBITDA performance as of the end of the 2025 and 2026 performance years (the remainder of the amount reported for each NEO). The amount actually earned with respect to each such performance year will generally vest on March 8 of the immediately following fiscal year. Amounts reported reflect the maximum number of shares that may be earned under the awards for the remainder of the performance period. For more information regarding the terms of these awards, see “Compensation Discussion and Analysis—2024 Components of Executive Compensation—Long-Term Incentive Awards.”

4.These amounts represent RSU awards granted in 2024 that generally vest in substantially equal installments on March 8, 2025, March 8, 2026, and March 8, 2027.

5.This amount reflects the portion of the 2023-2025 PRSU award that was earned based on achievement of the applicable performance goals for the 2024 performance year and will generally vest on March 10, 2025.

6.These amounts reflect the portion of 2023 PRSU awards that can be earned based on the achievement of adjusted EBITDA performance as of the end of the 2024 performance year (the remainder of the amount reported for each NEO). Amounts reported reflect the maximum number of shares that may be earned under the awards for the remainder of the performance period. The amount actually earned will generally vest on March 10 of the immediately following fiscal year. For more information regarding the terms of these awards, see “Compensation Discussion and Analysis—2024 Components of Executive Compensation—Long-Term Incentive Awards.”
7.These amounts represent an RSU award granted in 2023 that generally vests (or vested) in substantially equal installments on March 10, 2024, March 10, 2025, and March 10, 2026.

8.These amounts reflect the portion of the 2022-2024 PRSU award that was earned based on the achievement of the applicable performance goals for the 2024 performance year and will generally vest on March 11, 2025. For more information regarding the terms of these awards, see “Compensation Discussion and Analysis—2024 Components of Executive Compensation—Long-Term Incentive Awards.”
9.These amounts represent RSU awards granted in 2022 that generally vest (or vested) in substantially equal installments on March 11 of 2023, 2024, and 2025.

10.This amount represents an RSU award granted in 2024 that vests as to 25% of the award on September 11, 2025 and September 11, 2026, and 50% on September 11, 2027.

11.This amount represents an RSU award granted in 2024 that generally vests in substantially equal installments in May 2025, 2026 and 2027.

12.This amount represents a grant of annual stock-settled dollar-denominated bonus award based for the 2023 performance year that was converted to RSUs generally vesting in substantially equal installments in March 2025, 2026 and 2027.

13.This amount represents an RSU award granted in 2022 that generally vests (or vested) in substantially equal installments in July 2023, 2024 and 2025.

14.In connection with Mr. Griffin's and Mr. Wheeler's separation agreements, all unvested PRSUs and RSUs held by such officers were forfeited.

2024 Option Exercises and Stock Vested

The following table reports stock awards vested for the NEOs during the fiscal year ended December 31, 2024.

	Stock Awards
Name ____________________________________________________ (a)	Number of Shares Acquired on Vesting (#) (1) _______________________ (d)	Value Realized on Vesting ($) ___________________ (e)
John A. Cuomo	51,243	3,891,966
Adam R. Cohn	—	—
Benjamin A. Thomas	10,386	791,475
Farinaz S. Tehrani	12,920	1,017,318
Tarang Sharma	2,017	168,438
Stephen D. Griffin	13,964	1,064,010
Chad M. Wheeler	11,673	891,072

Notes to Option Exercises and Stock Vested Table
1.The number of shares acquired pursuant to the Restricted Stock Plan on vesting reported in column (d) includes shares withheld for the minimum amount of taxes required to be withheld by the Company under applicable law, as follows: Mr. Cuomo, 16,077 shares; Mr. Thomas, 0 shares; Ms. Tehrani, 2,991 shares; Mr. Sharma, 653 shares; Mr. Griffin, 4,192 shares; and Mr. Wheeler, 3,187 shares. The value realized on vesting reported in column (e) represents the number of vested shares acquired valued at the closing market price for VSE Stock on the vesting date, including the shares withheld for the minimum amount of taxes required to be withheld by the Company under applicable law.

2024 Pension Benefits

VSE does not provide defined benefit pension arrangements or post-retirement health coverage for executives or other employees.

2024 Non-Qualified Deferred Compensation

The following table provides information related to potential benefits payable to each NEO under VSE’s DSC Plan as of and for the year ended December 31, 2024.

Name (1) ________________ (a)	Plan _____________	Executive Contributions in Last FY ($) ____________ (b)	VSE Contributions in Last FY (2) ($) ___________ (c)	Aggregate Earnings in Last FY (2) (3) ($) ____________ (d)	Aggregate Withdrawals/ Distributions ($) ___________ (e)	Aggregate Balance at Last FYE (4) ($) ____________ (f)
John A. Cuomo	DSC Plan	—	135,000	128,774	—	1,565,417
Adam R. Cohn	DSC Plan	—	27,500	—	—	27,500
Benjamin A. Thomas	DSC Plan	—	67,500	38,812	—	296,177
Farinaz S. Tehrani	DSC Plan	—	55,650	25,705	—	192,843
Tarang Sharma	DSC Plan	—	—	—	—	—
Stephen D. Griffin	DSC Plan	—	—	37,067	(128,193)	143,803
Chad M. Wheeler	DSC Plan	—	—	125,011	—	1,323,287

Notes to Non-Qualified Deferred Compensation Table
1.Mr. Cuomo, Mr. Thomas, Ms. Tehrani, Mr. Griffin, and Mr. Wheeler have been participants for approximately 6 years, 4 years, 4 years, 4 years, and 14 years, respectively. Mr. Cohn became a participant during 2024.
2.Amounts reported in column (c) are reported in the 2024 Summary Compensation Table in the “All Other Compensation” column and represent contributions made by VSE to the DSC Plan following the 2024 calendar year. Aggregate earnings reported in column (d) are not reported in the 2024 Summary Compensation Table.
3.Amounts reported in column (d) represent the earnings during the calendar year 2024 for amounts held in the DSC Plan for each NEO.
4.Amounts reported in column (f) for the DSC Plan include aggregate contributions that were reported as compensation to the NEOs in Summary Compensation Tables for previous years and aggregate earnings that were not reported as compensation. Aggregate contributions to the DSC Plan previously reported in the Summary Compensation Tables for the years 2008 through 2023, the period for which plan records identifying contributions to individual participants are available, and aggregate earnings (losses) for the same period are set forth below. Aggregate contributions represent total amounts contributed into the DSC Plan by VSE and, where applicable, by each NEO. Aggregate earnings represent the earnings or losses on amounts held in the DSC Plan for each NEO since the NEO became eligible to participate in the DSC Plan.

Name	Aggregate Contributions ($)	Aggregate Earnings ($)
John A. Cuomo	1,227,754(4)	337,663(4)
Adam R. Cohn	27,500	—
Benjamin A. Thomas	240,981	55,196
Farinaz S. Tehrani	163,800	29,043
Tarang Sharma	—	—
Stephen D. Griffin	212,746	59,250
Chad M. Wheeler	895,679	427,608

Narrative to Non-Qualified Deferred Compensation Table

The DSC Plan is a non-qualified, noncontributory plan that was originally adopted by the Board in 1994. The DSC Plan provides, at the Board’s discretion, for an annual contribution to the plan not to exceed 12% of VSE's consolidated net income for the year. Each officer’s allocation from the annual contribution bears the same percentage to the annual contribution as that officer’s salary bears to total annual participant salaries. For 2024 an annual contribution of 15% of salary ($336,428) for the executive management team was authorized and allocated to 5 participant accounts, including a total of approximately $285,650 allocated to the NEOs’ accounts.

Benefits under the DSC Plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or if a change of control of VSE occurs. The Company's contributions to the DSC Plan are irrevocable and are used to pay benefits under the plan, subject to the claims of the Company's general creditors.

VSE's annual contribution to the DSC Plan is deposited in a plan trust. The aggregate annual contribution is allocated for the benefit of each of the participants and credited to each of their respective employer contribution accounts. Participants make investment elections for their respective account balances and annual contributions from a group of life insurance (COLI) investment funds managed by Lincoln Financial Group. For more information regarding the terms of the DSC Plan, see above under “Executive Compensation Components-Long-Term Incentive Compensation.”

Potential Payments Upon Termination or Change in Control

The following table sets forth potential payments to the NEOs on termination of employment or a change in control of VSE. The amounts shown assume that such termination and (as applicable) change in control was effective as of December 31, 2024 and that the share price at the time of termination was the closing price of VSE stock on December 31, 2024 ($95.10), and are estimates of the amounts that would be paid to the NEOs on the applicable event. The actual amounts to be paid can only be determined at the time of the applicable triggering event.

Messrs. Griffin and Wheeler ceased to be executive officers during the 2024 fiscal year. See "Separations During Fiscal 2024," for a description of the terms of Mr. Griffin and Mr. Wheeler's Consulting Agreements.

Potential Payments Upon Termination or Change in Control Table (1)

Name	Benefit	Termination Without Cause ($)	Termination on Change of Control ($)	Death/Disability ($)
John A. Cuomo	Cash Severance	3,600,000	4,050,000	1,800,000
	DSC Plan	1,565,417	1,565,417	1,565,417
	Equity Awards	—	7,618,249	—
Adam R. Cohn	Cash Severance	1,031,250	1,375,000	550,000
	DSC Plan	27,500	27,500	27,500
	Equity Awards	2,281,639	3,191,461	2,281,639
Benjamin A. Thomas	Cash Severance	675,000	945,000	—
	DSC Plan	296,177	296,177	296,177
	Equity Awards	—	1,603,328	—
Farinaz S. Tehrani	Cash Severance	556,500	742,000	—
	DSC Plan	192,843	192,843	192,843
	Equity Awards	—	1,902,621	—
Tarang Sharma (2)	Cash Severance	53,654	—	—
	DSC Plan	—	—	—
	Equity Awards	—	—	—
1.The table excludes information with respect to contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers and that are available generally to all salaried employees (for example, qualified benefit plan distributions and payment for unused vacation pay). For information regarding the amounts set forth in this table, see the narrative discussion below.
2.Mr. Sharma does not have an employment agreement and is subject to the Company's severance guidelines, which generally state that, upon termination without cause, an employee may receive one week of base salary for every year of completed service as an employee of the Company.

Narrative to Potential Payments Upon Termination or Change in Control Table

Employment Agreements with Continuing Named Executive Officers

During 2024, the Company was party to employment agreements with each of its NEOs (other than Mr. Sharma). The key terms of these employment agreements (which include customary confidentiality, non-competition, non-solicitation, and non-disparagement restrictive covenants) are summarized in the table below:

Key Terms	Mr. Cuomo (2)	Mr. Cohn	Mr. Thomas	Ms. Tehrani	Mr. Griffin	Mr. Wheeler
Initial Agreement Term (1)	January 1, 2025 – January 1, 2028	September 3, 2024 - September 3, 2026	January 1, 2022 – January 1, 2024	August 16, 2021 – August 16, 2023	January 1, 2022 – January 1, 2024	January 1, 2022 – January 1, 2024
Minimum Base Salary	$1,000,000	$550,000	$368,880	$371,000	$464,400	$392,840
Annual Cash Incentive	Participates with target of at least 110% of base salary	Participates with target of at least 75% of base salary (pro-rated for 2024)	Participates	Participates	Participates with target of at least 75% of base salary	Participates
Long-Term Incentive	Participates with target annual award opportunity of at least 400% of base salary	Participates (3)	Participates	Participates	Participates	Participates
Other Benefits	Participation in employee benefit plans (including DSC Plan) and other customary fringe benefits (“Other Benefits”)	Other Benefits (4)	Other Benefits	Other Benefits	Other Benefits	Other Benefits
1.At the end of the initial term of each agreement and on each anniversary thereafter, unless VSE gives the executive 60 days written notice (or 150 days for Mr. Cuomo) that the term will not be extended, the term will be extended for an additional year. Accordingly, the terms of the employment agreements with each of Messrs. Griffin, Wheeler and Thomas and Ms. Tehrani were automatically extended for an additional year on the initial agreement term ending dates set forth in this table (or an applicable anniversary thereof)
2.In December 2024, Mr. Cuomo’s employment agreement was amended, including to make the following changes: (a) increase minimum base salary from $900,000 to $1,000,000; (b) increase minimum target annual incentive opportunity from 100% of annual base salary to 110% of annual base salary; (c) provide for the Cuomo Special Grant (as defined below), including the vesting thereof upon a qualifying termination of employment; (d) increase the minimum long-term incentive award target from 300% of base salary to 400% of base salary; (e) increase the notice period for non-renewal of the employment agreement from 120 days to 150 days; (f) change the Change in Control Period (as defined below) to begin six months prior to a Change in Control, rather than eight months prior to a Change in Control; (g) increase his non-Change in Control severance multiple from two times to three times; (h) increase his Change in Control severance multiple from 2.25 times to three times; (i) provide for the death and disability benefits described below; and (j) decrease the length of his post-employment non-competition and non-solicitation obligations from 24 months to 12 months. Because the amended employment agreement was not effective until January 1, 2025, the hypothetical amounts set forth in the table above assuming a December 31, 2024 triggering date assume that the terms of the prior version of the employment agreement would apply.
3.For 2024, Mr. Cohn was entitled to the following initial long-term incentive awards: (a) a grant of time-based RSUs valued at approximately $330,000, generally vesting annually over three years; and (b) a grant of PRSUs valued at approximately $467,500, generally vesting over three years based on performance objectives established by the Company.
4.Mr. Cohn’s DSC Plan contribution was pro-rated for 2024.

Mr. Cohn was also entitled to a cash sign-on bonus equal to $200,000, subject to repayment in certain circumstances. Such amount was paid to him in October 2024. In addition, he was entitled to a special grant of time-based RSUs valued at approximately $2,000,000, which award will generally vest as to 25% of the award on each of the first two anniversaries of the grant date and as to the remainder on the third anniversary of the grant date (the “Cohn Special Grant”).

In connection with entering into an amended employment agreement in December 2024, Mr. Cuomo became entitled to a special grant of time-based RSUs valued at approximately $1,500,000, which RSUs will generally vest in substantially equal installments on December 31, 2026 and December 31, 2027 (the “Cuomo Special Grant”). Such grant was not made until January 1, 2025.

Under the terms of an NEO's employment agreement, each NEO is entitled to certain payments and benefits in the event of certain termination circumstances. These payments and benefits are summarized below. In general, payment of these amounts is contingent upon the NEO’s execution and non-revocation of a release of claims in favor of VSE.

Qualifying Termination (1) with no Change in Control (2)	Qualifying Termination During Change in Control Period (3)
For Mr. Cuomo and Mr. Cohn —a lump sum in cash equal to 1.5 times (or, for Mr. Cuomo, three times) the sum of his annual base salary and target annual cash incentive award (without regard to any reduction thereto)

For Messrs. Cuomo, Cohn and Griffin—a lump sum in cash equal to two times (or, for Mr. Cuomo, three times) the sum of annual base salary and target annual cash incentive (without regard to any reduction thereto)

For Other Continuing NEOs—a lump sum in cash equal to 1.5 times the executive’s annual base salary (without regard to any reduction thereto)
For Messrs. Wheeler and Thomas and Ms. Tehrani—a lump sum in cash equal to (A) 1.5 times annual base salary (without regard to any reduction thereto) plus (B) one times target annual cash incentive (without regard to any reduction thereto)

For All NEOs—a lump sum in cash equal to the executive’s accrued but unvested benefits under the DSC Plan	For All NEOs—a lump sum in cash equal to the executive’s accrued but unvested benefits under the DSC Plan
For Mr. Cuomo and Mr. Cohn — full vesting of the Cuomo Special Grant and the Cohn Special Grant, respectively
For All NEOs—outstanding and unvested time-based and performance-based restricted stock, RSUs or similar rights to acquire capital stock of VSE will vest in full (with performance-based awards vesting at target)

1.“Qualifying Termination” is the termination of the executive’s employment by VSE other than due to “Cause” (as defined in the employment agreements), death or disability (including by providing notice that the employment term will not be extended), or by the executive for “Good Reason” (as defined in the employment agreements).

2.“Change in Control” has the meaning assigned to such term in the employment agreements.

3.The “Change in Control Period” is the period within two years after a Change in Control, or, for Mr. Cuomo and Mr. Cohn only, within six months before a Change in Control.

Under Mr. Cuomo’s employment agreement, VSE may elect to continue making payments to him equivalent to his annual base salary for a period of time equivalent to the period of certain of his non-competition covenants under the employment agreement in other termination scenarios.

Each employment agreement includes a “best net” provision, which generally provides that if certain severance payments are subject to excise tax under Section 280G of the Internal Revenue Code, the payments will be reduced to the greatest amount that could be paid without giving rise to such excise tax, unless the executive would be in a better after-tax position after receiving all payments and paying any applicable excise tax.

In the event of a termination of employment due to death or disability, Mr. Cuomo and Mr. Cohn’s employment agreements, as applicable, provide for the following benefits: (1) lump sum cash amount equal to the executive’s annual base salary (or, for Mr. Cuomo, two times his annual base salary); and (2) automatic vesting in full of the Cuomo Special Grant or the Cohn Special Grant, as applicable.

Mr. Sharma does not have an employment agreement with the Company. However, in connection with his appointment to serve as Interim Chief Financial Officer, effective May 27, 2024, he became eligible for: (1) a base salary of $310,000; (2) an annual incentive opportunity of 45% of his base salary (with a maximum payout at 150% of target), which target opportunity was pro-rated for 2024 based on his prior target of 40% and the new target of 45%); 3) a time-based long-term incentive award of 40% of his base salary; and (4) target performance-based shares of 40% of his base salary. Mr. Sharma also received recurring monthly cash payments of $12,000 per month, prorated based on start and end dates, during the period in which he served as Interim Chief Financial Officer.

Separations During Fiscal 2024

As discussed above, Mr. Griffin resigned from his positions with the Company, effective May 29, 2024. On May 22, 2024, the Company entered into a consulting agreement (the “Griffin Consulting Agreement”) with Mr. Griffin whereby Mr. Griffin agreed to provide consulting and advisory services on a transitional basis until August 31, 2024. Mr. Griffin was eligible for compensation of $300 per hour in consideration for providing these services. However, Mr. Griffin did not invoice the Company for any services.

Mr. Wheeler resigned from his position as VSE’s Group President for the Fleet Segment effective November 5, 2024. On November 6, 2024, the Company entered into a consulting agreement (the “Wheeler Consulting Agreement”) with Mr. Wheeler whereby Mr. Wheeler has agreed to provide consulting and advisory services for up to a one-year period. Pursuant to the Consulting Agreement, Mr. Wheeler receives compensation of $300 per hour for up to a maximum of 35 hours per month in consideration for providing these services. As of February 15, 2025, Mr. Wheeler has received total consulting fees equal to $7,650. The Company will also pay Mr. Wheeler a lump sum cash bonus of $500,000 (the “Consulting Bonus”) if he continuously provides the consulting services until the earlier of (a) November 6, 2025, or (b) the date on which the Company completes its strategic alternative review process involving the Fleet Segment, as determined by the Company. Payment of the Consulting Bonus will be subject to Mr. Wheeler’s execution of a release of claims in favor of the Company.

Because Mr. Griffin and Mr. Wheeler ceased to be executive officers during 2024, the information above includes their actual termination benefits, instead of the hypothetical payments and benefits described in the table above for the other NEOs.

Pay Ratio Disclosure

The following information about the relationship between the median of the annual total compensation of all of VSE's employees and those of VSE's consolidated subsidiaries other than the CEO and the annual total compensation of Mr. Cuomo, VSE's CEO and President (and Principal Executive Officer or “PEO”), is provided in compliance with the requirements of Item 402(u) of Regulation S-K of the Exchange Act. Due to the permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus the Company views this pay ratio disclosure as a reasonable estimate. The Company believes its compensation philosophy and process yield an equitable result and is presenting such information for 2024 in accordance with the required disclosure as follows:

Median Employee 2024 annual total compensation	$63,528
Mr. Cuomo (“PEO”) 2024 annual total compensation	$4,945,400
Ratio of PEO to Median Employee annual total compensation	78:1

For purposes of this pay ratio disclosure, 2024 PEO annual total compensation represents the total compensation reported for Mr. Cuomo under the “2024 Summary Compensation Table.” To determine the 2024 annual total compensation of VSE's median employee, the Company identified and calculated the elements of that employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
In determining the median employee, a listing was prepared of all full time and part time employees (other than the PEO) of the Company and the Company's consolidated subsidiaries as of December 31, 2024. However, for purposes of determining the median employee, and in accordance with SEC rules, the Company excluded 138 employees who became employees as a result of the acquisition of Kellstrom Aerospace that was completed in December 2024. Wages and salaries for 2024 (the Company's consistently applied compensation measure) were based on compensation paid and the median employee was determined based on that list. As of December 31, 2024, the Company employed approximately 1,400 persons (but as noted above, the Company excluded 138 of such employees from the median employee determination for 2024). Additionally, the Company employs a diverse range of employees, many of whom live and work in lower cost of living areas other than Miramar, Florida.

Pay Versus Performance

The following table, and the disclosure that follows, provides information regarding the compensation of the Company's principal executive officer (“PEO”) and the average compensation of other named executive officers (“non-PEO NEOs”) as reported in the Summary Compensation Table for the past five fiscal years, their “compensation actually paid” as calculated pursuant to SEC rules, and certain performance measures.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensa-tion Table Total for PEO ($) (1)	Compensa-tion actually Paid to PEO ($) (1) (2)	Average Summary Compensa-tion Table Total for Non-PEO NEOs ($) (1)	Average Compensa-tion Actually Paid to Non-PEO NEOs ($)(1) (2)	Total Shareholder Return (3)	Peer Group Total Shareholder Return (4)	Net Income ($) (5)	Adjusted EBITDA ($ in millions) (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	4,945,400	10,531,618	1,393,162	1,476,009	260.93	136.24	15,324,000	136.29
2023	4,563,461	8,141,517	1,291,531	2,081,656	176.39	119.09	39,134,000	113.83
2022	3,623,791	3,175,331	1,085,086	895,314	127.02	111.54	28,059,000	92.10
2021	2,348,503	3,085,979	970,465	1,000,181	163.58	95.03	7,966,000	72.60
2020	1,428,241	1,055,425	690,055	717,537	102.53	83.94	(5,171,000)	75.20
1.Mr. Cuomo was VSE's PEO for the full year for each of fiscal years 2024, 2023, 2022, 2021 and 2020. For fiscal year 2024, the non-PEO NEOs were Messrs. Cohn, Sharma, Griffin, Wheeler, and Thomas and Ms. Tehrani. For fiscal year 2023, the non-PEO NEOs were Messrs. Griffin, Wheeler, and Thomas and Ms. Tehrani. For fiscal year 2022, the non-PEO NEOs were Messrs. Griffin, Wheeler, Thomas and Robert A. Moore and Ms. Tehrani. For fiscal year 2021, the non-PEO NEOs were Messrs. Griffin, Wheeler, Thomas, Moore and Thomas M. Kiernan. For fiscal year 2020, the non-PEO NEOs were Messrs. Griffin, Wheeler, Moore, Thomas, Kiernan and Thomas R. Loftus.

2.For each of fiscal years 2024, 2023, 2022, 2021 and 2020 (each, a “Covered Year”), in determining both the compensation “actually paid” to VSE's PEO and the average compensation “actually paid” to the non-PEO NEOs for purposes of this Pay Versus Performance table (“PVP Table”), the Company deducted from or added back to the total amounts of compensation reported in column (b) or column (d), as applicable, for such Covered Year certain amounts in accordance with SEC rules. For fiscal year 2024, such amounts are set forth in the following tables:

Item and Value Added (Deducted)	2024
For Mr. Cuomo:
- change in actuarial present value of pension benefits	$—
+ service cost of pension benefits	$—
+ prior service cost of pension benefits	$—
- Summary Compensation Table “Stock Awards” column value	$(2,699,987)
- Summary Compensation Table “Option Awards” column value	$—
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	$5,334,907
+/- change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted in prior years	$2,370,207
+ vesting date fair value of equity awards granted and vested in Covered Year	$—
+/- change in fair value (from prior year-end to vest date in Covered Year) of prior-year equity awards vested in Covered Year	$581,091

-prior year-end fair value of prior-year equity awards forfeited in Covered Year	$—
+includable dividends/earnings paid or accrued on equity awards during Covered Year	$—

Item and Value Added (Deducted)	2024
For Non-PEO NEOs (Average):
- change in actuarial present value of pension benefits	$—
+ service cost of pension benefits	$—
+ prior service cost of pension benefits	$—
- Summary Compensation Table “Stock Awards” column value	$(844,585)
- Summary Compensation Table “Option Awards” column value
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	$964,816
+/- change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted in prior years	$160,432
+ vesting date fair value of equity awards granted and vested in Covered Year	$—
+/- change in fair value (from prior year-end to vest date in Covered Year) of prior-year equity awards vested in Covered Year	$105,086
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	$(302,902)
+ includable dividends/earnings paid or accrued on equity awards during Covered Year	$—
3.For each Covered Year, VSE's total shareholder return was calculated as the yearly percentage change in the cumulative total shareholder return on VSE's common stock, par value $0.05 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with the closing price on The NASDAQ Global Select Market on December 31, 2019 through and including the last day of the Covered Year (each one-year, two-year, three-year, four-year and five-year period, the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between the closing stock price at the end versus the beginning of the Measurement Period, divided by (b) the closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of each Measurement Period to produce the Covered Year-end values of such investment as of the end of 2024, 2023, 2022, 2021 and 2020 as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time. The Company total shareholder return reflected in this column has been updated slightly from amounts disclosed in prior years to use a rounding convention consistent with that used in the performance graph in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

4.For purposes of this pay versus performance disclosure, VSE's peer group total shareholder return is calculated based on the S&P 500 Aerospace & Defense Index (the "Index"). For each Covered Year, the Index cumulative total shareholder return was calculated based on a deemed fixed investment of $100 in the Index through each Measurement Period.

5.Net income is calculated in accordance with U.S. Generally Accepted Accounting Principles. The net income reported in this table for 2022 has been corrected from the amount reported for such year in the Pay Versus Performance table in VSE's 2023 proxy statement ($28,063,000).

6.For purposes of this PVP Table, VSE's adjusted EBITDA was calculated as net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization adjusted for discrete items such as acquisition, integration and restructuring costs related to the acquisition of Turbine Controls and Kellstrom Aerospace, and non-recurring professional fees related to the Company's equity offerings, as further described in the Compensation Discussion and Analysis above.

The following charts provide, across the Covered Years, (1) a comparison between VSE's cumulative total shareholder return and the cumulative total shareholder return of the Index, and (2) illustrations of the relationships between (A) the executive compensation actually paid to the PEO and the average of the executive compensation actually paid to the non-PEO NEOs (in each case as set forth in the PVP Table above) and (B) each of the performance measures set forth in columns (f), (h) and (i) of the PVP Table above.

The following table lists the four financial performance measures that the Company believes represent the most important financial performance measures used to link compensation actually paid to the named executive officers for fiscal 2024 to the Company's performance:

Revenue
Adjusted Free Cash Flow
Adjusted EBITDA
Adjusted Operating Profit

PROPOSAL 5
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

What am I voting on? Stockholders are being asked to approve, on a non-binding advisory basis, the Company's named executive officers' compensation (commonly referred to as "say-on-pay").

Voting Recommendation: FOR the approval of the compensation of the Company’s named executive officers.

Vote Required: Requires the affirmative vote of a majority of the Stock present or by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting. Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Compensation Committee will, however, carefully consider the outcome of the vote when considering future executive compensation arrangements.

Broker Discretionary Voting Allowed? No, broker non-votes have no effect.

Abstentions: Same effect as a vote against the proposal.

Section 14A of the Exchange Act requires that the Company include in this 2025 Proxy Statement a non-binding advisory stockholder vote to approve the Company's named executive officers’ compensation as described in this 2025 Proxy Statement (commonly referred to as “say-on-pay”). After taking into consideration the vote of the stockholders at the 2021 Annual Meeting regarding the frequency of the advisory vote on executive compensation, the Board determined that future advisory votes on named executive officer compensation would be held every year, with the vote for the current year being taken pursuant to this Proposal 5, in response to the vote of stockholders.

The Company encourages stockholders to review the “Compensation Discussion and Analysis” and the “Executive Compensation” sections of this 2025 Proxy Statement. VSE’s consistent stockholder value creation over the long term is reinforced by and aligned with the executive compensation program. VSE believes the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing the Company's executives to dedicate themselves fully to value creation for its stockholders. This balance is evidenced by the following:

•VSE provides a significant part of executive compensation in performance-based incentives, including annual cash incentive awards and performance-based equity awards. Payouts of performance-based equity awards are generally based on achievement of pre-established financial objectives and are subject to caps on total payouts;

•The earning of performance-based restricted stock unit awards is generally subject to performance over three performance years;

•VSE utilizes multiple performance metrics in its plans and programs to discourage excessive risk-taking. The Company's program design does not encourage excessive focus on a single performance goal to the detriment of other metrics of success; and

•Substantial stock ownership requirements help ensure that the Company's senior executives maintain a significant stake in its long-term success.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as described in this 2025 Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation,” including the related tabular and narrative disclosure contained in this 2025 Proxy Statement."

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will, however, carefully consider the outcome of the vote when considering future executive compensation arrangements. VSE currently holds a say-on-pay vote annually, and the next say-on-pay vote is expected to occur at the Company's 2026 Annual Meeting of Stockholders.

The approval of the advisory resolution on the Company’s compensation of executive officers requires the affirmative vote of a majority of the Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

The Board unanimously recommends that stockholders vote “FOR” the approval of the compensation of the Company’s named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date, March 12, 2025, there were [●] shares of Stock outstanding. The following table sets forth certain information regarding beneficial ownership of Stock as of March 12, 2025, for beneficial owners of more than 5% of Stock, each director, executive officer and for all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding Shares

Certain Beneficial Owners (at least 5%)
T. Rowe Price Investment Management, Inc. (1)	2,488,689	[●]
101 E. Pratt Street, Baltimore, MD 21201
FMR LLC (2)	1,677,006	[●]
245 Summer Street, Boston, MA 02210
Capital Research Global Investors (3)	1,535,395	[●]
333 South Hope Street, 55th Fl., Los Angeles, CA 90071
The Vanguard Group (4)	1,071,545	[●]
100 Vanguard Blvd., Malvern, PA 19355
BlackRock, Inc. (5)	973,635	[●]
50 Hudson Yards, New York, NY 10001
Non-Employee Directors
Ralph E. Eberhart	46,297	*
Anita D. Britt	6,706	*
Edward P. Dolanski	7,940	*
Mark E. Ferguson III (6)	16,392	*
Lloyd E. Johnson	6,706	*
John E. Potter	24,637	*
Bonnie K. Wachtel (7)	138,789	*

Named Executive Officers and Other Directors
John A. Cuomo	153,698	*
Adam Cohn	3,564	*
Benjamin E. Thomas	42,226	*
Farinaz S. Tehrani	26,974	*
Tarang Sharma	7,238	*

Directors and Executive Officers as a Group
(12 persons)	[●]	[●]
     * Represents less than one percent.

1.The beneficial ownership reported is based upon a Schedule 13G/A filed by T. Rowe Price Investment Management, Inc. on March 7, 2025. The Schedule 13G indicates that T. Rowe Price Investment Management, Inc. has sole dispositive power as to 2,488,689 shares and sole voting power as to 2,485,424 shares.

2.The beneficial ownership reported is based upon a Schedule 13G/A filed by FMR LLC and Abigail P. Johnson on February 11, 2025. The Schedule 13G/A indicates that FMR LLC has sole voting power as to 1,676,299 shares and sole dispositive power as to 1,677,006 shares, and Abigail P. Johnson has sole dispositive power as to 1,677,006 shares.
3.The beneficial ownership reported is based upon a Schedule 13G filed by Capital Research Global Investors on November 7, 2024. The Schedule 13G indicates that Capital Research Global Investors has sole dispositive power as to 1,535,395 shares and sole voting power as to 1,535,395 shares.

4.The beneficial ownership reported is based upon a Schedule 13G filed by The Vanguard Group on January 31, 2025. The Schedule 13G indicates that The Vanguard Group has sole dispositive power as to 1,039,641 shares, shared dispositive power as to 31,904 shares, and shared voting power as to 15,766 shares.

5.The beneficial ownership reported is based upon a Schedule 13G filed by BlackRock, Inc. on January 29, 2024. The Schedule 13G indicates that BlackRock, Inc. has sole dispositive power as to 973,635 shares and sole voting power as to 948,201 shares.
6.The share amount reported for Mr. Ferguson includes 14,851 shares held in a trust account.

7.The share amount reported for Ms. Wachtel includes 1,000 shares held in a retirement account.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act, requires VSE officers and directors and persons who own more than 10% of the VSE Stock to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, the Company believes that all of its officers, directors and stockholders subject to the reporting requirements of Section 16(a) filed their reports on a timely basis during 2024, except that one Form 4 was not timely filed by Mr. Sharma.

STOCKHOLDER PROPOSALS

In order to properly submit a proposal for inclusion in the proxy statement for the 2026 Annual Meeting, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, the Company must receive your stockholder proposal at its principal executive offices, 3361 Enterprise Way, Miramar, Florida 33025-3932, in care of the Company's Corporate Secretary, by no later than November 24, 2025.

In addition, under the Company's by-laws, stockholders may recommend persons to be nominated for election as VSE's directors at the annual meeting of stockholders. To be considered for nomination, such recommendation must be received in writing by the Company's Secretary no later than 90 days before the date which corresponds to the date on which the annual meeting of stockholders was held during the immediate prior year, i.e., February 7, 2026 in respect of the annual stockholders meeting in 2026. Such recommendation shall be accompanied by the name of the stockholder proposing the candidate, evidence that stockholder is a beneficial owner of VSE's Stock as of the record date established for the determination of stockholders entitled to notice of, and to vote at, the annual meeting of stockholders, the name of candidate being proposed for nomination, and the candidate’s biographical data and qualifications.

Compliance With Universal Proxy Rules for Director Nominations

In addition to satisfying the requirements under the Company's by-laws, if a stockholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to VSE at the Company's principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2026 Annual Meeting, no later than March 9, 2026). If the date of the 2026 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2026 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2026 Annual Meeting is first made.

OTHER MATTERS

VSE will bear the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of mail, proxies may be solicited by personal interview or telephone by the Company's directors, officers and employees. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. The Company will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

A copy of the Annual Report (without exhibits) will be furnished without charge on written or telephonic request to Farinaz S. Tehrani, Chief Legal Officer and Corporate Secretary, 3361 Enterprise Way, Miramar, FL 33025-3932 or call (954) 430-6600. The Form 10-K is also available at www.vsecorp.com.

The list of stockholders entitled to vote at the Annual Meeting and at any adjournment thereof will be open to examination by any stockholder during the 10 days prior to the Annual Meeting by appointment only. The mailing address of VSE’s principal executive office is 3361 Enterprise Way, Miramar, Florida 33025-3932. VSE’s telephone number is (954) 430-6600.

By Order of the Board of Directors
Farinaz S. Tehrani, Secretary

APPENDIX A
VSE CORPORATION
2006 RESTRICTED STOCK PLAN
(AS AMENDED AND RESTATED EFFECTIVE [●], 2025)

1. Purpose

The purpose of the VSE Corporation 2006 Restricted Stock Plan (the “Plan”) is to promote the ability of VSE Corporation, a Delaware corporation (the “Company”), to recruit and retain employees and non-employee directors and enhance the growth and profitability of the Company by providing the incentive of long-term awards and Share issuances for continued employment and directorship and the attainment of performance objectives. On December 6, 2013, the Board approved and adopted certain amendments to the Plan and such amendments became effective on May 6, 2014 when they were approved by the Company’s stockholders. On February 27, 2020, the Board approved and adopted certain additional amendments to the Plan and such amendments became effective on May 6, 2020 when they were approved by the Company’s stockholders. On March 8, 2023, the Board approved and adopted an amendment and restatement of the Plan and such amendment and restatement became effective on May 3, 2023 when it was approved by the Company’s stockholders. On March 4, 2025, the Board approved and adopted this amendment and restatement of the Plan. The Plan, as amended and restated in this document, is subject to the approval of the Company’s stockholders, as set forth in Section 14.

2. Definitions

(a) “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Award” means an award of Restricted Stock or Restricted Stock Units granted under the Plan.

(c) “Board” means the Company’s board of directors.

(d) “Change of Control” means any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(f) “VSE Plan” means any restricted stock, restricted stock unit, stock bonus, stock option or other compensation plan, program or arrangement established or maintained by the Company or an Affiliate, including the Plan.

(g) “Committee” means the Compensation and Human Resources Committee of the Board.

(h) “Common Stock” means Common Stock, par value $0.05 per share, of the Company.

(i) “Company” means VSE Corporation, a Delaware corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(j) “Date of Grant” means the date on which an Award is granted.

(k) “Eligible Employee” means an employee of a Participating Company, as determined by the Committee.

(l) “Fair Market Value” means for all purposes:

(i) If trades of Shares are reported on The Nasdaq Global Select Market or The Nasdaq National Market System, Fair Market Value shall be determined based on the last quoted sale price of a Share on The Nasdaq Global Select Market or, as the case may be, The Nasdaq National Market System, on the date of determination, or if such date is not a trading day, the next trading date in respect of all Awards granted under Section 7 and the preceding day on which Shares were traded in respect of elections under Section 8.

(ii) If trades of Shares are reported on neither The Nasdaq Global Select Market nor The Nasdaq National Market System but Shares are listed on a stock exchange, Fair Market Value shall be determined based on the last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the next trading date in respect of all Awards granted under Section 7 and the preceding day on which Shares were traded in respect of elections under Section 8.

(iii) If Shares are not so listed nor trades of Shares so reported, Fair Market Value shall be determined in good faith by the Committee or, in respect of any matter under Section 8, by the Board.

(m) “Grantee” means an Eligible Employee or Non-Employee Director who is granted an Award.

(n) “Non-Employee Director” means an individual who is a Board member, and who is not an employee of the Company, including an individual who is a Board member and who previously was an employee of the Company.

(o) “Other Available Shares” means, as of any date, the sum of:

(i) The total number of Shares owned by a Grantee that were not acquired by such Grantee pursuant to a VSE Plan or otherwise in connection with the performance of services to the Company or an Affiliate thereof; plus

(ii) The excess, if any of:

(1) The total number of Shares owned by a Grantee other than the Shares described in Section 2(o)(i); over

(2) The sum of:

(A) The number of such Shares owned by such Grantee for less than six months; plus

(B) The number of such Shares owned by such Grantee that has, within the preceding six months, been the subject of a withholding certification pursuant to Section 9(c)(ii) or any similar withholding certification under any other VSE Plan.

(p) “Participating Company” means the Company and each of the Subsidiary Companies.

(q) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.

(r) “Plan” means the VSE Corporation 2006 Restricted Stock Plan, as set forth herein, and as amended from time to time.

(s) “Restricted Stock” means Shares subject to restrictions as set forth in an Award.

(t) “Restricted Stock Unit” means a unit that entitles the Grantee, on or after the Vesting Date set forth in an Award, to receive one Share.

(u) “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act.

(v) “Senior Executive” means an Eligible Employee whom the Committee has identified as a “covered employee” for purposes of Code Section 162(m).

(w) “Share” or “Shares” means a share or shares of Common Stock.

(x) “Subsidiary Companies” means all business entities that, at the time in question, are subsidiaries of the Company, within the meaning of Code Section 424(f).

(y) “Successor-in-Interest” means the estate or beneficiary to whom the right to payment under the Plan shall have passed by will or the laws of descent and distribution.

(z) “Terminating Event” means any of the following events:

(i) the liquidation of the Company; or

(ii) a Change of Control.

(aa) “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.

(bb) “Vesting Date” means, as applicable: (i) the date on which the restrictions imposed on a Share of Restricted Stock lapse or (ii) the date on which the Grantee vests in a Restricted Stock Unit.

(cc) “1933 Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(dd) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

3. Rights to be Granted

Rights that may be granted under the Plan, in addition to rights that may be granted under Section 8, are:

(i) Rights to Restricted Stock which gives the Grantee ownership rights in the Shares pursuant to the Award, subject to a substantial risk of forfeiture, as set forth in Section 7, and

(ii) Rights to Restricted Stock Units which give the Grantee a contractual right granted under Section 7 that is denominated in Shares, each of which represents a right to receive the value of Shares upon the terms and conditions set forth in the Plan and the applicable Award. It is intended that any Restricted Stock Units issued hereunder be exempt from the provisions of Code Section 409A by qualifying for the “short-term deferral” exemption described in Treasury Regulation Section 1.409A-1(b)(4). As such, all Restricted Stock Units shall be paid out in full as soon as practicable following their Vesting Date and, in all events, shall be paid out in full no later than two and one-half months following the end of the calendar year in which the Vesting Date occurs.

4. Shares Subject to the Plan or Awards

(a) Not more than 2,675,000 Shares in the aggregate, including the Shares previously issued under the Plan and Shares currently available for issuance under the Plan, may be issued under the Plan pursuant to the grant of Awards or elections to receive Shares made under Section 8, subject to adjustment in accordance with Section 10. The Shares issued under the Plan may, at the Company’s option, be either Shares held in treasury or Shares originally issued for such purpose.

(b) If Restricted Stock or Restricted Stock Units are forfeited pursuant to the terms of an Award, other Awards with respect to such Shares may be granted.

5. Administration of the Plan

(a) Administration. The Plan shall be administered by the Committee, provided that with respect to Awards to Non-Employee Directors, the rules of this Section 5 shall apply so that all references in this Section 5 to the Committee shall be treated as references to either the Board or the Committee acting alone.

(b) Grants. Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to:

(i) select those Employees and Non-Employee Directors to whom Awards shall be granted under the Plan, to determine the number of Shares or Restricted Stock Units, as applicable, to be granted pursuant to each Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Award, including the restrictions applicable to such Shares and the conditions upon which a Vesting Date shall occur; and

(ii) interpret the Plan’s provisions, prescribe, amend and rescind rules and regulations for the Plan, and make all other determinations necessary or advisable for the administration of the Plan.

The determination of the Committee in all matters as stated above shall be final, binding and conclusive.

(c) Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

(d) Exculpation. No Committee member shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards hereunder unless (i) the Committee member has breached or failed to perform the duties of his office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Section 5(d) shall not apply to the responsibility or liability of a Committee member pursuant to any criminal statute.

(e) Indemnification. Service on the Committee shall constitute service as a Board member. Each Committee member shall be entitled without further action on his or her part to indemnity from the Company to the fullest extent permitted by applicable law and the Company’s certificate of incorporation and by-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards thereunder in which he or she may be involved by reason of his or her being or having been a Committee member, whether or not he or she continues to be such Committee member at the time of the action, suit or proceeding.

(f) Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Plan to grant Restricted Stock or Restricted Stock Units to any Grantee other than a Grantee who, at the time of the grant:
(i) has a base salary of $100,000 or more;

(ii) is subject to the short-swing profit recapture rules of Section 16(b) of the 1934 Act; or

(iii) is a Senior Executive.

(g) Termination of Delegation of Authority. Any delegation of authority described in Section 5(f) shall continue in effect until the earliest of:

(i) such time as the Committee shall, in its discretion, revoke such delegation of authority;

(ii) the delegate shall cease to be an employee of the Company for any reason; or

(iii) the delegate shall notify the Committee that he or she declines to continue to exercise such authority.

6. Eligibility

Awards may be granted only to Eligible Employees and Non-Employee Directors.

7. Restricted Stock and Restricted Stock Unit Awards

The Committee may grant Awards in accordance with the Plan, provided that the Board or the Committee may grant Awards to Non-Employee Directors, or otherwise. With respect to Awards to Non-Employee Directors, the rules of this Section 7 shall apply so that either the Board or the Committee acting alone shall have all of the authority otherwise reserved in this Section 7 to the Committee.

The terms and conditions of Awards shall be set forth in writing as determined from time to time by the Committee, consistent, however, with the following:

(a) Time of Grant. No Awards shall be granted after the seventh anniversary of the Effective Date.

(b) Terms of Awards. The provisions of Awards need not be the same with respect to each Grantee. No cash or other consideration shall be required to be paid by the Grantee in exchange for an Award.

(c) Awards and Agreements. Each Grantee shall be provided with an agreement specifying the terms and conditions of an Award. In addition, a certificate shall be issued to each Grantee in respect of Restricted Stock subject to an Award. Such certificate shall be registered in the Grantee’s name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The Company may require that the certificate evidencing such Restricted Stock be held by the Company until all restrictions on such Restricted Stock have lapsed.

(d) Restrictions. Subject to the provisions of the Plan and the Award, the Committee may establish a period commencing with the Date of Grant during which the Grantee shall not be permitted to sell, transfer, pledge or assign Restricted Stock awarded under the Plan.

(e) Vesting / Lapse of Restrictions. Subject to the provisions of the Plan and the Award, a Vesting Date for Restricted Stock or Restricted Stock Units subject to an Award shall occur at such time or times and on such terms and conditions as the Committee may determine and as are set forth in the Award; provided, however, that except as otherwise provided by the Committee, a Vesting Date shall occur only if the Grantee is an employee of a Participating Company as of such Vesting Date, and has been an employee of a Participating Company continuously from the Date of Grant. The Award may provide for Restricted Stock or Restricted Stock Units to vest in installments, as determined by the Committee. The Committee may, in its sole discretion, waive, in whole or in part, any remaining conditions to vesting with respect to such Grantee’s Restricted Stock or Restricted Stock Units.

(f) Rights of the Grantee. Grantees may have such rights with respect to Shares subject to an Award as may be determined by the Committee and set forth in the Award, including the right to vote such Shares, and the right to receive dividends paid with respect to such Shares. A Grantee whose Award consists of Restricted Stock Units shall not have the right to vote or to receive dividend equivalents with respect to such Restricted Stock Units.

(g) Termination of Grantee’s Employment. A transfer of an Eligible Employee between two employers, each of which is a Participating Company, shall not be deemed a termination of employment. Subject to Section 7(e), if a Grantee terminates employment with all Participating Companies, all Restricted Shares or Restricted Stock Units as to which a Vesting Date has not occurred shall be forfeited by the Grantee and deemed canceled by the Company.

(h) Delivery of Shares. When a Vesting Date occurs with respect to all or a portion of an Award of Restricted Stock or Restricted Stock Units, the Company shall notify the Grantee that a Vesting Date has occurred and, subject to the provisions of Section 9(c) regarding the withholding of Shares to satisfy tax liabilities, deliver to the Grantee (or the Grantee’s Successor-in-Interest) a certificate for the number of Shares as to which a Vesting Date has occurred (or in the case of Restricted Stock Units, the number of Shares represented by such Restricted Stock Units) without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Section 9(a)). All Awards shall be settled no later than the March 15th following the calendar year in which such Award is vested. The right to payment of any fractional Shares that may have accrued shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share at the Vesting Date, as determined by the Committee.

(i) Death or Disability. The Committee may, in its discretion, waive the Vesting Date or any restrictions imposed on an Award in the event of the death or disability of a Participant (each as determined by the Committee, in its discretion). Exercise of such discretion by the Committee in any individual case, however, shall not be deemed to require, or to establish a precedent suggesting such exercise in any other case.

8. Non-Employee Directors Stock

(a) The Board shall administer the Plan in respect of participation by Non-Employee Directors under this Section 8. All questions of interpretation and application of the terms and conditions of the Plan in respect of this Section 8 are subject to the Board’s sole discretion, which shall be binding on all Participants.

(b) All Non-Employee Directors are covered by this Plan (“Participants”).

(c) Every Non-Employee Director shall automatically participate in the Plan until the earlier of his or her retirement, resignation, non-reelection, disability or death.

(d) Commencing as of the Effective Date, from and after the date of participation, each Participant may elect in respect of each year that all or a specified portion of his or her annual retainer fee as a director shall be allocated to and paid in Common Stock under the Plan (“Stock Portion”), with the balance of such annual retainer fee, if any, being payable in cash (“Cash Portion”). Such election shall be made in writing and provided to the Corporate Secretary by November 15 of each year or such other date as the Board may determine, provided such date is at least 15 days prior to the date on which the fair market value of the Common Stock is determined pursuant to Section 8(e). If any Participant fails to provide the above-mentioned written election by the date referenced in the preceding sentence, such Participant’s annual retainer fee shall be paid fully in cash for the particular year. If not enough Shares are available to satisfy one or more Participant’s Stock Portion elections in respect of a year, such elections shall be automatically adjusted, on a pro rata basis, to match the amount of Shares available hereunder, in proportion to the number of Shares each Participant would have received in respect of his or her election as if sufficient Shares were available for all elections.

(e)
(i) Common Stock shall be allocated to Participants at its Fair Market Value as of the date of allocation.

(ii) No fractional Shares shall be allocated.

(iii) Any residual cash balance may be credited to Participants or distributed along with the Cash Portion in the Board’s sole discretion.

(f) The Cash Portion shall be paid to Participants to cover the estimated taxes associated with the issuance of Shares under this Section 8. Notwithstanding the foregoing, each Participant will be solely responsible for calculation and payment of his or her tax liability in respect of the Plan, irrespective of whether or not such Participant’s Cash Portion is sufficient to cover the entire amount of actual taxes associated with the Participant’s Stock Portion.

(g)
(i) As soon as practicable, a stock certificate will be issued to each Participant for the number of Shares allocated to the Participant under the Plan.

(ii) By executing a copy of this Plan, the Participant represents and warrants to the Company that

(A) he or she will acquire and hold all the Shares issued to him or her hereunder for his or her own account for investment and not with the view toward resale or distribution except in accordance with Federal and state securities laws; and that

(B) he or she will not directly or indirectly distribute or otherwise transfer any interest in Shares acquired under this Plan except pursuant to (1) an effective and current registration statement under the 1933 Act covering the Shares, or (2) a specific exemption from registration under the 1933 Act.

(iii) The Company may require Participant to furnish an opinion of counsel reasonably acceptable to the Company that no registration under the 1933 Act is required.

(iv) By executing a copy of this Plan each Participant also acknowledges that (1) the Shares issued under the Plan will be issued pursuant to exemption from the registration under the 1933 Act; (2) such Shares must be held indefinitely unless it is registered or an exemption from registration becomes available under the 1933 Act and the applicable state laws; (3) the Company is under no obligation to facilitate resale of the Shares whether by registration, Rule 144 under the 1933 Act, or otherwise; (4) if Rule 144 under the 1933 Act is available for resale of Shares, such sales will or may be subject to specific holding periods, volume restrictions, and other provisions; and (5) the Participant will bear the economic risk of the investment in the Shares for an indefinite period of time.

(v) The Board may from time to time alter, amend, suspend, or discontinue any and all participation of Non-Employee Directors under this Section 8.

(vi)
(A) This Plan, including this Section 8, does not create any obligation of the Board to nominate any director for re-election by the Company’s stockholders or the Board.

(B) Participants will have no stockholder rights with respect to the Shares subject to the Plan until they are allocated and issued to Participants under this Section 8.

(C) None of the benefits under the Plan are subject to the claims of creditors of Participants or their beneficiaries, nor are they subject to attachment, garnishment or other legal process. Neither Participant nor beneficiary may assign, sell, borrow on or otherwise encumber a beneficial interest in the Plan nor shall any such benefits be in any manner subject to the deeds, contracts, liabilities, engagements or torts of any Participant or beneficiary.

9. Securities Laws; Taxes

(a) Securities Laws. The Committee shall have the power to make each grant of Awards under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then existing requirements of the 1933 Act and the 1934 Act, including Rule 16b-3 thereunder. Such conditions may include the delivery by the Grantee of an investment representation to the Company in connection with a Vesting Date occurring with respect to Shares subject to an Award, or the execution of an agreement by the Grantee to refrain from selling or otherwise disposing of the Shares acquired for a specified period of time or on specified terms.

(b) Taxes. Subject to the rules of Section 9(c), the Company shall be entitled, if necessary or desirable, to withhold the amount of any tax, charge or assessment attributable to the grant of any Award or the occurrence of a Vesting Date, payment date or other applicable tax event with respect to any Award. The Company shall not be required to deliver Shares pursuant to any Award until it has been indemnified to its satisfaction for any such tax, charge or assessment.

(c) Payment of Tax Liabilities; Election to Withhold Shares or Pay Cash to Satisfy Tax Liability.

(i) In connection with the grant of any Award or the occurrence of a Vesting Date, payment date or other applicable tax event under any Award, the Company shall have the right to (A) require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for Shares subject to such Award, or (B) take any action whatever that it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Grantee’s compliance, to the Company’s satisfaction, with any withholding requirement.

(ii) Except as otherwise provided in this Section 9(c)(ii), any tax liabilities incurred in connection with grant of any Award or the occurrence of a Vesting Date, payment date or other applicable tax event under any Award under the Plan shall be satisfied by the Company’s withholding a portion of the Shares subject to such Award having a fair market value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law, unless otherwise determined by the Committee with respect to any Grantee. Notwithstanding the foregoing, the Committee may permit a Grantee to elect one or both of the following: (A) to have taxes withheld in excess of the minimum amount required to be withheld by the Company under applicable law; provided that the Grantee certifies in writing to the Company at the time of such election that the Grantee owns Other Available Shares having a fair market value that is at least equal to the fair market value to be withheld by the Company in payment of withholding taxes in excess of such minimum amount; and (B) to pay to the Company in cash all or a portion of the taxes to be withheld in connection with such grant or Vesting Date. In all cases, the Shares so withheld by the Company shall have a fair market value that does not exceed the amount of taxes to be withheld minus the cash payment, if any, made by the Grantee. Any election pursuant to this Section 9(c)(ii) must be in writing made prior to the date specified by the Committee, and in any event prior to the date the amount of tax to be withheld or paid is determined. An election pursuant to this Section 9(c)(ii) may be made only by a Grantee or, in the event of the Grantee’s death, by the Grantee’s legal representative. No Shares withheld pursuant to this Section 9(c)(ii) shall be available for subsequent grants under the Plan. The Committee may add such other requirements and limitations regarding elections pursuant to this Section 9(c)(ii) as it deems appropriate.

10. Changes In Capitalization

The aggregate number of Shares and class of Shares as to which Awards may be granted or elections made under Section 8, the number of Shares covered by each outstanding Award or election made under Section 8, shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Shares or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Shares or other outstanding equity securities on the conversion of other securities of the Company which are convertible into Shares or other outstanding equity securities) affecting the Shares which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section 10 and any such determination by the Committee shall be final, binding and conclusive.

11. Terminating Events

The Committee shall give Grantees at least 10 days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. The Committee may, in its discretion, provide in such notice that upon the consummation of such Terminating Event, any conditions to the occurrence of a Vesting Date with respect to an Award of Restricted Stock or Restricted Stock Units (other than Restricted Stock or Restricted Stock Units that have previously been forfeited) shall be eliminated, in full or in part.

Claims for benefits under the Plan must be filed with the Committee at the following address:

VSE Corporation
3361 Enterprise Way
Miramar, FL 33025
Attention: Corporate Secretary

12. Amendment and Termination

The Plan may be terminated by the Board at any time. The Plan may be amended by the Board or the Committee at any time, provided that any such amendment shall be subject to approval by the Company’s stockholders to the extent the Board or the Committee determines that such approval is required under applicable law or applicable stock exchange rules. No Award shall be materially and adversely affected by any such termination or amendment without the written consent of the Grantee. No Awards shall be granted after

May 8, 2032 and no elections by Non-Employee Directors shall be made after May 8, 2032 to receive Shares under Section 8.

13. Construction and Certain Terms and Phrases

(a) Unless the context of the Plan otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to the entire Plan and not to any particular provision of the Plan and (iv) the term “Section” without any reference to a specified document refer to the specified Section of the Plan.

(b) The words “including,” “include” and ‘includes” are not exclusive and shall be deemed to be followed by the words “without limitation”; if exclusion is intended, the word “comprising” is used instead.

(c) The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(d) Whenever the Plan refers to a number of days, such number shall refer to calendar days unless business days are specified.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings ascribed to them under United States generally accepted accounting principles.

(f) Any reference to any federal, state, local or foreign statute or law, including the Code, 1933 Act and the 1934 Act, shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

14. Effective Date

The Plan was originally approved and adopted by the Board on February 9, 2006, and approved by the holders of majority of the Shares entitled to vote thereon on May 2, 2006. The Plan, as amended, was approved and adopted by the Board on March 2, 2011, and approved by the holders of a majority of the holders of the Shares entitled to vote thereon on May 3, 2011. The Plan, as further amended, was approved and adopted by the Board on December 6, 2013, and by the Company’s stockholders on May 6, 2014. The Plan, as further amended, was approved and adopted by the Board on February 27, 2020, and by the Company’s stockholders on May 6, 2020. The Plan, as further amended and restated, was approved and adopted by the Board on March 8, 2023, and by the Company’s stockholders on May 3, 2023. The Plan as further amended and restated hereby was approved and adopted by the Board on March 4, 2025, subject to the approval of the holders of a majority of the Shares entitled to vote thereon at the stockholders meeting to be held on May 8, 2025. The effective date of the Plan shall be the date on which the Plan, as amended and restated herein, is approved by VSE’s stockholders as contemplated by the immediately preceding sentence (the “Effective Date).

15. Governing Law

The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with the laws (excluding conflict of law rules and principles) of the State of Delaware.

Executed as of March 4, 2025

VSE CORPORATION
3361 ENTERPRISE WAY
MIRAMAR, FLORIDA 33025

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VSEC2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

The Virtual Annual Meeting will be held on May 8, 2025 at 10:00 am EDT.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V63622-P27871 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VSE CORPORATION

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John A. Cuomo
02) Edward P. Dolanski
03) Ralph E. Eberhart
04) Mark E. Ferguson III
05) John E. Potter
06) Bonnie K. Wachtel
07) Anita D. Britt
08) Lloyd E. Johnson

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE & ACCESS DETAILS

The 2025 Annual Meeting of Stockholders will be held virtually on
May 8, 2025 at 10:00 am EDT.
To attend, vote and submit questions during the Annual Meeting, visit and enter the 16-digit number included in
your proxy card or voting instruction card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2025 Proxy Statement and our 2024 Annual Report to Stockholders are available at www.proxyvote.com.

V63623-P27871

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VSE CORPORATION

The undersigned appoints Ralph E. Eberhart and John A. Cuomo as Proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of VSE Corporation held of record by the undersigned at the close of business on March 12, 2025 at the Annual Meeting of Stockholders of VSE Corporation to be held on May 8, 2025, or at any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE EIGHT NOMINEES TO THE BOARD OF DIRECTORS LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, AND FOR PROPOSAL 5, AND IN ACCORDANCE WITH THE JUDGEMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)